As filed with the Securities and Exchange Commission on February 26, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACV Auctions Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7389	47-2415221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

640 Ellicott Street, #321

Buffalo, New York 14203

(512) 632-1200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Chamoun

Chief Executive Officer

ACV Auctions Inc.

640 Ellicott Street, #321

Buffalo, New York 14203

(512) 632-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Alan Hambelton Shauna Bracher Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	William Zerella Chief Financial Officer ACV Auctions Inc. 640 Ellicott Street, #321 Buffalo, New York 14203 (512) 632-1200	Richard D. Truesdell, Jr. Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	$100,000,000	$10,910

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 26, 2021

             Shares

CLASS A COMMON STOCK

This is an initial public offering of shares of Class A common stock of ACV Auctions Inc. We are offering                  shares of our Class A common stock.

Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price for our Class A common stock will be between $                 and $                 per share. We have applied to list our Class A common stock on the The Nasdaq Stock Market under the symbol “ACVA.”

Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting, conversion and transfer rights. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to ten votes and may be converted at any time into one share of Class A common stock. All shares of our capital stock outstanding immediately prior to this offering, including all shares held by our executive officers, directors and their respective affiliates, and all shares issuable upon the conversion of our outstanding convertible preferred stock, will be reclassified into shares of our Class B common stock immediately prior to the completion of this offering. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale or transfer thereof, subject to certain exceptions. In addition, all shares of Class B common stock will automatically convert into shares of Class A common stock in certain circumstances, including the earlier to occur of (1) the first trading day that the outstanding shares of Class B common stock represent, in the aggregate, less than 5.0% of the then outstanding Class A and Class B common stock or (2) the tenth anniversary of this offering. See “Description of Capital Stock— Class A Common Stock and Class B Common Stock.” The holders of our outstanding Class B common stock will hold approximately                 % of the voting power of our outstanding capital stock immediately following this offering, assuming no exercise of the underwriters’ option to purchase shares of Class A common stock to cover over-allotments.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to ACV Auctions Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	See the section titled “Underwriting” for additional information regarding compensation payable to the underwriters.

The selling stockholders identified in this prospectus have granted the underwriters an option for a period of 30 days to purchase up to an additional                  shares of Class A common stock at the initial public offering price less the underwriting discounts and commissions. We will not receive any of the proceeds from the sale of any shares of Class A common stock by the selling stockholders upon any such exercise.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                 , 2021.

Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup	BofA Securities	Jefferies

Canaccord Genuity	Guggenheim Securities	JMP Securities	Piper Sandler	Raymond James

Prospectus dated                , 2021.

TRUSTED. EFFICIENT. TRANSPARENT.

ACV

391K
MARKETPLACE UNITS

2015
1K
- **Launched** acvauctions.com and first vehicle transacted

2016
5K
- **Raised** Series A

2017
24K
- **East Coast** expansion
- **Introduced** Go Green

2018
90K
- **10,000+** monthly units sold on our digital marketplace for the first time
- **Launched** ACV Transportation

2019
241K
- **100+** territories across the US
- **Launched** ACV Capital
- **Introduced** AMP (Audio Motor Profile) and Virtual Lift
- **Acquired** TrueFrame

2020
391K
- **30,000+** monthly units sold on our digital marketplace for the first time
- **Acquired** ASI
- **Ended Year** with 125 territories

ACV

AT A GLANCE

391K+
MARKETPLACE UNITS

16K+
MARKETPLACE PARTICIPANTS

$3B+
2020 MARKETPLACE GMV

$208M
2020 REVENUE

95%
2020 YOY REVENUE GROWTH

All data is as of December 31, 2020

1. Our net loss was $(77.2)M and $(41.0)M for the years ended December 31, 2019 and 2020, respectively

2. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on Marketplace Units, Marketplace Participants and Marketplace GMV

Prospectus

Through and including                 , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholders nor any of the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

For investors outside the United States: neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

i

“ACV Auctions,” the ACV logo, “True360” and our other registered and common law trade names, trademarks and service marks are the property of ACV Auctions Inc. or our subsidiaries. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

References in this prospectus to ACV as an “auction” are meant to reflect a potential customer’s understanding of the term since customers may see ACV as an alternative to a traditional auto auction, and are not intended for any other purpose.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “ACV Auctions,” “ACV,” the “company,” “we,” “our,” “us” or similar terms refer to ACV Auctions Inc. and its subsidiaries.

Our Mission

Our mission is to build and enable the most trusted and efficient digital marketplaces for buying and selling used vehicles with transparency and comprehensive data that was previously unimaginable.

Our Company

We provide a vibrant digital marketplace for wholesale vehicle transactions and data services that offer transparent and accurate vehicle information to our customers. Our platform leverages data insights and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. We strive to solve the challenges that the used automotive industry has faced for generations and provide powerful technology-enabled capabilities to our dealers and commercial partners who fulfill a critical role in the automotive ecosystem. Since inception, we have facilitated over 750,000 wholesale transactions between over 21,000 of our dealers and commercial partners. We help dealers source and manage inventory and accurately price their vehicles as well as process payments, transfer titles and manage arbitrations, and finance and transport vehicles. Our platform encompasses:

•

Digital Marketplace. Connects buyers and sellers of wholesale vehicles in an intuitive and efficient manner. Our core marketplace offering is a 20-minute live auction which facilitates instant transactions of wholesale vehicles, and is accessible across multiple platforms including mobile apps, web, and directly through API integration. We also offer transportation, financing and assurance services to facilitate the entire transaction journey.

•

Data Services. Offer insights into the condition and value of used vehicles for transactions both on and off our marketplace and help dealers, their end consumers, and commercial partners make more informed decisions to transact with confidence and efficiency.

•	Data and Technology. Underpins everything we do, and powers our vehicle inspections, comprehensive vehicle intelligence reports, digital marketplace, and operations automation platform.

The U.S. automotive market is a large and complex industry with an estimated 78 million units sold in 2019, generating approximately $1.7 trillion in sales between retail and wholesale markets. Our primary business focuses on the wholesale market, a key channel for used inventory acquisition and disposition for dealers and commercial consignors. In the wholesale market, there are an estimated 22 million used vehicles that are bought and sold annually, generating over $230 billion in sales and representing approximately 14% of the total U.S. automotive market and approximately 27% of all units sold. There are approximately 9 million dealer wholesale units that are transacted in the wholesale marketplace annually.1 We believe there are an additional approximately 5 million dealer wholesale units in the market that are transacted annually outside of established wholesale channels through direct dealer-to-dealer sales. There are also approximately 8 million units in the commercial wholesale market, sourced mainly through off-rental, off-lease, and repossessions.2 Traditional auctions play a major role in the wholesale market, which we estimate account for 50% of wholesale transactions, while the remaining transactions are completed directly or through an intermediary outside of a traditional auction.3 Even though many aspects of the automotive industry, such as retail sales and marketing, have adapted to embrace digitization, the wholesale market has been slower to transition and continues to be characterized by significant time wasted, high costs, limited vehicle and condition data, and distrust among buyers and sellers.

We power our marketplace with technology-driven products and value-added services that address the entire transaction journey, ranging from pre-inspection scheduling to post-auction services including title transferability verification, payment processing, financing, and transportation, and facilitate transactions both on and off our marketplace. Our comprehensive suite of services include ACV Transportation, ACV Capital, and our Go Green assurance, which help create a seamless and frictionless buying and selling experience for our customers to further enhance our digital marketplace. We also provide data services to our customers for use outside of our marketplace. Our True360 Reports are used by dealers and commercial partners to provide transparent vehicle information to potential buyers, including dealers as well as consumers. We believe the data and technology services enabled by our platform can bring value to the entire automotive industry and transform both wholesale and retail markets.

Our platform benefits from a virtuous cycle driven by our scaled, digital marketplace and the data and technology we leverage every day. More buyers and sellers engaging on our marketplace drives greater liquidity and greater vehicle selection, which leads to an overall better marketplace experience. This leads to greater scale, driving more vehicle and market data that helps grow our data and technology moat. As we collect more vehicle and market data, we are able to provide greater efficiency to buyers and sellers through more products, which in turn drives greater marketplace supply and scale. For example, our data and technology enables economies of scale that improve our value-added transportation and financing services. As we continue to grow and offer more comprehensive and efficient services, our customers can further benefit from a more streamlined, simple, and consistent experience across the full used vehicle lifecycle. These reinforcing flywheel effects continuously improve our scaled, digital marketplace, and data and technology and data for our customers, resulting in growth for our platform.

Since first going live with our offering in 2015, we have expanded from our first territory in Buffalo, New York to 125 territories, covering a substantial majority of all dealer locations within the continental United States. For the year ended December 31, 2020, 391,466 Marketplace Units were sold on our marketplace, representing a total Marketplace GMV of $3.3 billion, up 62.1% and 86.2%, respectively, from the same period in 2019. We generate revenue from auction fees charged to customers for transacting on our digital marketplace and we also generate revenue from the sale of value-added and data services such as ACV Transportation, ACV Capital, Go Green assurance, and True360 Reports. Because our definition of Marketplace Units does not include vehicles inspected but not sold on our digital marketplace, Marketplace GMV does not represent revenue earned by us. For the year ended December 31, 2020, we generated revenue of $208.4 million, up 95.0% from the same period in

[1]	Cox Automotive, Industry Insights 2021
[2]	Cox Automotive, Industry Insights 2021
[3]	Manheim, Used Car Market Report, 2017

2019, a net loss of $41.0 million and Adjusted EBITDA of $(30.8) million compared to a net loss of $77.2 million and Adjusted EBITDA of $(76.4) million for the same period in 2019. We continue to invest in growth to scale our company responsibly and drive towards profitability. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics” for additional information on Marketplace Units, Marketplace GMV, and Adjusted EBITDA.

Our Industry

•

The U.S. Automotive Market is Large. The U.S. automotive market is a large industry with over 78 million units sold, generating approximately $1.7 trillion in sales between retail and wholesale markets in 2019. The retail market includes sales from dealers to consumers and peer-to-peer transactions. Within the retail market, dealers sold approximately 17 million new vehicles and approximately 29 million used vehicles to consumers in 2019, while peer-to-peer transactions accounted for the sale of approximately 11 million used vehicles. The wholesale market is comprised of dealer wholesale and commercial wholesale, and provides a key channel for used inventory acquisition and disposition for dealers and commercial consignors. There are an estimated 22 million used vehicles that are bought and sold in the wholesale market, generating over $230 billion in sales and representing approximately 14% of the total U.S. automotive market. See the section titled “Business—Our Industry” for additional information and citation.

•

The Used Automotive Market is Highly Fragmented. The U.S. used automotive market is highly fragmented with over 50,000 independent and franchise dealers who sell used vehicles. The top 100 used vehicle dealers make up less than 10% of the used automotive market and the largest used vehicle dealer has less than 2% of the market.[4]

•

The Wholesale Auction Market is Complex. Traditional auctions play a major role in the wholesale market, accounting for an estimated 50% of wholesale transactions, while the remaining transactions are completed directly or through an intermediary outside of a traditional auction.[5] While most traditional auctions have evolved over time to offer online buying in the form of hybrid auctions, they lack a fully digital experience and remain constrained by the inefficiencies and operational complexities of in-person physical auctions.

•

Online Penetration in the U.S. Wholesale Market is Still in Early Stages. While dealers are getting increasingly comfortable with buying online, wholesale vehicle online penetration is still in early stages, lagging the consumer automotive market. We expect more dealers to use online solutions to source and manage their inventory in order to maximize cost-efficiency and productivity.

•

The Used Vehicle Market is Growing and Resilient. U.S. consumers have exhibited resilient vehicle ownership trends, with approximately 290 million registered vehicles on the road projected for 2020, compared to 270 million in 2017. Consumers also show increasing receptivity to purchasing used vehicles. For example, in 2019, 64% of consumers in the market for a vehicle considered buying a used vehicle, up from 59% in 2017.[6] In addition to enduring consumer demand, the used vehicle industry has shown resilience through recessionary markets and other challenging economic cycles. In fact, from 2007 to 2009, new car transactions decreased by 35%, compared to just 14% for used cars.[7]

[4]	Automotive News, Top 100 Retailers Ranked by Used-Vehicle Sales, April 2019
[5]	Manheim, Used Car Market Report, 2017
[6]	National Independent Automobile Dealers Association, Used Car Industry Report, 2019
[7]	Bureau of Transportation Statistics, New and Used Passenger Car Sales and Leases, December 2019

Our Opportunity

There are an estimated 22 million wholesale units that are transacted in the United States. Based on our average fee per unit sold in 2020 of $494, we estimate there is a total addressable market opportunity of $10.7 billion for our core auction marketplace offering, including transportation services. We believe that our digital marketplace addresses the limitations of traditional and hybrid auctions, and enables us to be successful in attracting dealers and commercial partners, including those who have historically not relied on auctions for inventory management.

We have built a robust digital marketplace and data-driven platform that can also address similar dealer challenges across the global wholesale market. While we are currently focused on the U.S. used vehicle market, which represents 36% of the global market,8 we believe the international opportunity is at least as large.

As we continue to scale our platform and invest in our business, we expect that our total addressable market will expand with the additional value-added marketplace and data services we provide to dealers and commercial partners. For example, in 2019, there were approximately 29 million vehicles sold by dealers to consumers,9 and we believe this represents a significant opportunity for our True360 Reports.

We are actively assessing opportunities to expand internationally and various expansion modes, including organic growth, partnerships and acquisitions. We are initially focused on expansion into Canada, but we plan to assess global expansion opportunities in the future. Based on our international strategy and our research into the Canadian market, we believe we may enter Canada in 2022 or possibly earlier. However, we intend to selectively evaluate potential opportunities for international expansion and cannot make any assurances as to timing. International expansion will come with various corresponding challenges, including new competitors and additional regulatory and legal obligations. International expansion will necessitate that we invest in additional sales, engineering, and administrative personnel, as well as incur additional costs associated with new compliance burdens.

Dealer Challenges

Independent and franchise dealers fulfill a critical role in the automotive industry ecosystem and are the main source of used vehicles for the retail and wholesale markets. Dealers bring ease and convenience to the consumer vehicle buying process, including local availability of vehicles, servicing, and financing. Dealers face a significant number of pain points that oftentimes challenge their ability to run their businesses efficiently and profitably.

[8]	Technavio, Global Used Car Market 2020-2024, Technavio U.S. Used Car Market 2020-2024
[9]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020

Inefficiencies in the Traditional and Hybrid Auction Processes

•	Significant time wasted

•	Costly process from uncertain appraisals, missed retail sales opportunities, and transport

•	Traditional auction services have not been built to enable a fully digital experience

Difficulty Effectively Sourcing and Selling Inventory

•	Limited reach to source inventory and difficulty finding the right vehicle

•	Turning wholesale inventory quickly and at the right price is challenging

Inability to Fully Assess Vehicle Condition

•	Evaluating vehicle condition is complicated due to lack of consistent and unbiased information

•	Disputes and mistakes are frequent and can often lead to costly reconditioning or unpredictable arbitration outcomes

Lack of Pricing Guidance

•	Every vehicle is unique

•	Pricing strategies vary and determining the right price is challenging

Our Platform

Our platform leverages data and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. Our digital marketplace offerings include our core auction offering and value-added services, ACV Transportation, ACV Capital, and our Go Green assurance. Our data services provide insights into the condition and value of used vehicles for transactions both on and off our marketplace. Our data and technology platform includes inspection, vehicle intelligence, marketplace enablement, and operations automation.

Digital Marketplace

•	Auction. Our core offering is our online auction, which facilitates instant transactions of wholesale vehicles.

•

ACV Transportation. Through our nationwide network of carrier partners, our technology platform, and dedicated service teams, we move vehicles both locally and long-haul in a cost-efficient and timely manner.

•

ACV Capital. We offer short-term inventory financing for buyers to purchase vehicles on our digital marketplace. Our financing product includes straightforward pricing, allowing our customers to know their inventory costs upfront.

•

Go Green. We provide the seller with an assurance against claims related to defects in the vehicle which we did not identify in our condition report and otherwise may have exposed the seller to loss as a result of arbitration with the buyer.

Data Services

•	True360 Report. We provide proprietary, vehicle-specific intelligence, including cosmetic and structural vehicle assessments that can be integrated into leading vehicle history report providers.

•	ACV Market Report. We provide transaction data and condition reports for comparable used vehicles, including pricing data from third-party sources.

Data and Technology

•	Inspection

•

Condition Report. Our platform enables thorough, comprehensive inspections and reports that feature approximately 100 details such as cosmetic irregularities including paint quality, as well as structural assessments that identify prior repairs or existing damages.

•	Virtual Lift. We offer a high definition look at a vehicle’s undercarriage without having to put the vehicle on a lift through Virtual Lift.

•	AMP. We allow for the clear recording and immediate sharing of a vehicle’s engine sound through our Audio Motor Profile, or AMP, solution.

•	Vehicle Intelligence. Our platform is fueled by the data we collect through our proprietary technology, inspections, and activity on our marketplace, as well as third-party market data.

•	Marketplace Enablement

•	MyACV. We provide an application that serves as our customers’ gateway to our platform through our mobile app, website, or directly leveraging our application programming interfaces, or APIs.

•

Private Auction. Our recently launched private auction offering powers private sales for dealer groups, permitting the customization of participants, schedule and duration, bidding, purchasing, and pricing rules.

•	Operations Automation. Investments in our technology platform have unlocked process workflow optimization and automation for pre- and post-auction services.

Value Proposition to Our Customers

Our competitive advantages are driven by our ability to enable trust, transparency, and confidence in an industry that has historically lacked these qualities. Our aim is to provide a streamlined, simple and consistent experience for our customers so they are able to shift their focus to the upstream parts of their businesses that matter most.

We Provide Unbiased Accuracy and Transparency

•	We provide detailed condition information and comprehensive vehicle intelligence that help our customers make the best decisions

•	Transparent, third-party objectivity is at our core

•	We provide insights into actual vehicle value

We Provide a Quick and Efficient Channel for Sourcing and Selling Inventory

•	We believe we provide the fastest means to liquidity at scale for dealers and commercial partners in the wholesale marketplace

•	We eliminate the time requirements associated with traditional auctions

We Hold Ourselves Accountable and Responsible

•	We are partners to our customers

•	Our data and technology help increase buyer confidence and decrease disputes, and bring ease to the arbitration process

We Drive Deeper Insights through Data Aggregation to Value Vehicles Better and Optimize our Marketplace Experience

•	We grow our data repository from a multitude of interactions across the entire transaction journey, from pre-inspection scheduling to post-auction services

We Provide a Holistic Solution for Wholesale Vehicle Acquisition and Disposition

•	We handle every step of the process

•	We reduce the complexity of logistics

•	We have financing options that our dealers need

We Supplement Our Digital Platform with Dedicated Account Management and Customer Service

•	While we are committed to digitizing the wholesale vehicle auction process, we recognize that some steps still require the human touch to maximize the trust and transparency

•	We focus on the highest quality customer service which helps win and keep customers long-term

Why We Win

•

Transparent, Digital Approach Unlocks a More Efficient Market. Our digital marketplace and comprehensive suite of products and services provides greater access to trusted inventory and speed to liquidity for our dealers and commercial partners. We pioneered what we believe to be the wholesale market’s first seller assurance service, Go Green, which provides the seller with an assurance against claims of defects in the vehicle that are not disclosed in our condition report and which otherwise may have exposed the seller to loss as a result of arbitration with the vehicle buyer. We believe our approach instills more confidence for our customers to transact digitally and we enable transactions that may not have happened in the traditional auction process.

•

Industry Leading Digital Marketplace with Significant Scale. The power of our platform is evidenced through our scale and growth. In 2020, we had 16,215 active Marketplace Participants generating $3.3 billion Marketplace GMV through our marketplace, which increased by 29.6% and 86.2%, respectively, from the prior year. Our digital marketplace provides sellers with an efficient channel to wholesale their vehicles and access to thousands of dealers nationwide, and provides buyers with a real-time view of extensive vehicle inventory, all at the touch of a button. As of December 31, 2020, our territory managers and VCIs operated across 125 territories. We believe our ability to build vibrant local and regional networks of Marketplace Participants, combined with our nationwide coverage, creates a strong competitive advantage.

•

Comprehensive Suite of Products and Services Deepening Relationships with Our Customers. We offer a comprehensive suite of products and services that help create a seamless experience and remove the friction and pain points associated with the traditional wholesale process. Through services such as ACV Transportation and ACV Capital, we help our customers manage the entire transaction journey on our platform.

•

Growing Technology and Data Moat. Our growing repository of data enables transparent, comprehensive, and accurate vehicle information that our customers can trust, powering more efficient and frictionless vehicle transactions both on and off our marketplace. Through the connection of hundreds of discrete data points collected along the entire used vehicle transaction journey, we improve existing products and react dynamically to our customers’ needs.

•

Attractive Territory Cohort Economics. As our territories mature and scale, territory-level economics tend to improve driven by more cost-efficient operations and greater customer affinity for our offerings. As we reach greater scale and higher levels of density in a territory, we typically experience lower inspection cost per vehicle and better overall economics per transaction.

•

Mission-Driven Culture and Proven Team. We believe the happiness of our teammates leads to successful business operations, and comes from learning and engaging in fulfilling work, which results in ample professional growth opportunities. Additionally, we represent the successful creation of an entrepreneurial ecosystem in our hometown, and our success enables us to attract some of the best talent in the region and across the country. Our leadership team is composed of seasoned executives with demonstrated track records of scaling businesses across auto, consumer, and marketplace companies.

Our Growth Strategies

•

Increase the Number of Marketplace Participants on Our Platform. We believe there are significant opportunities to continue to grow the number of dealers and commercial partners on our platform. We intend to attract new dealers and commercial partners with targeted sales and marketing efforts focused on educating potential Marketplace Participants as to the benefits of our offerings.

•

Drive Greater Share of Wholesale Transactions with Existing Customers. While our industry leading digital marketplace has and will continue to enable us to grow the number of dealers on our platform over time, we believe that we have room to increase the number of wholesale transactions from existing customers. Additionally, in providing inspection services for our commercial partners with True360 Reports we expect a growing number of commercial consignors to utilize our digital marketplace and data services in the future.

•

Introduce New Products. We plan to leverage our extensive data and technology capabilities to continue to introduce new and complementary products and services. One area of focus is the development of data-powered products that enable our customers to buy and sell used vehicles more effectively in a hyper digital world, and help fuel growth across dealer wholesale, commercial wholesale, and consumer-to-dealer channels. Additionally, we are focused on discovering new products that will continue to power our pricing engine and complement our market reports.

•	Pursue Targeted Acquisitions. We believe that the complexity of the automotive industry provides substantial opportunity for investment to strengthen our competitive moat.

•

Expand Internationally. The U.S. used vehicle market represents approximately 36% of the global market.[10] By leveraging our data and technology platform and our go-to-market expertise developed in the United States, we plan to thoughtfully expand to new countries and offer services that we believe best suit the needs of those markets.

Competition

We mainly compete with large, national offline vehicle auction companies, such as Manheim, a subsidiary of Cox Enterprises, Inc., and KAR Auction Services. The offline vehicle auction market in North America is largely consolidated, with Manheim and KAR Auction Services serving as large players in the market, accounting for an estimated 70% of the wholesale auction market. Both of these traditional offline vehicle auction companies are expanding into the online channel and have launched online auctions in connection with their physical auctions. We also compete with a number of smaller digital auction companies, as well as smaller chains of auctions and independent auctions.

Risk Factors Summary

We have a limited operating history, and have experienced net losses in each annual period since inception. We are not certain whether or when we will achieve or maintain profitability in the future. Our future success depends on our ability to compete successfully and to successfully adapt to

[10]	Technavio, Global Used Car Market 2020–2024, U.S. Used Car Market 2020–2024

industry changes over time. For these and other reasons described more fully in the section titled “Risk Factors” below, we may not be able to realize the full benefits of our strengths or be able to successfully execute all or part of our strategy. Accordingly, before investing in our Class A common stock, you should consider our prospects in light of the costs, uncertainties and difficulties frequently encountered by companies in a similar stage of development or industry as ours. Some of the more significant challenges include the following:

•	Our recent, rapid growth may not be indicative of our future growth.

•	We have a history of operating losses and we may not achieve or maintain profitability in the future.

•

We have a limited operating history, and our future results of operations may fluctuate significantly due to a wide range of factors, which makes it difficult to forecast our future results of operations.

•	Our ability to expand our products and services may be limited, which could negatively impact our growth rate, revenue and financial performance.

•	We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and results of operations.

•	Our business is sensitive to changes in the prices of used vehicles.

•	Decreases in the supply of used vehicles coming to the wholesale market may impact sales volumes, which may adversely affect our revenue and profitability.

•	The loss of sellers could adversely affect our results of operations and financial position, and an inability to increase our sources of vehicle supply could adversely affect our growth rates.

•	We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business.

•	Prospective purchasers of vehicles may choose not to shop online, which would prevent us from growing our business.

•	Failure to properly and accurately inspect the condition of vehicles sold through our marketplace, or to deal effectively with fraudulent activities on our platform, could harm our business.

•	Our operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect our financial condition and operating results.

•	General business and economic conditions, and risks related to the larger automotive ecosystem, including customer demand, could reduce auto sales and profitability, which may harm our business.

•	We may not properly leverage or make the appropriate investment in technology advancements, which could result in the loss of any sustainable competitive advantage in products, services and processes.

•	We rely on third-party technology and information systems to complete critical business functions and such reliance may negatively impact our business.

•

A significant disruption in service of, or other performance or reliability issues with, our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business.

•	Failure to adequately obtain, maintain, protect and enforce our intellectual property rights, including our technology and confidential information, could harm our business.

•

We operate in highly regulated industries and either are or may be subject to a wide range of federal, state and local laws and regulations and our failure to comply with these laws and regulations may force us to change our operations or harm our business.

•

We previously identified a material weakness in our internal control over financial reporting, and if we are unable to achieve and maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

Corporate Information

We were incorporated in Delaware in December 2014. Our principal executive offices are located at 640 Ellicott Street, #321, Buffalo, New York 14203, and our telephone number is (800) 553-4070. Our website address is www.acvauctions.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING

Class A common stock offered by us	shares

Option to purchase additional shares of Class A common stock offered by the selling stockholders	shares

Class A common stock to be outstanding after this offering	shares ( shares if the option to purchase additional shares from the selling stockholders is exercised in full)

Class B common stock to be outstanding after this offering	shares ( shares if the option to purchase additional shares from the selling stockholders is exercised in full)

Total Class A common stock and Class B common stock to be outstanding after this offering	shares

Use of proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $             million, assuming an initial public offering price of $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. See the section titled “Use of Proceeds” for additional information.

Voting rights

Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. Class A common stock will be entitled to one vote per share and Class B common stock will be entitled to ten votes per share. Each share of Class B common stock will automatically convert into one share of Class A common stock upon any sale or transfer thereof, subject to certain exceptions. In addition, all shares of Class B common stock will automatically convert into shares of Class A common stock in certain circumstances, including on the earlier to occur of (1) the first trading day that the outstanding shares of Class B common stock represent, in the aggregate, less than 5.0% of the then outstanding Class A and Class B common stock or (2) the tenth anniversary of this offering.

Holders of Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation that will be in effect upon the completion of this offering. The holders of our outstanding Class B common stock will hold approximately         % of the voting power of our outstanding capital stock following this offering (or         % of the voting power of our outstanding capital stock following this offering if the underwriters exercise their option in full to purchase additional shares of Class A common stock from the selling stockholders to cover over-allotments) and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.

Selling stockholders; concentration of ownership	The selling stockholders identified in this prospectus have granted the underwriters an option to purchase shares of Class A common stock. Following this offering, the holders of our outstanding Class B common stock will hold approximately % of our outstanding capital stock and control approximately % of the voting power of our outstanding capital stock (or % of our outstanding capital stock and % of the voting power of the total voting power of our outstanding capital stock following this offering if the underwriters exercise their option in full to purchase additional shares of Class A common stock from the selling stockholders to cover over-allotments), and our executive officers, directors and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will hold, in the aggregate, approximately % of our outstanding capital stock and control approximately % of the voting power of our outstanding capital stock (or % of our outstanding capital stock and % of the voting power of the total voting power of our outstanding capital stock following this offering if the underwriters exercise their option in full to purchase additional shares of Class A common stock from the selling stockholders to cover over-allotments), without giving effect to any purchases that these holders may make through our directed share program or otherwise in this offering. See the section titled “Principal and Selling Stockholders” for additional information.

Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 5% of the shares of Class A common stock offered by this prospectus to certain individuals, including our directors, employees and certain friends and family of ACV identified by our directors and management, through a directed share program. Any shares purchased in the directed share program will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered under this prospectus. See the section titled “Underwriting.”

Risk factors	You should carefully read the section titled “Risk Factors” beginning on page 19 and the other information included in this prospectus for a discussion of facts that you should consider before deciding to invest in shares of our Class A common stock.

Proposed Nasdaq Stock Market trading symbol	“ACVA”

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of Class A common stock outstanding as of December 31, 2020 and 275,202,619 shares of Class B common stock outstanding as of December 31, 2020, and excludes:

•

19,866,836 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2020 under our 2015 Long-Term Incentive Plan, or 2015 Plan, with a weighted-average exercise price of $1.08 per share;

•

1,267,400 shares of Class B common stock issuable on the exercise of stock options granted subsequent to December 31, 2020 under our 2015 Plan, with a weighted-average exercise price of $4.05 per share;

•	500,000 shares of Class B common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of December 31, 2020 under our 2015 Plan;

•	3,792,472 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to December 31, 2020 under our 2015 Plan;

•

                 shares of Class A common stock reserved for future issuance under our 2021 Equity Incentive Plan, or 2021 Plan, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans”; and

•

                 shares of Class A common stock reserved for issuance under our 2021 Employee Stock Purchase Plan, or ESPP, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

In addition, unless we specifically state otherwise, the information in this prospectus assumes:

•	a -for- stock split of our common stock and convertible preferred stock to be effected prior to the completion of this offering;

•

the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;

•

the reclassification of our outstanding common stock into an equal number of shares of our Class B common stock and the authorization of our Class A common stock, each of which will occur immediately prior to the completion of this offering;

•

the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 230,538,501 shares of Class B common stock, which will occur immediately prior to the completion of this offering;

•	no exercise of the underwriters’ option to purchase up to an additional shares of Class A common stock from the selling stockholders in this offering; and

•	no exercise of the outstanding stock options or settlement of the outstanding RSUs described above.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The summary consolidated statements of operations data for the years ended December 31, 2019 and 2020 and the summary consolidated balance sheet data as of December 31, 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2018 has been derived from our audited financial statements not included in this prospectus. You should read the consolidated financial data set forth below in conjunction with our audited consolidated financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future.

	Year Ended December 31,
	2018	2019	2020
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Marketplace and service revenue	$29,247	$87,750	$173,120
Customer assurance revenue	6,289	19,097	35,237

Total revenue	35,536	106,847	208,357
Operating expenses:
Marketplace and service cost of revenue (excluding depreciation and amortization)(1)	15,840	65,962	83,553
Customer assurance cost of revenue (excluding depreciation and amortization)	5,680	16,816	29,496
Operations and technology(1)	15,613	39,626	64,998
Selling, general and administrative(1)	34,257	62,439	64,882
Depreciation and amortization	271	1,286	6,075

Total operating expenses	71,661	186,129	249,004

Loss from operations	(36,125)	(79,282)	(40,647)
Other income (expense):
Interest income	362	2,093	748
Interest expense	—	—	(633)

Total other income (expense)	362	2,093	115
Loss before income taxes	(35,763)	(77,189)	(40,532)
Provision for income taxes	11	27	489

Net loss	(35,774)	(77,216)	(41,021)

Loss per share, basic and diluted(2)	$(1.02)	$(2.10)	$(0.95)

Weighted-average shares used to compute loss per share, basic and diluted(2)	34,944,521	36,740,501	43,193,019

Pro forma loss per share, basic and diluted(2)

Weighted-average shares used to compute pro forma loss per share, basic and diluted(2)

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2018	2019	2020
	(in thousands)
Marketplace and service cost of revenue (excluding depreciation and amortization)	$6	$11	$56
Operations and technology	63	172	864
Selling, general and administrative	7,150	815	4,785

Stock-based compensation expense	$7,219	$998	$5,705

(2)

See Note 17 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted (loss) per share attributable to common stockholders, pro forma (loss) per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

	As of December 31, 2020
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$233,725	$	$
Working capital(4)	187,704
Total assets	404,550
Total liabilities	177,910
Convertible preferred stock	366,332
Total stockholders’ (deficit) equity	(139,692)

(1)

The pro forma consolidated balance sheet data gives effect to (a) the reclassification of our outstanding common stock into an equal number of shares of Class B common stock, (b) the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 230,538,501 shares of Class B common stock and (c) the filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur immediately prior to the completion of this offering.

(2)

The pro forma as adjusted consolidated balance sheet data gives effect to (a) the items described in footnote (1) above and (b) our receipt of estimated net proceeds from the sale of                shares of Class A common stock that we are offering at an assumed initial public offering price of $                per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $                per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, working capital, total assets, and total stockholders’ (deficit) equity by $                million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by $                million, assuming the assumed initial public offering price of $                per share of Class A common stock remains the same, and after deducting the estimated underwriting discounts and commissions.

(4)	Working capital is defined as current assets less current liabilities.

Key Operating and Financial Metrics

	Year Ended December 31,
	2018	2019	2020
Marketplace Units(1)	90,128	241,477	391,466
Marketplace GMV(1)	$635 million	$1.8 billion	$3.3 billion
Marketplace Participants(1)	5,882	12,514	16,215
Adjusted EBITDA(1) (2)	$(28.6) million	$(76.4) million	$(30.8) million

(1)

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics” included elsewhere in this prospectus for our definitions of these metrics.

(2)

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (a) depreciation and amortization; (b) stock-based compensation expense; (c) interest (income) expense; and (d) other (income) expense, net. Adjusted EBITDA is a financial measure is not calculated in accordance with generally accepted accounting principles in the United States. See section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Non-GAAP Financial Measures” for more information, including the limitations of such measure and a reconciliation of Adjusted EBITDA to net loss.

RISK FACTORS

This offering and an investment in our Class A common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before you decide to purchase shares of our Class A common stock. If any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. As a result, the trading price of our Class A common stock could decline and you could lose all or part of your investment in our Class A common stock.

Risks Related to Our Growth and Capital Requirements

Our recent, rapid growth may not be indicative of our future growth.

Our revenue was $106.8 million and $208.4 million for the years ended December 31, 2019 and 2020, respectively. You should not rely on the revenue growth of any prior period as an indication of our future performance. Even if our revenue continues to increase, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business, increased competition, changes to technology, a decrease in the growth of our overall market or our failure, for any reason, to continue to take advantage of growth opportunities. Overall growth of our revenue depends on a number of additional factors, including our ability to:

•	increase the number of customers transacting on or through our platform, as well as increase the use of our products and services from new or existing customers;

•	further enhance the quality of our platform and value-added products and services, introduce high quality new products and services on our platform, and develop technology related thereto;

•	price our products and services effectively so that we are able to attract new customers and expand transactions through our existing customers;

•	effectively grow the size of our workforce to address demand for our products and services over time;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our platform;

•	successfully achieve our marketing goals and increase awareness of our brand; and

•	successfully compete with our competitors.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability.

Our business has grown rapidly as new customers have begun to trust and use our online platform and value-added products and services as a new way to buy and sell their vehicles to other dealers. However, our business is relatively new and has operated at substantial scale for only a limited period of time. Given this limited history, it is difficult to predict whether we will be able to maintain or grow our business. Our historical revenue or revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platform, products and services and attract customers, as well as increasing competition and increasing expenses as we continue to grow our business. We also expect that our business will evolve in ways that may be difficult to predict. For example, over time our investments that are intended to drive new customer traffic to our platform may be less productive than expected. In the event of this or any other adverse developments, our continued success will depend on our ability to successfully adjust our strategy to meet changing market dynamics. If we are unable to do so, our business may be harmed.

In addition, as a result of the ongoing COVID-19 pandemic, our operating results in 2020 may not be indicative of our future performance. Beginning in March 2020, our customers’ operations were initially significantly disrupted in certain jurisdictions, causing a temporary significant decrease in activity on our online marketplace. Our operating results were initially negatively impacted by the COVID-19 pandemic at the end of the first quarter and the beginning of the second quarter of 2020. This initial negative disruption began to subside in May 2020 as the demand for used vehicles on a national level began to outpace supply, leading to higher used vehicle valuations and a higher percentage of successful auctions, and as dealers and commercial partners looked to an online marketplace to transact remotely. These market and industry trends combined with the strength of our service offerings drove favorable operating results. You should not rely on our financial performance for any period of 2020 as an indication of our future performance. Moreover, we cannot predict how the COVID-19 pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether or to what extent the COVID-19 pandemic or the effects thereof may have longer term unanticipated impacts on our business.

Our recent, rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. We have experienced significant growth in the number of customers on our platform as well as the amount of data that we analyze. We have hired and expect to continue hiring additional personnel to support our rapid growth. Our organizational structure is becoming more complex as we add staff, and we will need to continue to improve our operational, financial and management controls as well as our reporting systems and procedures. This will require significant capital expenditures and the allocation of valuable management resources to grow and adapt in these areas without undermining our corporate culture of teamwork. If we cannot manage our growth effectively to maintain the quality and efficiency of our customers’ experience, our business may be harmed.

We have a history of operating losses and we may not achieve or maintain profitability in the future.

We have experienced net losses in each annual period since inception. We generated a net loss of $77.2 million and $41.0 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $167.0 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of revenue to sustain or increase our growth or achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations if our revenue does not increase sufficiently to cover increased costs. In particular, we intend to continue to expend substantial financial and other resources on:

•	our online platform, including systems architecture, scalability, availability, performance and security;

•	the development of new products and services, as well as investments in further optimizing our existing products and services;

•

our sales organization, operations teams, and customer support teams to engage our existing and prospective customers, increase usage by existing customers, drive adoption of our products, expand use cases and integrations and support international expansion;

•	acquisitions or strategic investments;

•	expansion into new territories, including in markets outside of the United States;

•	increased headcount; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

Our efforts to grow our business may not be successful or may be costlier than we expect, or the rate of our growth in revenue may be slower than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications or delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and Class A common stock may significantly decrease.

We have a limited operating history, and our future results of operations may fluctuate significantly due to a wide range of factors, which makes it difficult to forecast our future results of operations.

We commenced operations in 2014. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our revenue and results of operations have historically varied from period to period, and we expect that they will continue to do so; therefore, our historical revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, many of which are outside of our control, including:

•	the level of demand for our online marketplace and our value-added products and services, including fluctuation in our business due to the impact of COVID-19;

•	our ability to retain existing customers, as well as our ability to increase sales of our full platform of products and services to existing customers;

•	growth rates and variations in the revenue mix of our marketplace and inspection products and services offerings;

•	the timing and growth of our business, in particular through our hiring of new employees and expansion into additional markets;

•	changes in our business model;

•	the timing of our adoption of new or revised accounting pronouncements applicable to public companies and the impact on our results of operations;

•

the introduction of new products and services and enhancement of existing products and services by existing competitors or new entrants into our market, and changes in pricing offered by us or our competitors;

•	network outages, security breaches, technical difficulties or interruptions with our platform;

•	changes in the growth rate of the markets in which we compete;

•	changes in customers’ budgets;

•	seasonal variations related to sales and marketing and other activities;

•	our ability to control costs, including our operating expenses;

•	our ability to recruit, train and retain our inspectors;

•	the perception of our business and brand among our customer base;

•	unforeseen litigation and actual or alleged intellectual property infringement, misappropriation or other violation;

•	fluctuations in our effective tax rate; and

•	general economic and political conditions, as well as economic conditions specifically affecting the automotive industry.

Any one of these or other factors discussed elsewhere in this prospectus or the cumulative effect of some of these factors may result in fluctuations in our revenue and operating results, meaning that quarter-to-quarter comparisons of our revenue, results of operations and cash flows may not necessarily be indicative of our future performance and may cause us to miss our guidance and analyst expectations and may cause the price of our Class A common stock to decline.

We have also encountered, and will continue to encounter, other risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, including as a result of changes driven by developments related to the ongoing COVID-19 pandemic, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business may be harmed.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business may be harmed.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to develop new products or services or further improve existing products and services, expand our geographical footprint, enhance our operating infrastructure, increase our marketing and sales expenditures to improve our brand awareness, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Moreover, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to operate our business, obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, results of operations and financial condition may be harmed.

Risks Related to Our Business, Our Brand and Our Industry

Our ability to expand our products and services may be limited, which could negatively impact our growth rate, revenue and financial performance.

Currently, our platform consists of our digital marketplace, including our auction and value-added services, ACV Capital and ACV Transportation, Go Green assurance and data services, including our True360 and ACV Market reports, and data and technology, including our inspection services. If we introduce new products and services or expand existing offerings on our platform, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets may place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources to familiarize ourselves with such frameworks and the possibility that returns on such investments may not be achieved for several years, if at all. In attempting to establish new offerings, we expect to incur significant expenses and face various other challenges, such as expanding our engineering team, sales team and management personnel to cover these markets and complying with complicated regulations that apply to these markets. In addition, we may not successfully demonstrate the value of these value-added products and services to customers, and failure to do so would compromise our ability to successfully expand into these additional revenue streams. Any of these risks, if realized, may harm our business, results of operations and financial condition.

We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and results of operations.

We mainly compete with large, national offline vehicle auction companies, such as Manheim, a subsidiary of Cox Enterprises, Inc., and KAR Auction Services. The offline vehicle auction market in North America is largely consolidated, with Manheim and KAR Auction Services serving as large players in the market. Both of these traditional offline vehicle auction companies are expanding into the online channel and have launched online auctions in connection with their physical auctions, including Manheim Express and TradeRev/BacklotCars (KAR Auction Services’ mobile application). We also compete with a number of smaller digital auction companies. In addition, we compete with smaller chains of auctions and independent auctions. Our dealers also compete on vehicles that may go to peer-to-peer online marketplaces such as Facebook, Craigslist, eBay Motors and Nextdoor.com.

Our future success also depends on our ability to respond to evolving industry trends, changes in customer requirements and new technologies. If new industry trends take hold, the automotive remarketing industry’s economics could significantly change, and we may need to incur additional costs or otherwise alter our business model to adapt to these changes. Some of our competitors have much greater financial and marketing resources than we have, may be able to respond more quickly to evolving industry dynamics and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of new or emerging services and technologies. Our ability to successfully grow through investments in the area of emerging opportunities depends on many factors, including advancements in technology, regulatory changes and other factors that are difficult to predict. If we are unable to compete successfully or to successfully adapt to industry changes, our business may be harmed.

Our business is sensitive to changes in the prices of used vehicles.

Any significant changes in retail prices for new or used vehicles could harm our business. For example, if retail prices for used vehicles rise relative to retail prices for new vehicles, it could make buying a new vehicle more attractive to consumers than buying a used vehicle, which could result in reduced used vehicle wholesale sales and adversely impact our business, results of operations and financial condition. Used vehicle prices may affect the volume of vehicles entered for sale in our marketplace and the demand for those used vehicles, the fee revenue per unit, and our ability to retain customers. When used vehicle prices are high, used vehicle dealers may retail more of their trade-in vehicles on their own rather than selling them through our marketplace. Additionally, manufacturer incentives, including financing, could contribute to narrowing the price gap between new and used vehicles.

Our business depends on growing the share of wholesale transactions from existing customers, and the failure to do so would have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to grow the share of wholesale transactions from existing customers, increasing the number of wholesale transactions they conduct on our platform. Our customers have no obligation to conduct a minimum number of transactions on our platform or to continue using our platform over time. In order for us to maintain or improve our results of operations, it is important that our customers continue using our platform and increase the share of wholesale transactions which they complete on our platform. We cannot accurately predict whether we will grow the share of wholesale transactions from existing customers. The volume of transactions from existing customers may decline or fluctuate as a result of a number of factors, including business strength or weakness of our customers, customer satisfaction with our platform and other offerings, our fees, the capabilities and fees of our competitors or the effects of global economic conditions. These factors may also be exacerbated if, consistent with our growth strategy, our customer base continues to grow to encompass larger enterprises, which may also require more sophisticated and costly sales efforts. If our customers do not continue to use our digital marketplace or purchase additional services from us, our revenue may decline and our business, financial condition and results of operations may be harmed.

Decreases in the supply of used vehicles coming to the wholesale market may impact sales volumes, which may adversely affect our revenue and profitability.

Decreases in the supply of used vehicles coming to the wholesale market could reduce the number of vehicles sold through our marketplace. The number of new and used vehicles that are purchased or leased by consumers affects the supply of vehicles coming to auction in future periods. For example, an erosion of retail demand for new and used vehicles could cause lenders to reduce originations of new loans and leases, and lead to manufacturing capacity reductions by automakers selling vehicles in the United States. Capacity reductions could depress the number of vehicles coming to the wholesale market in the future in the future and could lead to reduced numbers of vehicles from various suppliers, negatively impacting auction volumes. If the supply of used vehicles coming to the wholesale market declines, our revenue and profitability may be harmed.

The loss of sellers could adversely affect our results of operations and financial position, and an inability to increase our sources of vehicle supply could adversely affect our growth rates.

Vehicle sellers may cease to use our marketplace in particular markets from time to time, or may choose to sell some of their vehicles through other auction companies with which we compete, which could affect our revenue in the markets in which such sellers are based. There can be no assurance that our existing customers will continue to sell their vehicles through our marketplace. Furthermore, there can be no assurance that we will be able to obtain new vehicle sellers as customers or that we will be able to retain our existing supply of used vehicles. In addition, a failure to increase our sources of vehicle supply could adversely affect our earnings and revenue growth rates.

We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including our revenue, net loss and cash flow have in the past varied, and we expect will in the future vary, significantly based in part on, among other things, vehicle-buying patterns. Vehicle sales typically peak late in the first calendar quarter, with the lowest relative level of industry vehicle sales occurring in the fourth calendar quarter. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Used vehicle pricing is also impacted by seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year.

Other factors that may cause our quarterly results to fluctuate include, without limitation:

•	our ability to attract new customers;

•	our ability to generate revenue from our value-added products and services;

•	changes in the competitive dynamics of our industry;

•	the regulatory environment;

•	expenses associated with unforeseen quality issues;

•	macroeconomic conditions, including, for example, conditions created by the COVID-19 pandemic which led to favorable operating results for us in the third quarter of 2020;

•	seasonality of the automotive industry; and

•	litigation or other claims against us.

In addition, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenue. As a result of these seasonal fluctuations, our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our results of operations may not be meaningful.

Prospective purchasers of vehicles may choose not to shop online, which would prevent us from growing our business.

Our success will depend, in part, on our ability to attract additional customers who have historically purchased vehicles through physical auctions, which accounted for an estimated 50% of wholesale transactions in 2019. If we fail to convince potential customers who have historically purchased vehicles entirely or primarily through physical auctions to use our digital marketplace, we may not be able to grow at the rate we expect and our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract additional buyers to our platform and convert them into participants on our online auction marketplace. Specific factors that could prevent participants from transacting on our platform include:

•	concerns about buying vehicles without the ability to physically examine such vehicles;

•	pricing that does not meet the expectations of our auction participants;

•	delayed deliveries;

•	real or perceived concerns about the quality of our inspection reports;

•	inconvenience with returning or exchanging vehicles purchased online;

•	concerns about the security of online transactions and the privacy of personal information; and

•	usability, functionality and features of our platform.

If the online market for vehicles does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially adversely affected.

Failure to properly and accurately inspect the condition of vehicles sold through our marketplace, or to deal effectively with fraudulent activities on our platform, could harm our business.

We face risks with respect to the condition of vehicles sold through our marketplace. We are engaged to inspect the majority of vehicles sold through our marketplace. We periodically receive complaints from buyers and sellers who believe our inspection reports are not consistent with the condition of the relevant vehicle sold through our marketplace. While our arbitration policy provides that we make no representations or guarantees regarding any vehicles sold through our marketplace, if our inspection reports are found to be inaccurate or otherwise fail to disclose material defects with vehicles, we risk diminished customer confidence in and use of our services. In addition, buyers may be entitled in certain circumstances to cancellation of their purchase, which could reduce the amount of revenue we earn from the relevant sale.

In addition, through our Go Green assurance, we offer sellers an assurance with regard to our vehicle inspection services with increased protection from the provisions of our arbitration policy. When a seller elects to use our Go Green program, we are obligated to stand behind the quality of our inspection services and related inspection report. In situations where we conclude that a buyer has made a valid arbitration claim with respect to inadequate or omitted disclosures of defects in an inspection report, we must make the remedy directly to the buyer on the seller’s behalf. If we fail to provide accurate inspection reports for a large number of sellers using our Go Green assurance program, the resulting payment obligations to the buyer may adversely affect our business, results of operations and financial condition. Under the Go Green assurance program, we have the opportunity to resell the vehicle if the original transaction is unwound due to errors in the inspection report. However, the second buyer may only be willing to pay a lower price for the vehicle than the first buyer, and we bear the risk of loss for such resale as well, which may adversely affect our results of operations and financial condition.

In addition, we face risks with respect to fraudulent activities on our platform, including the sale of illegally-acquired vehicles through our auction marketplace, the unauthorized entry into and use of our platform by persons who do not meet our criteria and standards, and participation of buyers in our auctions who have no intention to pay. For example, we have previously received complaints from a small number of buyers who purchased vehicles which were later determined to have been stolen. In addition, allegations of fraudulent activity on our auction marketplace, even if untrue, may adversely impact our reputation and our ability to attract new customers and retain current customers.

Although we have implemented measures designed to detect and reduce the occurrence of fraudulent activities on our platform and combat bad customer experiences, there can be no assurance that these measures will be effective in combating fraudulent transactions or improving overall satisfaction among sellers, buyers, and other participants. Additional measures to address fraud could negatively affect the attractiveness of our services to buyers or sellers, resulting in a reduction in the ability to attract new customers or retain current customers. Any actual or alleged future fraudulent activity may damage our reputation, or diminish the value of our brand name, either of which could adversely impact our business, results of operations and financial condition.

If the quality of our customer experience, our reputation or our brand were negatively affected, our business, results of operations and financial condition may be harmed.

Our business model is primarily based on our ability to enable customers to buy and sell used vehicles through our marketplace in a seamless, transparent and hassle-free transaction. If our customers fail to perceive us as a trusted brand with a strong reputation and high standards, or if an event occurs that damages our reputation or our brand, it could adversely affect customer demand and adversely affect our business, results of operations and financial condition. Even the perception of a decrease in the quality of our customer experience or brand could impact results. Our high rate of growth makes maintaining the quality of our customer experience more difficult.

Complaints or negative publicity about our business practices, inspection quality, compliance with applicable laws and regulations, data privacy and security or other aspects of our business, especially on blogs and social media websites, could diminish customer confidence in our platform and adversely affect our brand, irrespective of their validity. The growing use of social media increases the speed with which information and opinions can be shared and thus the speed with which our reputation can be damaged. If we fail to correct or mitigate misinformation or negative information about us, our platform, our customer experience, our brand or any aspect of our business, including information spread through social media or traditional media channels, it may harm our business, results of operations and financial condition.

We rely on third-party carriers to transport vehicles throughout the United States and are subject to business risks and costs associated with such carriers and with the transportation industry, many of which are out of our control.

We rely on third-party carriers to transport vehicles sold through our marketplace to our customers. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. Our third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of timeliness and care while handling the vehicles, which may harm our business.

Our future growth and profitability relies on the effectiveness and efficiency of our sales and marketing efforts, and these efforts may not be successful.

We rely on our sales and marketing organization to increase brand visibility among dealers and attract potential customers. Sales and marketing expenses are and will continue to be a significant component of our operating expenses, and there can be no assurance that we will achieve a meaningful return on investment on such expenditures, particularly as we expand our operations into new geographic areas. We continue to evolve our marketing strategies and no assurance can be given that we will be successful in developing effective messages and in achieving efficiency in our sales and marketing expenditures.

Our marketing initiatives aim to drive brand awareness and engagement among dealers in order to position us as the trusted online wholesale marketplace. We acquire new dealers through a variety of marketing channels including social media, search engine optimization and brand-oriented marketing campaigns, and we have expanded our in-house marketing significantly in recent years. Future growth and profitability will depend in part on the cost and efficiency of our promotional advertising and marketing programs and related expenditures, including our ability to create greater awareness of our platform and brand name, to appropriately plan for future expenditures and to drive the promotion of our platform. If we are unable to recover our marketing costs through increases in customer traffic and incremental sales, or if our marketing campaigns are not successful or are terminated, our growth may suffer and our business may be harmed.

We bear settlement risk for vehicles sold through our auctions.

We bear settlement risk in connection with sales made through our platform. We settle transactions among buyers and sellers using our marketplace, and as a result, the value of each vehicle sold passes through our balance sheet. Since revenue for vehicles does not include the gross sales proceeds, failure to collect the receivables in full may result in a net loss up to the gross sales proceeds on a per vehicle basis in addition to any expenses incurred to collect the receivables and to provide the services associated with the vehicle. If we are unable to collect payments on a large number of vehicles, the resulting costs of unwinding the transaction and decreased fee revenue may adversely affect our results of operations and financial condition.

Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations and financial condition.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, products and platform capabilities, or technologies that we believe could complement or expand our services and platform capabilities, enhance our technical capabilities, or otherwise offer growth opportunities. Further, our anticipated proceeds from this offering increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products and platform capabilities, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. These transactions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if the resulting business from such a transaction fails to meet our expectations, our business, results of operations and financial condition may be harmed or we may be exposed to unknown risks or liabilities.

Our insurance may not provide adequate levels of coverage against claims.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. For example, insurance we maintain against liability claims may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover the types of liabilities actually incurred. A successful claim brought against us, if not fully covered by available insurance coverage, may harm our business.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our key employees or senior management could adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business may be harmed.

Risks Related to Socioeconomic Factors

Our operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect our financial condition and operating results.

In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. In response to the risks posed by the COVID-19 pandemic and to comply with applicable governmental orders, we have asked almost all of our office-based employees to work from home. In addition, we have introduced stringent new health and safety requirements for our inspectors out in the field, including use of personal protective equipment, limited travel between states, and mandatory social distancing. These and other operational changes we have implemented may negatively impact productivity and disrupt our business. We may also take further actions that alter our operations as may be required by applicable government authorities or that we determine are in the best interests of our employees.

To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and customer confidence and spending, which could materially and adversely affect our operations as well as our relationships with partners and customers and demand for used cars. Our car dealership customers’ operations were initially significantly disrupted in certain jurisdictions, causing a temporary significant decrease in activity on our online marketplace. While at this time we are working to manage and mitigate potential disruptions to our operations, and we have experienced increases in demand as compared to prior periods following the initial disruption caused by the COVID-19 pandemic, the fluid nature of the pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which may harm our business, results of operations and financial condition. We cannot predict how the COVID-19 pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether or to what extent the COVID-19 pandemic or the effects thereof may have longer term unanticipated impacts on our business, and you should not rely on our financial performance for any period of 2020 as an indication of our future performance.

Significant disruptions of global financial markets would reduce our ability to access capital, which could in the future negatively affect our liquidity. For example, our customers may be unable fulfill their obligations to us in a timely manner or at all, and to the extent our customers’ operations have been and continue to be negatively impacted, they may delay payments to us, reduce their willingness to sell or purchase vehicles through our marketplace or elect not to use our platform at all. As a result, the COVID-19 pandemic may have an adverse impact on our revenue in the near term.

The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm our business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

General business and economic conditions, and risks related to the larger automotive ecosystem, including customer demand, could reduce auto sales and profitability, which may harm our business.

Our business is affected by general business and economic conditions. The global economy often experiences periods of instability, and this volatility could increase our exposure to several risks. We are dependent on the supply of used vehicles in the wholesale market, and our financial performance depends, in part, on conditions in the automotive industry. During past global economic downturns, there has been an erosion of retail demand for new and used vehicles that, together with other factors such as financial market instability, led many lenders to reduce originations of new loans and leases and led to significant manufacturing capacity reductions by automakers selling vehicles in the United States and Canada. Capacity reductions could depress the number of vehicles that become part of the wholesale market in the future and could lead to reduced numbers of vehicles from various suppliers, negatively impacting our volumes. In addition, weak growth in or declining new vehicle sales negatively impacts used vehicle trade-ins to dealers and wholesale volumes. These factors could adversely affect our revenue and profitability.

In addition, we may experience a decrease in demand for used vehicles from buyers due to factors including the lack of availability of consumer credit and declines in consumer spending and consumer confidence. Adverse credit conditions also affect the ability of dealers to secure financing to purchase used vehicles on the wholesale market, which further negatively affects buyer demand. In addition, a reduction in the number of franchised and independent used car dealers may reduce dealer demand for used vehicles.

Consumer purchases of new and used vehicles may also be adversely affected by economic conditions such as employment levels, wage and salary levels, trends in consumer confidence and spending, reductions in consumer net worth, interest rates, inflation, the availability of consumer credit and taxation policies. Consumer purchases in general may decline during recessions, periods of prolonged declines in the equity markets or housing markets and periods when disposable income and perceptions of consumer wealth are lower. Changes to U.S. federal tax policy may negatively affect consumer spending.

In addition, the market for used vehicles may be impacted by the significant, and likely accelerating, changes to the broader automotive industry, which may render our existing or future business model or our auction marketplace and value-added products and services less competitive, unmarketable or obsolete. For example, technology is currently being developed to produce automated, driverless vehicles that could reduce the demand for, or replace, traditional vehicles, including the used vehicles that are sold through our marketplace. Additionally, ride-hailing and ride-sharing services are becoming increasingly popular as a means of transportation and may decrease consumer demand for the used vehicles, particularly as urbanization increases. To the extent retail and rental car company demand for new and used vehicles decreases, negatively impacting our volumes, our results of operations and financial position could be materially and adversely affected.

Dealer closures or consolidations could reduce demand for our products, which may decrease our revenue. In the past, the number of U.S. dealers has declined due to dealership closures and consolidations as a result of varying factors, such as increased competitive pressure from online vehicle retailers and global economic downturns. When dealers consolidate, the services they previously purchased separately are often purchased by the combined entity in a lesser quantity or for a lower aggregate price than before, leading to volume compression and loss of revenue. Further dealership consolidations or closures could reduce the aggregate demand for our platform and value-added products and services. If dealership closures and consolidations occur in the future, our business may be harmed.

Additionally, due to high fragmentation in the dealer industry, a small number of interested parties have significant influence over the industry. These parties include state and national dealership associations, state regulators, car manufacturers, consumer groups, independent dealers, and consolidated dealer groups. If and to the extent these parties believe that dealerships should not enter into or maintain business with us, this belief could become shared by dealerships and we may lose a number of our paying dealers.

Our business is subject to the risk of natural disasters, adverse weather events and other catastrophic events, and to interruption by manmade problems such as terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, global pandemics, adverse weather events, human errors, infrastructure failures and similar events. For example, the United States experienced record snowfalls affecting millions of people in early 2021, which temporarily adversely affected our operations. The third-party systems and operations on which we rely are subject to similar risks. For example, we rely on FedEx in order to ship and deliver titles in connection with vehicle sales through our marketplace, and the disruption to FedEx’s service as a result of a natural disaster could have an adverse effect on our business, financial condition and operating results. Acts of terrorism could also cause disruptions in our businesses, consumer demand or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as if a natural disaster affects main transportation routes for the delivery of vehicles. Any such disruptions could negatively affect our ability to run our business, which could have an adverse effect on our business, financial condition and operating results.

Risks Related to Information Technology and Intellectual Property

We may not properly leverage or make the appropriate investment in technology advancements, which could result in the loss of any sustainable competitive advantage in products, services and processes.

Our business is dependent on our data-driven platform. Robust information technology systems, platforms and products are critical to our operating environment, digital online products and competitive position. Understanding technology innovation is necessary to retain our competitive advantage. We may not be successful in developing, acquiring or implementing new data-driven products and services which are competitive and responsive to the needs of our customers. We might lack sufficient resources to continue to make the significant investments in information technology to compete with our competitors. Certain information technology initiatives that management considers important to our long-term success will require capital investment, have significant risks associated with their execution, and could take several years to implement. We may not be able to develop or implement these initiatives in a cost-effective, timely manner or at all. There can be no assurance that others will not acquire similar or superior technologies sooner than we do or that we will acquire technologies on an exclusive basis or at a significant price advantage. If we do not accurately predict, prepare and respond to new kinds of technology innovations, market developments and changing customer needs, our business may be harmed.

If we are unable to adequately address our customers’ increasing reliance on technology or provide a compelling vehicle search experience to customers through both our web and mobile platforms, the number of connections between buying and selling dealers using our marketplace may decline and our business, results of operations and financial condition may be harmed.

As dealers increasingly use technology-based services, including our marketplace and other offerings, our success will depend, in part, on our ability to provide customers with a robust and user-friendly experience on our platform. Given a greater focus on technology in the automotive industry, our future success depends in part on our ability to provide enhanced functionality for dealers who use the web and mobile devices to purchase used vehicles and increase the number of transactions with us that are completed by those dealers. Our ability to provide a compelling user experience, both on the web and through mobile devices, is subject to a number of factors, including:

•	our ability to maintain an attractive marketplace for our customers;

•	our ability to continue to innovate and introduce products for our marketplace;

•	our ability to launch new products that are effective and have a high degree of customer engagement;

•	our ability to maintain the compatibility of our mobile application with operating systems, such as iOS and Android, and with popular mobile devices running such operating systems; and

•

our ability to access a sufficient amount of data to enable us to provide relevant information to customers, including pricing information and accurate vehicle details which inform our inspection reports.

If use of our web and mobile marketplace is not accepted by the dealer industry, our business may be harmed.

In addition, if we fail to continue to provide a compelling user experience to our customers, the number of connections between buying and selling dealers facilitated through our marketplace could decline, which in turn could lead dealers to stop listing their inventory in our marketplace or cause buyers to look outside our platform for their wholesale purchases. If dealers stop listing their inventory in our marketplace, we may not be able to maintain and grow our customer traffic, which may cause other dealers to stop using our marketplace. This reduction in the number of dealers using our marketplace would likely adversely affect our marketplace and our business, results of operations and financial condition.

We rely on third-party technology and information systems to complete critical business functions and such reliance may negatively impact our business.

We rely on third-party technology for certain critical business functions that help us deliver our products and services and operate our business. Our business is dependent on the integrity, security and efficient operation of these systems and technologies. Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. The failure of these systems to perform as designed, the failure to maintain or update these systems as necessary, the failure of these systems to comply with applicable law, the vulnerability of these systems to security breaches or attacks or the inability to enhance our information technology capabilities, and our inability to find suitable alternatives could disrupt our operations and harm our business.

A significant disruption in service of, or other performance or reliability issues with, our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business.

Our brand, reputation and ability to attract customers depend on the reliable performance of our platform and the supporting systems, technology and infrastructure. We may experience significant interruptions to our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, bugs, vulnerabilities, computer viruses, physical or electronic break-ins or similar events, could affect the availability of our inventory on our platform and prevent or inhibit the ability of customers to access our platform. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

Problems faced by our third-party web-hosting providers, including AWS and Google Cloud, could inhibit the functionality of our platform. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Disruption of their services could cause our website to be inoperable and could harm our business. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business may be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our platform could interrupt our customers’ access to our inventory and our access to data that drives our operations, which could harm our reputation and have an adverse effect on our business, financial condition, and operating results.

We are subject to stringent and changing privacy and data security laws, regulations and standards related to data privacy and security.

There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, inconsistent between jurisdictions or conflicting with other rules. In addition, if we expand into international markets, we will be subject to a new range of detailed and complex laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data. We must also comply with operating rules and standards imposed by industry organizations such as the National Automated Clearing House Association and the Payment Card Industry Security Standards Council. Additionally, we are also subject to specific contractual requirements contained in third-party agreements governing our use and protection of personal information and other data. We generally comply with industry standards and are subject to the terms of our privacy policies and the privacy- and security-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct and operating rules and standards relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Additionally, new regulations could be enacted with which we are not familiar. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, including fines or orders requiring that we change our practices, claims for damages by affected individuals, or litigation or public statements against us by consumer advocacy groups or others and could cause customers and vendors to lose trust in us, which may harm our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put customers’ or vendors’ information at risk and could in turn harm our business. Even if we are not determined to have violated these laws or other obligations, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity.

Privacy and data security regulation in the United States is rapidly evolving. For example, California recently enacted the California Consumer Privacy Act, or CCPA, which became effective January 1, 2020. The CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches, which is expected to increase the volume and success of class action and other data breach litigation. In addition, on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act, or CPRA, which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions will become effective on January 1, 2023. Other states are considering the enactment of similar laws, and there is also discussion in Congress of a new comprehensive federal data protection and privacy law to which we likely would be subject if it is enacted. The effects of the CCPA, and other similar state or federal laws, are potentially significant and may require us to modify our data processing practices and policies, incur substantial compliance costs and subject us to increased potential liability.

Additionally, we are subject to the terms of our privacy policies, privacy-related disclosures, and contractual and other privacy-related obligations to our customers and other third parties. Any failure or perceived failure by us or third parties we work with to comply with these policies, disclosures, and obligations to customers or other third parties, or industry oversight organizations, or privacy or data security laws may result in governmental or regulatory investigations, enforcement actions, regulatory or other fines, orders requiring that we change our practices, criminal compliance orders, claims for damages by affected individuals or litigation or public statements against us by consumer advocacy groups or others, and could cause customers to lose trust in us. Any of the foregoing could be costly and have an adverse effect on our business, financial condition, and operating results.

Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could harm our business.

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the internet and ecommerce. Existing and future regulations and laws could impede the growth of the internet, ecommerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. It is not clear how existing laws governing issues such as property ownership, licensing, sales and other taxes, and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. It is possible that general business regulations and laws, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one market segment to another and may conflict with other rules or our practices. For example, federal, state and local regulation regarding privacy, data protection and information security has become more significant, and laws such as the CCPA may increase our costs of compliance. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenue and increased expenses.

It may be costly for us to comply with any of these laws or regulations, and any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and suppliers and result in the imposition of monetary liability. We also may be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business, our ability to attract new customers may be adversely affected, and we may not be able to maintain or grow our revenue and expand our business as anticipated. Any of the foregoing could have an adverse effect on our business, financial condition, and operating results.

If the security of the personal information that we or our vendors collect, store, use or process is compromised or is otherwise accessed without authorization, or if we fail to comply with our commitments, assurances or other obligations regarding the privacy and security of such information, our reputation may be harmed and we may be exposed to liability and loss of business.

Our platform allows for the storage and transmission of our customers’ proprietary or confidential information, which may include personally identifiable information. We may use third-party service providers and subprocessors to help us deliver services, including payment services, to our customers. These vendors may store or process personal information or payment card information, on our behalf.

Cyberattacks and other malicious internet-based activity continue to increase. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). We may also be the subject of phishing attacks, viruses, denial-of-service attacks, malware installation, server malfunction, software or hardware failures, loss of data or other computer assets, adware or other similar issues. While we have security measures in place designed to protect customer information and prevent data loss and other security breaches, there can be no assurance that our security measures or those of our third-party service providers that store or otherwise process certain of our and our customers’ data on our behalf will be effective in protecting against unauthorized access to our platform or our or our customers’ information, particularly given that our ability to monitor our third-party service providers’ data security is limited. The techniques used to sabotage or to obtain unauthorized access to our platform, systems, networks or physical facilities in which data is stored or through which data is transmitted change frequently and often are not identified until they are launched against a target, and we may be unable to implement adequate preventative measures or stop security breaches while they are occurring. The recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our platform, systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss. Our platform, systems, networks, and physical facilities could be breached or personal information could be otherwise compromised due to employee, contractor or customer error, negligence or malfeasance, if, for example, third parties attempt to fraudulently induce our employees, contractors or our customers to disclose information or user names or passwords, or otherwise compromise the security of our platform, networks, systems and physical facilities. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks or physical facilities utilized by our vendors.

We are required to comply with laws, rules and regulations that require us to maintain the security of personal information. We have contractual and legal obligations to notify relevant stakeholders of security breaches. We operate in an industry that is prone to cyber-attacks. Failure to prevent or mitigate cyber-attacks could result in the unauthorized access to personal information. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach.

A security breach may cause us to breach customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security breach could lead to claims by our customers or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

Further, security compromises experienced by our customers with respect to data hosted on our platform, even if caused by the customer’s own misuse or negligence, may lead to public disclosures, which could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, or cause existing customers to elect not to renew their subscriptions with us. We may be subject to indemnity demands, regulatory proceedings, audits, penalties or litigation based on our customers’ misuse of our platform with respect to such sensitive information and defending against such litigation and otherwise addressing such matters may be expensive, cause distraction and result in us incurring liability, all of which may harm our business.

Litigation resulting from security breaches may adversely affect our business. Actual or alleged unauthorized access to our or our vendors’ platform, systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our products and platform capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of personal information was disrupted, we could incur significant liability, or our platform, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

While we maintain general liability insurance coverage and coverage for errors or omissions, we cannot assure you that such coverage will be adequate or otherwise protect us from liabilities or damages with respect to claims alleging compromises of personal data or that such coverage will continue to be available on acceptable terms or at all. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Failure to adequately obtain, maintain, protect and enforce our intellectual property rights, including our technology and confidential information, could harm our business.

The protection of intellectual property, including our brand, technology, confidential information and other proprietary rights, is crucial to the success of our business. We rely on a combination of trademark, trade secret, patent, and copyright law, as well as contractual restrictions, to protect our intellectual property. While it is our policy to protect and defend our rights to our intellectual property, monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. We also cannot guarantee that any measures we take to protect our intellectual property will offer us any meaningful protection or competitive advantage, or that others will not reverse-engineer our technology or independently develop technology that has the same or similar functionality as our technology. Unauthorized parties may also attempt to copy or obtain and use our technology to develop competing solutions, and policing unauthorized use of our technology and intellectual property rights may be difficult and may not be effective. Any of our intellectual property rights could be challenged or invalidated, and any litigation to enforce or defend our intellectual property rights could be costly, divert attention of management and may not ultimately be resolved in our favor. Additionally, uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies.

As part of our efforts to protect our intellectual property, technology and confidential information, a majority of our employees and consultants have entered into confidentiality and assignment of inventions agreements, and we also require certain third parties to enter into nondisclosure agreements. However, we may fail to enter into such agreements with all applicable parties, and such agreements may also not effectively grant all necessary rights to any inventions that may have been developed by our employees and consultants. In addition, such agreements may not effectively prevent misappropriation or unauthorized use or disclosure of our trade secrets, confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our trade secrets, confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We are currently the registrant of various domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain domain names that are important for our business.

While software can, in some cases, be protected under copyright law, we have chosen not to register any copyrights in our proprietary software, and instead, primarily rely on unregistered copyrights to protect our proprietary software. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited. Our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related technology. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology may be difficult, expensive and time-consuming, and the outcome is unpredictable. Furthermore, our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related technology. Any of the foregoing could have an adverse effect on our business, financial condition, and operating results.

If we are not able to maintain, enhance and protect our reputation and brand recognition through the maintenance and protection of trademarks, our business will be harmed.

We have certain trademarks that are important to our business, such as the ACV Auctions trademark, the ACV Auctions logo and the True360 trademark. If we fail to adequately protect or enforce our rights under these trademarks, we may lose the ability to use those trademarks or to prevent others from using them, which could adversely harm our reputation and our business. While we have secured registration of several of our trademarks in the United States, and are actively seeking additional registrations in the United States and Canada, it is possible that others may assert senior rights to similar trademarks, in the United States and internationally, and seek to prevent our use and registration of our trademarks in certain jurisdictions. Our pending trademark or service mark applications may not result in such marks being registered, and we may not be able to use these trademarks or service marks to commercialize our technologies in the relevant jurisdictions.

Our registered or unregistered trademarks or service marks may be challenged, infringed, circumvented, diluted, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and service marks, which we need in order to build name recognition with partners and customers. If we are unable to establish name recognition based on our trademarks and service marks, we may not be able to compete effectively and our brand recognition, reputation, business, financial condition, and operating results may be adversely affected.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and operating results.

Our commercial success depends on our ability to develop and commercialize our products and services and use our internally developed technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. Whether merited or not, we, our partners or parties indemnified by us may face claims of infringement, misappropriation or other violation of third-party intellectual property that could interfere with our ability to market, promote and sell our brands, products and services. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making such claims and attempting to extract settlements from companies like ours. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, validity or ownership of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us we may be required to engage in or to continue claims, regardless of whether such claims have merit, that can be time-consuming, divert management’s attention and financial resources and be costly to evaluate and defend. The result of any such litigation is difficult to predict and may require us to stop commercializing or using our technology, obtain licenses, modify our platform, services and technology while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected products and services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties and upfront or ongoing fees, or grant cross-licenses to our own intellectual property rights. Such licenses may also be non-exclusive, which could allow competitors and other parties to use the subject technology in competition with us. We may also have to redesign our platform, services and technology so they do not infringe, misappropriate or otherwise violate third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Class A common stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Our use of “open source” software could adversely affect our ability to offer our products and services and subject us to possible litigation.

We use open source software in connection with our products and services. Companies that incorporate open source software into their technologies have, from time to time, faced claims challenging the use of open source software, the ownership of software that such companies believed to be open source and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute or make available across a network software and services that include open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code, on unfavorable terms or at no cost. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our internally developed source code, including that of our platform, or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous and may not have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software which, thus, may contain security vulnerabilities or infringing or broken code. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing, including a requirement to publicly disclose our internally developed source code or pay damages for breach of contract, could have a material adverse effect on our business, financial condition and results of operations and could help our competitors develop services that are similar to or better than ours.

We rely on third-party providers to perform payment-related services on our behalf, and the failure of such third-parties to adequately perform such services or comply with applicable laws could harm our business.

We rely on third-party service providers to perform services related to payment processing, identity verification and fraud analysis and detection. As a result, we are subject to a number of risks related to our dependence on third-party service providers. If any or some of these service providers fail to perform adequately or if any such service provider were to terminate or modify its relationship with us unexpectedly, it could negatively impact our buyers’ ability to pay for some services, drive customers away from our services, result in potential legal liability or heightened risk, and harm our business. In addition, we and our third-party service providers may experience service outages from time to time that could adversely impact payments made on our platform. Additionally, any unexpected termination or modification of those third-party services could lead to a lapse in the effectiveness of certain fraud prevention and detection tools.

Our third-party service providers may increase the fees they charge us in the future, which would increase our operating expenses. This could, in turn, require us to increase the fees we charge to customers and cause some customers to reduce their use of our marketplace or to leave our platform altogether.

Payments are governed by complex and continuously evolving laws and regulations that are subject to change and vary across different jurisdictions in the United States. Any failure or claim of failure on our part or the part of our third-party service providers to comply with applicable laws and regulations relating to payments could require us to expend significant resources, result in liabilities, limit or preclude our ability to enter certain markets and harm our reputation.

Risks Related to Government Regulation and Litigation

We operate in highly regulated industries and either are or may be subject to a wide range of federal, state and local laws and regulations and our failure to comply with these laws and regulations may force us to change our operations or harm our business.

The industry in which we operate is and will continue to be subject to extensive U.S. federal, state and local laws and regulations. The wholesale, financing and transportation of used vehicles are regulated by the states in which we operate and by the U.S. federal government. These laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage, processing, transfer and other use of personal information and other customer data. We are also subject to federal and state laws, such as the Equal Credit Opportunity Act and prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. We are subject to regulation by individual state financial regulatory agencies. We also are subject to audit by such state regulatory authorities. Additionally, we may be subject to regulation by individual state dealer licensing authorities and state consumer protection agencies.

The wholesale sale of used vehicles through our platform and financing offerings may be subject to state and local licensing requirements. Despite our belief that we are not subject to the licensing requirements of such jurisdictions, regulators of jurisdictions in which our customers reside for which we do not have a dealer or financing license could require that we obtain a license or otherwise comply with various state regulations. Regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions, increase our operating expenses and adversely affect our financial condition and results of operations.

In addition to these laws and regulations, our facilities and business operations are subject to a wide array of federal, state and local laws and regulations relating to occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, privacy and data security, anti-spam, content protection, electronic contracts and communications, mobile communications, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.

After the completion of this offering, we will also be subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and adversely affect our business. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change. Moreover, if we expand into additional jurisdictions, we will be subject to an increased variety of new and complex laws and regulations.

We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have an adverse effect on our business.

We are subject to various litigation matters from time to time, the outcomes of which could harm our business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

Furthermore, defending ourselves against these claims may require us to expend substantial financial resources and divert management’s attention, which could adversely impact our business, results of operations and financial condition. See “Business—Legal Proceedings.”

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

Our net operating loss carryforwards, or NOLs, and certain other tax attributes could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. Our NOLs generated in tax years beginning before January 1, 2018 are only permitted to be carried forward for 20 taxable years under applicable U.S. federal tax law. As of December 31, 2020, we had U.S. federal and state NOLs of $147.4 million and $118.2 million, respectively. Of the U.S. federal NOLs, $12.3 million will expire beginning in the year 2035 and $135.1 million will carry forward indefinitely.

Under the Tax Cuts and Jobs Act, or the Tax Act, federal NOLs generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. Under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back for five years prior to such loss. The deductibility of federal NOLs, particularly for tax years beginning after December 31, 2020, may be limited. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our NOLs and tax credit carryforwards are subject to limitations under the Internal Revenue Code of 1986, as amended, or the Code, and similar state tax laws as well as review and possible adjustment by the Internal Revenue Service and state tax authorities. Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period), the corporation’s ability to use its pre-change NOLs and certain other pre-change tax attributes to offset its post-change income and taxes may be limited. Similar rules may apply under state tax laws. We have not determined whether any such limitations apply to our business. If our ability to utilize those NOLs and tax credit carryforwards becomes limited by an “ownership change” as described above, it may not be able to utilize a material portion of our NOLs and certain other tax attributes, which could adversely affect our cash flows and results of operations.

Risks Related to Being a Public Company

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant finance, legal, accounting and other expenses, including director and officer liability insurance, that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Stock Market, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the fiscal year ending December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the date we are no longer an emerging growth company. To prepare for eventual compliance with Section 404, we will be engaged in a costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

We previously identified a material weakness in our internal control over financial reporting, and if we are unable to achieve and maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. In connection with the audit of our financial statements for the year ended December 31, 2018, we identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We determined that we had a material weakness due to the misapplication of generally accepted accounting principles, or GAAP, in the United States as it relates to revenue recognition for our Go Green assurance offering and certain stock-based compensation charges associated with deemed employee compensation in connection with a secondary offering. As a result, there were certain post-close adjustments that were required that were material to the 2018 financial statements. To address this material weakness, we hired our Chief Financial Officer and additional accounting personnel, implemented process level and management review controls and consulted third-party service providers to assist with certain technical accounting matters.

We can give no assurance that this material weakness will not reoccur or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations.

As a public company, we will be required to further design, document and test our internal controls over financial reporting to comply with Section 404. We cannot be certain that additional material weaknesses and control deficiencies will not be discovered in the future. If material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our common stock to decline. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial position or results of operations. Either of those events could have an adverse effect on the value of our common stock.

Further, even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our Class A common stock held by non-affiliates exceeded $700 million as of June 30 of such fiscal year.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

Risks Related to Ownership of Our Class A Common Stock and This Offering

The dual class structure of our common stock will have the effect of concentrating voting control with our executive officers, directors and their affiliates, which will limit your ability to influence the outcome of important decisions.

Our Class B common stock has ten votes per share and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. Our existing stockholders, all of which

hold shares of Class B common stock, will collectively beneficially own shares representing approximately                 % of the voting power of our outstanding capital stock following the completion of this offering. Our directors and executive officers and their affiliates will collectively beneficially own, in the aggregate, shares representing approximately                 % of the voting power of our outstanding capital stock immediately following the completion of this offering (or                 % if the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders to cover over-allotments is exercised in full), based on the number of shares outstanding as of December 31, 2020 and without giving effect to any purchases that these holders may make through our directed share program or otherwise in this offering. As a result, the holders of our Class B common stock will be able to exercise considerable influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or our assets, even if their stock holdings represent less than 50% of the aggregate outstanding shares of our capital stock. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. This control may adversely affect the market price of our Class A common stock.

Further, future transfers by holders of our Class B common stock will generally result in those shares converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers effected for tax or estate planning purposes. The conversion of shares of our Class B common stock into shares of our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.

We cannot predict the impact our dual class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure, combined with the concentrated control of our stockholders who held our capital stock prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indexes. In July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We will have broad discretion in the use of the net proceeds that we receive from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds that we receive from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of such proceeds. Pending use, we may invest the net proceeds that we receive from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, results of operations and financial condition could be harmed, and the market price of our Class A common stock could decline.

You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of $                 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of Class A common stock in this offering and the initial public offering price of $                 per share, which is the midpoint of the price range set forth on the cover of this prospectus. See the section titled “Dilution.”

Our stock price may be volatile, and the value of our Class A common stock may decline.

The market price of our Class A common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in our projected operating and financial results;

•	announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•	announcements or concerns regarding real or perceived quality or health issues with our products or similar products of our competitors;

•	adoption of new regulations applicable to the food industry or the expectations concerning future regulatory developments;

•	our involvement in litigation;

•	future sales of our Class A common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of our Class A common stock;

•	changes in the anticipated future size and growth rate of our market; and

•	general economic and market conditions.

Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may also negatively impact the market price of our Class A common stock.

No public market for our Class A common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

No public market for our Class A common stock currently exists. An active public trading market for our Class A common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

Future sales of our Class A common stock in the public market could cause the market price of our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equityholders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our Class A common stock.

All of our directors and officers, the selling stockholders and the holders of substantially all of our stock and securities convertible into our capital stock are subject to lock-up agreements that restrict their ability to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock for 180 days from the date of this prospectus, or the restricted period, subject to certain exceptions; provided that such restricted period will end with respect to 25% of the shares subject to each lock-up agreement if at any time after we have filed our first quarterly report on Form 10-Q, the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for 10 out of any 15 consecutive trading days ending on or after the date of the filing of our first quarterly report on Form 10-Q; and provided further that if such release were to occur within nine trading days of a regularly scheduled trading black-out period, the above referenced early expiration period will instead be the second trading day immediately following the expiration of such trading black-out period. In addition, with respect to shares not released as a result of such early release, if 180 days after the date of this prospectus occurs within nine trading days of a regularly scheduled trading black-out period, the restricted period will expire on the tenth trading day immediately preceding the commencement of such trading black-out period. Goldman Sachs & Co. LLC may, in its sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements, subject to applicable notice requirements. If not earlier released, all of the shares of Class A common stock sold in this offering will become eligible for sale upon expiration of the 180th day lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act of 1933, or the Securities Act.

In addition, there were 19,866,836 shares of Class B common stock issuable upon the exercise of options and 500,000 shares of Class B common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of December 31, 2020. We intend to register all of the shares of Class A common stock and Class B common stock issuable upon exercise or vesting of outstanding options or RSUs, respectively, or other equity incentives we may grant in the future, for public resale under the Securities Act. The shares of Class A common stock will become eligible for sale in the public market to the extent such options are exercised, subject to the lock-up agreements described above and compliance with applicable securities laws.

Further, based on shares outstanding as of December 31, 2020, holders of approximately                  shares, or                 % of our capital stock after the completion of this offering, will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our Class A common stock could decline.

The market price and trading volume of our Class A common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our Class A common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

While we have previously paid cash dividends on our capital stock, we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our Class A common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, or our chief executive officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed for cause only upon the vote of at least 66 2⁄3% of our outstanding shares of voting stock;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

require the approval of our board of directors or the holders of at least 66 2⁄3% of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Class A common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our Class A common stock in an acquisition.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative claim or cause of action brought on our behalf;

•	any claim or cause of action asserting a breach of fiduciary duty;

•	any claim or cause of action against us arising under the Delaware General Corporation Law;

•	any claim or cause of action arising under or seeking to interpret our amended and restated certificate of incorporation, or our amended and restated bylaws; and

•	any claim or cause of action against us that is governed by the internal affairs doctrine.

The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, or the Exchange Act. Furthermore, Section 22 of the Securities Act

creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expectations regarding our revenue, cost of revenue, operating expenses and other operating results, including our key metrics;

•	our ability to effectively manage our growth;

•	our ability to grow the number of Marketplace Participants on our platform;

•	our ability to acquire new customers and successfully retain existing customers and capture a greater share of wholesale transactions from our existing customers;

•	our ability to increase usage of our platform and generate revenue from our value-added services;

•	anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

•	our ability to achieve or sustain our profitability;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	the costs and success of our marketing efforts, and our ability to promote our brand;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to obtain, maintain, protect and enforce our intellectual property rights and any costs associated therewith;

•	the effect of COVID-19 or other public health crises on our business and the global economy;

•	our ability to compete effectively with existing competitors and new market entrants;

•	our ability to expand internationally;

•	our ability to identify and complete acquisitions that complement and expand our reach and platform;

•

our ability to comply or remain in compliance with laws and regulations that currently apply or become applicable to our business in the United States and other jurisdictions where we elect to do business; and

•	the growth rates of the markets in which we compete.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk

Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Among other items, certain of the market research included in this prospectus was published prior to the outbreak of the COVID-19 pandemic and did not anticipate the virus or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in the projections and estimates made by the independent third parties and us.

The sources of certain statistical data, estimates and forecasts contained in this prospectus are the following independent industry publications or reports:

•	Automotive News, Top 100 Retailers Ranked by Used-Vehicle Sales, April 2019;

•	Bureau of Transportation Statistics, New and Used Passenger Car Sales and Leases, December 2019;

•	Cox Automotive, Industry Insights 2021;

•	Hedges & Company, U.S. Vehicle Registration Statistics, November 2020;

•	IAA, Investor Presentation, November 2020;

•	iSeeCars, Used Car Sales Study, 2020;

•	J.D. Power, COVID-19 Used Update, May 2020;

•	J.D. Power Valuation Services, June 2020;

•	Manheim, Used Car Market Report, 2017;

•	National Automobile Dealers Association, Average Dealership Profile, 2019;

•	National Automobile Dealers Association, Mid Year Report, 2020;

•	National Independent Automobile Dealers Association, Used Car Industry Report, 2019;

•	National Independent Automobile Dealers Association, Used Car Industry Report, 2020; and

•	Technavio, Global Used Car Market 2020–2024, U.S. Used Car Market 2020–2024.

Certain statistical information in this prospectus is also based on a 2020 survey we conducted of independent and franchise dealers, which we refer to as our 2020 ACV Survey. Each of the dealers was, at the time of response, a user of our platform and services.

Unless otherwise noted, in this prospectus we cite a source the first time a statement relying upon that source is made, and do not include citations subsequently when that statement is repeated.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $                 million based on an assumed initial public offering price of $                 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of Class A common stock in this offering by the selling stockholders identified in this prospectus in the event that the underwriters exercise their option to purchase additional shares.

A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $                 million, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $                 million, assuming the assumed initial public offering price of $                 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds we receive from this offering to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time.

We will have broad discretion over how to use the net proceeds we receive from this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions (including any restrictions in our then-existing debt arrangements), capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

•	on an actual basis;

•

on a pro forma basis, giving effect to (1) the reclassification of our common stock into an equal number of shares of Class B common stock, (2) the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 230,538,501 shares of Class B common stock and (3) the filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis, giving effect to (1) the pro forma adjustments described above and (2) our receipt of $                 million in estimated net proceeds from the sale of shares of Class A common stock that we are offering at an assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2020
	Actual	Pro Forma		Pro Forma As Adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$233,725		$233,725	$

Convertible preferred stock, $0.001 par value, 230,538,501 shares authorized, 230,538,501 shares issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	366,332
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, no shares authorized, issued, and outstanding, actual, and shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.001 par value, 311,100,000 authorized, 44,664,118 shares issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	45
Class A common stock, $0.001 par value, no shares authorized, issued and outstanding, actual, shares authorized and no shares issued and outstanding, pro forma, shares authorized and shares issued and outstanding, pro forma as adjusted	—
Class B common stock, $0.001 par value, no shares authorized, issued and outstanding, actual, shares authorized and shares issued and outstanding, pro forma and pro forma as adjusted	—
Additional paid-in capital	27,299
Accumulated deficit	(166,979)
Accumulated other comprehensive loss	(57)

Total stockholders’ (deficit) equity	$(139,692)	$		$

Total capitalization	$226,640	$		$

A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $                 million, assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $                 million, assuming the assumed initial public offering price of $                 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of Class A common stock outstanding and 275,202,619 shares of Class B common stock outstanding as of December 31, 2020, and excludes:

•	19,866,836 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2020 under our 2015 Plan, with a weighted-average exercise price of $1.08 per share;

•

1,267,400 shares of Class B common stock issuable on the exercise of stock options granted subsequent to December 31, 2020 under our 2015 Plan, with a weighted-average exercise price of $4.05 per share;

•	500,000 shares of Class B common stock issuable upon the vesting and settlement of RSUs outstanding as of December 31, 2020 under our 2015 Plan;

•	3,792,472 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to December 31, 2020 under our 2015 Plan;

•

                 shares of Class A common stock reserved for future issuance under our 2021 Plan, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans”; and

•

                 shares of Class A common stock reserved for issuance under our ESPP, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma as adjusted net tangible book value per share immediately after this offering.

Our pro forma net tangible book value as of December 31, 2020 was $                 million, or $                 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of common stock outstanding as of December 31, 2020, after giving effect to the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 230,538,501 shares of Class B common stock immediately prior to the completion of this offering.

After giving effect to the sale by us of                  shares of Class A common stock in this offering at an assumed initial public offering price of $                 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been $                 million, or $                 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $                 per share to our existing stockholders and an immediate dilution of $                 per share to new investors purchasing Class A common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by investors purchasing Class A common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of December 31, 2020
Increase per share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of December 31, 2020	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution per share to new investors in this offering		$

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $                 per share and increase (decrease) the immediate dilution to new investors by $                 per share, in each case assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase our pro forma as adjusted net tangible book value by approximately $                 per share and decrease the dilution to new investors by approximately $                 per share, and each decrease of 1,000,000 shares in the number of shares of Class A common stock offered by us would decrease our pro forma as adjusted net tangible book value by approximately $                 per share and increase the dilution to new investors by approximately $                 per share, in each case assuming the assumed initial public offering price of $                 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The following table summarizes, as of December 31, 2020, on a pro forma as adjusted basis as described above, the number of shares of our Class A common stock, the total consideration and the average price per share (1) paid to us by existing stockholders and (2) to be paid by new investors acquiring our Class A common stock in this offering at an assumed initial public offering price of $                 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%		%	$
New investors

Totals		100.0%	$	100.0%

Each $1.00 increase (decrease) in the assumed initial public offering price of $                 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors and total consideration paid by all stockholders by approximately $                 million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the total consideration paid by new investors and total consideration paid by all stockholders by $                 million, assuming the assumed initial public offering price of $                 per share of Class A common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of Class A common stock and 275,202,619 shares of Class B common stock outstanding as of December 31, 2020, and excludes:

•	19,866,836 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2020 under our 2015 Plan, with a weighted-average exercise price of $1.08 per share;

•

1,267,400 shares of Class B common stock issuable on the exercise of stock options granted subsequent to December 31, 2020 under our 2015 Plan, with a weighted-average exercise price of $4.05 per share;

•	500,000 shares of Class B common stock issuable upon the vesting and settlement of RSUs outstanding as of December 31, 2020 under our 2015 Plan;

•	3,792,472 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to December 31, 2020 under our 2015 Plan;

•

                 shares of Class A common stock reserved for future issuance under our 2021 Plan, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans”; and

•

                 shares of Class A common stock reserved for issuance under our ESPP, plus any future increases in the number of shares of Class A common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

To the extent that any outstanding options or RSUs are exercised or settled, respectively, or new options or RSUs are issued under our stock-based compensation plans, or that we issue additional shares of capital stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options and RSUs under our 2015 Plan as of December 31, 2020 were exercised or settled, respectively, then our existing stockholders, including the holders of these options and RSUs, would own                 %, and our new investors would own                 %, of the total number of shares of our capital stock outstanding following the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Our mission is to build and enable the most trusted and efficient digital marketplace for buying and selling used vehicles with transparency and comprehensive data that was previously unimaginable.

We provide a highly efficient and vibrant digital marketplace for wholesale vehicle transactions and data services that offer transparent and accurate vehicle information to our customers. Our platform leverages data insights and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. We strive to solve the challenges that the used automotive industry has faced for generations and provide powerful technology-enabled capabilities to our dealers and commercial partners who fulfill a critical role in the automotive ecosystem. Since inception, we have facilitated over 750,000 wholesale transactions between over 21,000 of our dealers and commercial partners. We help dealers source and manage inventory and accurately price their vehicles as well as process payments, transfer titles, manage arbitrations, and finance and transport vehicles. Our platform encompasses:

•

Digital Marketplace.    Connects buyers and sellers of wholesale vehicles in an intuitive and efficient manner. Our core marketplace offering is a 20-minute live auction, which facilitates instant transactions of wholesale vehicles, and is available across multiple platforms including mobile apps, desktop, and directly through API integration. We also offer transportation and financing services to facilitate the entire transaction journey.

•

Data Services.    Offer insights into the condition and value of used vehicles for transactions both on and off our marketplace and help dealers, their end consumers, and commercial partners make more informed decisions and transact with confidence and efficiency.

•	Data and Technology. Underpins everything we do, and powers our vehicle inspections, comprehensive vehicle intelligence reports, digital marketplace, and operations automation.

Since first going live with our offering in 2015, we have expanded from our first territory in Buffalo, New York to 125 territories as of December 31, 2020. As we have expanded our geographic footprint, our marketplace has scaled significantly, with Marketplace GMV growing from $22.9 million to $3.3 billion and Marketplace Participants from 4,995 to 16,215 between 2016 and 2020, respectively. See the section titled “—Key Operating and Financial Metrics” for additional information on Marketplace GMV and Marketplace Units.

We have historically generated the majority of our revenue from our digital marketplace where we earn auction and ancillary fees from both buyers and sellers in each case only upon a successful auction. Buyer auction fees are variable based on the price of the vehicle, while seller auction fees include a fixed auction fee and an optional fee for the elective condition report associated with the vehicle. We also earn ancillary fees through additional value-added services to buyers and sellers in connection with the auction. These value-added services currently include:

•

ACV Transportation.    Through our nationwide network of carrier partners, our technology platform, and dedicated service teams, we move vehicles both locally and long-haul in a cost efficient and timely manner.

•

ACV Capital.    We offer short-term inventory financing for buyers to purchase vehicles on our digital marketplace. Our financing product includes straightforward pricing, allowing our customers to know their inventory costs upfront.

•

Go Green.    We provide the seller with an assurance against claims related to defects in the vehicle that we did not identify in our condition report and otherwise may have exposed the seller to loss as a result of arbitration with the buyer.

For ACV Transportation, we earn a fee from the buyer that varies depending on the distance traveled for the vehicle transported. For ACV Capital, our fee varies based on the amount and term of the inventory financing provided to the buyer. We charge a fixed fee for our Go Green assurance on a per vehicle basis if the seller is enrolled in the service.

We continue to innovate and build on our platform to provide a full suite of offerings for dealers and commercial consignors in the used vehicle market. In 2019, we began to generate data services revenue through our True360 Reports, which expanded our proprietary, vehicle specific intelligence, including cosmetic and structural assessments and vehicle history. We charge a fixed fee for True360 Reports on a per vehicle basis. Dealers utilize our True360 Reports to make wholesale and retail transaction decisions with confidence both on and off our marketplace. In 2020, through our acquisition of ASI, we extended this offering to serve commercial partners as well who use True360 Reports to better price and sell their used vehicle inventory.

Our customers include participants on our marketplace and purchasers of our data services. Certain dealers and commercial partners purchase our True360 Report in connection with vehicle assessments and transactions that do not occur on our marketplace. Our dealer customers include a majority of the top 100 used vehicle dealers in the United States. For the year ended December 31, 2020, we had 16,215 Marketplace Participants, up from 12,514 for the year ended December 31, 2019. See the section titled “—Key Operating and Financial Metrics” for additional information on Marketplace Participants.

For the year ended December 31, 2020, 391,466 Marketplace Units were sold on our marketplace, representing a total Marketplace GMV of $3.3 billion, an increase of 62.1% and 86.2%, respectively, from the same period in 2019. For the year ended December 31, 2020, we generated total revenue of $208.4 million, an increase of 95.0% from the same period in 2019, a net loss of $41.0 million and Adjusted EBITDA of $(30.8) million compared to a net loss of $77.2 million and Adjusted EBITDA of $(76.4) million for the same period in 2019. We continue to invest in growth to scale our company responsibly and drive towards profitability. See the section titled “—Key Operating and Financial Metrics” for additional information on Marketplace Units, Marketplace GMV and Adjusted EBITDA.

Impact of COVID-19 on Our Business

Overview

Beginning in March 2020, our business and operations began to experience the effects of the worldwide COVID-19 pandemic. Initially, COVID-19 significantly disrupted the operations of our customers, most of whom are automotive dealers who sell both new and used vehicles to consumers in physical dealership stores. As a result of the COVID-19 pandemic, governments in many of jurisdictions in which we operate instituted shelter-in-place orders, forcing many physical automotive dealership stores to close in March and April and cutting off consumer foot traffic, which led to a decline in overall vehicle sales to consumers. In the United States, retail automotive sales for used vehicles declined by 38%11 year over year in April 2020.

[11]	iSeeCars, Used Car Sales Study, 2020

The slowdown in the retail sales of used vehicles subsequently impacted the market for wholesale automotive transactions. Wholesale is one of the most common supply sources through which dealers acquire used vehicle inventory to sell retail. With a sudden decline in retail sales of these dealerships, dealers’ demand for wholesale transactions also decreased sharply. In addition, most automotive wholesale transactions in the United States are conducted through physical or hybrid auctions that still require physical operations, and shelter-in-place orders forced these traditional auctions to temporarily shut down operations. According to J.D. Power, in April 2020 automotive wholesale auction sales in the United States decreased by 49% sequentially compared to the prior month of March 2020 and by 66% compared to April 2019.12

Negative trends in transaction volume driven by COVID began to be observed near the end of the first quarter of 2020. For the month ended March 31, 2020, our Marketplace Units decreased 20% month-over-month. This decline accelerated early in the second quarter; in the month ended April 30, 2020, Marketplace Units were down approximately 29% month-over-month. In addition to declining transaction volumes, because supply of wholesale vehicles exceeded the market demand during these months, we saw the average sales price per unit decline by over 31% from the month ended February 29, 2020 to the month ended April 30, 2020.

This initial disruption began to subside in May 2020 as the demand for used vehicles on a national level began to outpace supply, leading to higher used vehicle valuations and a higher percentage of successful auctions on our marketplace. By June 2020, within 9 weeks of the trough levels seen in April 2020, automotive wholesale auction sales had rebounded to 80% of pre-COVID-19 levels.13 Moreover, an increasing number of dealers and commercial partners looked to a fully digital marketplace to transact remotely as traditional, in-person wholesale auctions continued to experience COVID-19-related disruptions and faced challenges in restoring normal operations.

As a result, starting in May 2020, our marketplace activity rebounded strongly to reach levels higher than the months of January and February 2020 prior to the impact of COVID-19. For the month ended May 31, 2020, both our Marketplace Units and our revenue approximately doubled compared to the month ended April 30, 2020. Driven by both higher demand for used vehicles leading to less

[12]	J.D. Power, COVID-19 Used Update, May 2020
[13]	J.D. Power Valuation Services, June 2020

discounting and increased overall valuations, the average sale price of our Marketplace Unit, and subsequently our auction revenue per unit, also increased starting in May 2020 and reached peak levels in August 2020. As supply constraints began to ease and the demand and supply for used vehicles reached a better equilibrium in the fourth quarter of 2020, the growth in our transaction volume and revenue normalized. In the fourth quarter of 2020, Marketplace Units and total revenue represented strong year-over-year growth of 37% and 52%, respectively, but were down by 13% and 20% respectively, compared to the peak levels in the third quarter of 2020.

Adjusted EBITDA

In March and April of 2020, we implemented a temporary reduction in workforce and closure of certain territories to reduce our costs in light of the meaningful disruption we saw across our customer base and the significant decrease in our marketplace activity. These cost reduction measures, combined with the strong recovery in our marketplace activity towards the second half of the second quarter of 2020, amplified operating leverage in our business. This improved our Adjusted EBITDA in the second quarter of 2020, driving smaller Adjusted EBITDA losses of $1.5 million compared to Adjusted EBITDA losses of $24.4 million in the first quarter of 2020. In the third quarter of 2020, our profitability continued to improve to achieve positive $3.3 million of Adjusted EBITDA, driven by the continued strength in our marketplace activity, a higher percentage of vehicles listed for sale successfully selling on the marketplace, and increased operating leverage.

We cannot predict how the pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether and to what extent the pandemic or the effects thereof may have longer term unanticipated impacts on our business.

Our Business Model

We believe dealers and commercial consignors can benefit from our digital marketplace and comprehensive suite of services to buy and sell their vehicles, due to the inefficiencies and operational complexities that exist in the traditional wholesale auction market. Our business model is based on shared success and we only generate buyer and seller auction and ancillary fees in the case of a successful auction.

For any auction transaction on our marketplace, we generate auction fees from both buyers and sellers. Buyer auction fees are variable based on the price of the vehicle while seller auction fees include a fixed auction fee and a fee for the condition report associated with the vehicle. In 2018, 2019 and 2020, we generated $19.0, $49.2 and $99.2 million of revenue, respectively, from such auction fees. In 2018, 2019 and 2020, we incurred $3.1, $8.2 and $11.1 million, respectively, of expenses attributable to the cost of generating auction marketplace revenue.

Below describes a typical live auction on our digital marketplace within any of our 125 territories:

•

An inspector is dispatched to the dealer’s lot and produces a condition report on each vehicle the dealer would like to offer for sale, including undercarriage pictures using Virtual Lift, an audio recording of the engine using AMP, and details of any accident history.

•

This condition report is then uploaded to our marketplace by the inspector and the selling dealer is given the opportunity to review the condition report before determining whether to launch the auction and set a reserve price.

•	Buyers are typically notified of a pending auction based on their filter preferences.

•	Once the auction commences buyers bid on the vehicle during a 20-minute auction and a final price is determined based on the highest bid with respect to the vehicle.

•

Upon completion of the auction, title of the vehicle is transferred to the successful buyer, and that buyer pays the sale price of the vehicle as well as the buyer auction fee on our marketplace. We keep the buyer auction fee and transfer the sale value of the vehicle, after deducting the seller auction fee, to the seller.

We also earn ancillary fees through additional value-added services to buyers and sellers in connection with the auction:

•

Certain buyers use ACV Transportation to enable delivery of the vehicle purchased, and we collect a fee from such buyers upon completion of the auction. The fee varies depending on the distance traveled for the vehicle transported.

•

Certain other buyers, who we have pre-approved, use ACV Capital to obtain financing for their purchases, after which the buyer repays the loan with interest. Our fee varies based on the amount and the term of financing provided to the buyer.

•

For sellers who have enrolled in the service, we collect a fixed Go Green fee on a per vehicle basis simultaneously with the auction fee, which provides an assurance on the price of the vehicle for the seller. In the event the buyer challenges the accuracy of the condition report through arbitration and we determine the claim is valid, we will bear the cost to the buyer to remediate the defect or find a new buyer on the seller’s behalf in the event the auction is cancelled.

We scale our platform through a territory model by employing a multi-pronged go-to-market strategy to establish and expand our relationships with dealers and commercial partners. Each territory we build is cultivated by a dedicated team, including territory managers, vehicle condition inspectors, and other operations staff, who target and onboard dealers to achieve an appropriate balance of buyers and sellers and to encourage local vibrancy in the marketplace. As customers experience success on our platform and awareness for our digital marketplace increases, we focus on growing our revenue and scale within a territory by bringing more customers onto our platform, increasing our share of their wholesale transactions and selling them additional value-added and data services. We have expanded from our first territory in Buffalo, New York in 2015 to 125 territories today. We have a demonstrated history of growing transaction volume on our digital marketplace within territories over time, driven by growth from both the addition of new customers and the expansion of relationships with existing customers.

Attractive Unit Economics and Cohort Trends

Improved Unit Economics as Territories Mature and Scale

We typically experience improving operational efficiency in our territories as they mature and scale. At the launch of a new territory, we incur a certain amount of costs to establish presence, which are largely fixed costs in nature. These costs include adding a territory manager and a team of our vehicle condition inspectors, or VCIs, who carry out inspections on our customers’ lots, help drive stronger relationships with our customers and increase their use of our platform. As our territories mature and scale, territory-level economics tend to improve driven by more cost-efficient operations and greater customer affinity for our offerings.

This cost structure allows us to support strong transaction growth without significant incremental fixed costs as territories mature. The chart below shows Marketplace Units transacted in the 12 months ended December 31, 2020 across three cohorts of territories indexed to the cohort’s first year, each representing different levels of maturity. A cohort refers to all territories launched during a given period. The comparison of a cohort’s transaction volume in 2020 to its volume in the initial year of launch demonstrates substantial unit growth to date. For example, the cohort of territories launched in 2019 saw its Marketplace Units grow by nearly three times between 2019, its year of launch, and 2020. An older cohort composed of territories launched in 2017 saw its Marketplace Units grow by over 28 times between 2017 and 2020.

As our territories reach greater scale and higher levels of network density, we typically achieve lower inspection costs per vehicle and improved overall economics per transaction. To assess operational efficiency at the territory level, we examine our auction expenses as a percentage of our auction revenue. Auction expenses consist of all auction-related costs, including Go Green arbitration and auction related processing costs, expenses related to auction operations and wholesale inspections, and field sales, among others, but excluding corporate overhead. Auction revenue consists of auction and customer assurance revenue but excludes revenue from ACV Transportation and ACV Capital.

The table below shows total auction revenue and auction expenses incurred in the 12 months ended December 31, 2020 across three individual territories launched in different years, each representing different levels of maturity. For example, in Territory A, which was launched in 2018, our auction expenses accounted for 88% of our auction revenue in 2020, the third year since its launch. However, in Territory C, which was launched in 2016 and is more mature, auction expense accounted for 62% of auction revenue in 2020. These operational efficiencies translate to superior economics per Marketplace Unit. The difference between auction revenue per unit and auction expenses per unit was $38 for the three-year old Territory A, compared to $131 for the five-year old Territory C.

The improving operational efficiency demonstrated by these case studies is consistent across all our territory cohorts. While auction expenses exceed auction revenue in the early years after we enter a new territory, as territories scale and mature we typically achieve improved operating leverage, and auction revenues typically exceed auction expenses after the third or fourth year after we have entered a territory. For example, our 2018 territory cohort’s auction expenses amounted to 258% of auction revenue in year one but by year three, expenses decreased to 86% of revenue. We also benefit from our continuously growing repository of data, greater liquidity and brand awareness nationwide, which has allowed our newer cohorts to achieve operating leverage faster than older cohorts.

Marketplace Participants Exhibit Increasing Engagement and Spend over Time.

Our success relies in part on our ability to grow our share of wholesale transactions from existing customers and drive greater engagement on our digital marketplace. We evaluate this trend by tracking annual customer cohorts, defined as buyers or sellers who completed their first auction transaction on our marketplace in a specific year.

For example, sellers in our 2017 cohort sold an average of 21 vehicles in 2017. The sellers that continued to remain on our platform sold an increasing number of vehicles in subsequent years, selling an average of 79 vehicles in 2018, 112 vehicles in 2019, and 123 vehicles in 2020. We observe a similar trend with our buyers. Buyers in our 2017 cohort purchased an average of 15 vehicles in 2017 compared to 39 in 2018, 55 in 2019, and 57 vehicles in 2020. We look at such increases in buyer and seller engagement as an indicator of the strength of our marketplace and improving customer satisfaction.

While we view trends in vehicles transacted per customer as an indicator of the strength of our marketplace, the number of customers within a cohort can vary significantly. For example, the 2019 cohort had approximately 7 times as many sellers as the 2017 cohort in their respective first year. The 2017 seller cohort is also concentrated in a smaller number of territories in a more condensed geographic area as compared to the 2019 cohort. While all of our seller cohorts have demonstrated robust growth in transactions per active seller, the larger and more geographically diverse cohorts, like the 2019 cohort, tend to have lower rates of growth when compared to smaller, more condensed cohorts, like the 2017 cohort. Additionally, we have historically had more buyers than sellers on our marketplace, which contributes to a lower number of average vehicles transacted per active buyer relative to active seller.

Key Operating and Financial Metrics

We regularly monitor a number of operating and financial metrics in order to measure our current performance and estimate our future performance. Our business metrics may be calculated in a manner different than similar business metrics used by other companies.

	Year Ended December 31,
	2019	2020
Marketplace Units	241,477	391,466
Marketplace GMV	$1.8 billion	$3.3 billion
Marketplace Participants	12,514	16,215
Adjusted EBITDA	$(76.4) million	$(30.8) million

Marketplace Units

Marketplace Units is a key indicator of our potential for growth in Marketplace GMV and revenue. It demonstrates the overall engagement of our customers on the ACV platform, the vibrancy of our digital marketplace and our market share of wholesale transactions in the United States. We define Marketplace Units as the number of vehicles transacted on our digital marketplace within the applicable period. Marketplace Units transacted includes any vehicle that successfully reaches sold status, even if the auction is subsequently unwound, meaning the buyer or seller does not complete the transaction. These instances have been immaterial to date. Marketplace Units exclude vehicles that were inspected by ACV, but not sold on our digital marketplace. Marketplace Units have increased over time as we have expanded our territory coverage, added new Marketplace Participants and increased our share of wholesale transactions from existing customers. Since we only earn auction and ancillary fees in the case of a successful auction, Marketplace Units will remain a critical driver of our revenue growth.

Marketplace GMV

Marketplace GMV is primarily driven by the volume and dollar value of Marketplace Units transacted on our digital marketplace. We believe that Marketplace GMV acts as an indicator of the success of our marketplace, signaling satisfaction of dealers and buyers on our marketplace, and the health, scale, and growth of our business. We define Marketplace GMV as the total dollar value of vehicles transacted through our digital marketplace within the applicable period, excluding any auction and ancillary fees. Because our definition of Marketplace Units does not include vehicles inspected but not sold on our digital marketplace, GMV does not represent revenue earned by us. We expect that Marketplace GMV will continue to grow as Marketplace Units grow, though at a varying rate within a given applicable period, as Marketplace GMV is also impacted by the value of each vehicle transacted.

Marketplace Participants

We monitor the growth in Marketplace Participants as it promotes a more vibrant and healthy marketplace by expanding the selection of vehicles and buyer demand on our digital marketplace. We define Marketplace Participants as dealers or commercial partners with a unique customer ID that have transacted at least once in the last 12 months as either a buyer or seller on our digital marketplace. For the year ended December 31, 2020 our largest seller accounted for less than 0.6% of the Marketplace Units transacted on our digital marketplace. Marketplace Participants include independent and franchise dealers buying and selling on our marketplace, as well as commercial partners, consisting of commercial leasing companies, rental car companies, bank or other finance companies, who use our marketplace to sell their inventory. We believe that our growth in Marketplace Participants over time has been driven by the value proposition of our offerings, and our sales and marketing success, including our ability to attract new dealers and commercial partners to our digital marketplace. Based on our existing territory coverage, we believe that we have significant opportunity to continue to increase the number of Marketplace Participants.

Adjusted EBITDA

Adjusted EBITDA is a performance measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization, stock-based compensation expense, interest expense (income), other expense (income), provision for income taxes, and other one-time, non-recurring items, when applicable. We monitor Adjusted EBITDA as a non-GAAP financial measure to supplement the financial information we present in accordance with generally accepted accounting principles, or GAAP, to provide investors with additional information regarding our financial results. For further explanation of the uses and limitations of this measure and a reconciliation of our Adjusted EBITDA to the most directly comparable GAAP measure, net loss, please see “—Non-GAAP Financial Measures.”

We expect Adjusted EBITDA to fluctuate in the near term as we continue to invest in our business and improve over the long term as we achieve greater scale in our business and efficiencies in our operating expenses.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of these limitations include that: (i) it does not properly reflect capital commitments to be paid in the future; (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (iii) it does not consider the impact of stock-based compensation expense; (iv) it does not reflect other non-operating expenses, including interest expense; (v) it does not consider the impact of any contingent consideration liability valuation adjustments and (vi) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, for the periods presented:

	Year Ended December 31,
	2019	2020
	(in thousands)
Adjusted EBITDA Reconciliation
Net loss	$(77,216)	$(41,021)
Depreciation and amortization	1,839	7,244
Stock-based compensation	998	5,705
Interest (income) expense	(2,093)	(115)
Provision for income taxes	27	489
Other (income) expense, net	23	(3,054)

Adjusted EBITDA	$(76,422)	$(30,752)

Factors Affecting Our Performance

We believe that the growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth, improve our results of operations, and increase profitability.

Increasing Marketplace Units

Increasing Marketplace Units is a key driver of our revenue growth. The transparency, efficiency and vibrancy of our marketplace is critical to our ability to grow our share of wholesale transactions from existing customers and attract new buyers and sellers to our digital marketplace. There are an estimated 22 million used vehicles in the wholesale market sold by dealers or commercial consignors through auctions and private sales directly between dealers compared to 391,466 Marketplace Units sold through our digital marketplace in 2020. Failure to increase the number of Marketplace Units would adversely affect our revenue growth, operating results, and the overall health of our marketplace.

Grow Our Share of Wholesale Transactions from Existing Customers

Our success depends in part on our ability to grow our share of wholesale transactions from existing customers, increasing their engagement and spend on our platform. For example, buyers who completed their first auction transaction on our marketplace in 2017 purchased an average of 15 vehicles in 2017. The buyers in this cohort who continued to remain on our platform purchased an increasing number of vehicles in subsequent years, purchasing an average of 39 vehicles in 2018, 55 in 2019, and 57 in 2020. We remain in the early stages of penetrating our Marketplace Participants’ total number of wholesale transactions. As of December 31, 2020, we had 16,215 Marketplace Participants on our platform compared to the over 50,000 automotive dealers in the United States, while 391,466 Marketplace Units were transacted on our marketplace for the year ended December 31, 2020 compared to the estimated 22 million used vehicles that are bought and sold in the wholesale market each year. As we continue to invest in eliminating key risks of uncertainty related to the auction process through our trusted and efficient digital marketplace, we expect that we will capture an increasing share of transactions from our existing Marketplace Participants. Our ability to increase share from existing customers will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing and overall changes in our customers’ engagement levels.

Add New Marketplace Participants

We believe we have a significant opportunity to add new Marketplace Participants. There are over 50,000 automotive dealers in the United States and as of December 31, 2020, we had 16,215 Marketplace Participants. We estimate that our 125 existing territories cover a substantial majority of all dealership locations within the continental United States. As we expand our presence within our existing territories, we are able to drive increased liquidity and greater vehicle selection, which in turn improves our ability to attract new Marketplace Participants. Additionally, we intend to add more commercial consignors to our digital marketplace and capture a greater share of the approximately 8 million vehicles in the wholesale market that are sold to dealers by commercial consignors through auctions and private sales.

Our ability to attract new Marketplace Participants will depend on a number of factors including: the ability of our sales team to onboard dealers and commercial consignors onto our platform and ensure their satisfaction, the ability of our territory managers to build awareness of our brand, the ability of our VCIs to cultivate relationships with our customers in their respective territories, and the effectiveness of our marketing efforts.

Grow Awareness for Our Offerings and Brand

Wholesale vehicle online penetration is just beginning, lagging the consumer automotive market, and we expect more dealers and commercial partners to source and manage their inventory online. As the digitization of the wholesale automotive market accelerates, we believe that our digital marketplace is well positioned to capture a disproportionate share of that growth. We plan to use targeted sales and marketing efforts to educate potential Marketplace Participants as to the benefits of our offerings and drive adoption of our platform. Our ability to grow awareness of our offerings and brand depend on a number of factors, including:

•	Secure Trusted Supply. The more trusted supply on our marketplace, the more buyers we can attract to our platform.

•

Deepen Relationships with Dealers and Commercial Partners.    We have a team of over 740 VCIs who work on our customers’ lots to not only provide inspection services, but also to develop strong client relationships and ensure the highest quality service.

•	Drive Customer Loyalty. Our loyal customers and referrals serve as a highly effective customer acquisition tool, and help drive our growth in a given territory.

•	Grow Brand Awareness. We plan to invest in promoting our brand by targeted marketing spend and increase customer awareness in the territories in which we operate.

Our future success is dependent on our ability to successfully grow our market presence and market and sell existing and new products to both new and existing customers.

Grow Value-Added and Data Services

We plan to continue to drive customer adoption of our existing value-added and data services and introduce new and complementary products. Our ability to drive higher attachment rates of existing value-added services, such as ACV Transportation and ACV Capital, will help grow our revenue. In 2019 we launched our financing arm, ACV Capital, in an industry where auction floorplanning is a critical element of sourcing and managing dealer’s inventory.14 We also plan to drive customer adoption of our data services such as our True360 Reports that bring transparency and offer insights into the condition and value of used vehicles. These data services enable our customers to make more informed inventory management decisions both on and off our digital marketplace. In addition, we will continue to focus on developing new products and services that enhance our platform in areas including new data-powered products. Our ability to drive customer adoption of these products and services is dependent on the pricing of our products, the offerings of our competitors and the effectiveness of our marketing efforts.

Investment in Growth

We are actively investing in our business. In order to support our future growth and expanded product offerings, we expect this investment to continue. We anticipate that our operating expenses will increase as we continue to build our sales and marketing efforts, expand our employee base and invest in our technology development. The investments we make in our platform are designed to grow our revenue opportunity and to improve our operating results in the long term, but these investments could also delay our ability to achieve profitability or reduce our profitability in the near term. Our success is dependent on making value-generative investments that support our future growth.

Used Car Demand

Our success depends in part on sufficient demand for used vehicles. Our recent growth has coincided with an increase in consumer demand for used vehicles. For example, in 2019, 64% of consumers in the market for a vehicle considered buying a used vehicle, up from 59% in 2017. In addition to enduring consumer demand, the used vehicle industry has shown resilience through recessionary markets and other challenging economic cycles. In fact, from 2007 to 2009, new car transactions decreased by 35%, compared to just 14% for used cars.15

Used vehicle sales are also seasonal. Sales typically peak late in the first calendar quarter and early in the second quarter, with the lowest relative level of industry vehicle sales occurring in the fourth calendar quarter. Due to our rapid growth since launch, our sales patterns to date have not been entirely reflective of the general seasonality of the used vehicle market, but we expect this to normalize

[14]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020
[15]	Bureau of Transportation Statistics, New and Used Passenger Car Sales and Leases, December 2020

as our business matures. Seasonality also impacts used vehicle pricing, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. We may experience seasonal and other fluctuations in our quarterly results of operations, which may not fully reflect the underlying performance of our business. See the section titled “—Seasonality” for additional information on the impacts of seasonality on our business.

Components of Results of Operations

Revenue

Marketplace and Service Revenue

We have historically generated the majority of our revenue from our digital marketplace where we earn auction and ancillary fees from both buyers and sellers, in each case only upon a successful auction. Our marketplace and service revenue consists principally of revenue earned from facilitating auctions and arranging for the transportation of vehicles purchased in such auctions.

We act as an agent when facilitating a vehicle auction through the marketplace. Auction and related fees charged to the buyer and seller are reported as revenue on a net basis, excluding the price of the auctioned vehicle in the transaction.

We act as a principal when arranging for the transportation of vehicles purchased on the marketplace and leverage our network of third-party transportation carriers to secure the arrangement. Transportation fees charged to the buyer are reported on a gross basis.

We also generate data services revenue through our True360 reports and offer short-term, inventory financing to eligible customers purchasing vehicles through the marketplace, which has been immaterial to date.

Customer Assurance Revenue

We also generate revenue by providing our Go Green assurance to sellers on the condition of certain vehicles sold on the marketplace, which is considered a guarantee under GAAP. This assurance option is only available for sellers who have enrolled in the service on qualifying vehicles for which we have prepared the vehicle condition report. Customer assurance revenue also includes revenue from other price guarantee products offered to sellers. Customer assurance revenue is measured based upon the fair value of the Go Green assurance that we provide. We expect the fair value per vehicle assured to decrease over time as we continue to improve the quality of our inspection product, which in turn reduces the costs of satisfying such assurance.

Operating Expenses

Marketplace and Service Cost of Revenue

Marketplace and service cost of revenue consists of third-party transportation carrier costs, titles shipping costs, customer support, website hosting costs, inspection costs related to data services and various other costs. These costs include salaries, benefits, bonuses and related stock-based compensation expenses, which we refer to as personnel-related expenses. We expect our marketplace and service cost of revenue to continue to increase as we continue to scale our business and introduce new product and service offerings.

Customer Assurance Cost of Revenue

Customer assurance cost of revenue consists of the costs related to satisfying claims against the vehicle condition guarantees, and other price guarantees. We expect that our customer assurance cost of revenue will increase in absolute dollars as our business grows, particularly as we provide guarantees on an increasing number of vehicles.

Operations and Technology

Operations and technology expense consists of costs for wholesale auction inspections, personnel costs related to payments and titles processing, transportation processing, product and engineering and other general operations and technology expenses. These costs include personnel-related expenses and other allocated facility and office costs. We expect that our operations and technology expense will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our marketplace, transportation capabilities and other technologies.

Selling, General and Administrative

Selling, general and administrative expense consists of costs resulting from sales, accounting, finance, legal, marketing, human resources, executive, and other administrative activities. These costs include personnel-related expenses, legal and other professional services expenses and other allocated facility and office costs. Also included in selling, general and administrative expense is advertising and marketing costs to promote our services.

Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations and professional services. We expect that our selling, general and administrative expense will increase in absolute dollars as our business grows. However, we expect that our selling, general and administrative expense will decrease as a percentage of our revenue as our revenue grows over the longer term.

Depreciation and Amortization

Depreciation and amortization expense consists of depreciation of fixed assets, and amortization of acquired intangible assets and internal-use software.

Other Income (Expense)

Other income (expense) consists primarily of interest income earned on our cash and cash equivalents.

Provision for Income Taxes

Provision for income taxes consists of U.S. federal, state and foreign income taxes.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods presented:

	Year Ended December 31,
	2019	2020
	(in thousands)
Revenue:
Marketplace and service revenue	$87,750	$173,120
Customer assurance revenue	19,097	35,237

Revenue	106,847	208,357
Operating expenses:
Marketplace and service cost of revenue (excluding depreciation & amortization)	65,962	83,553
Customer assurance cost of revenue (excluding depreciation & amortization)	16,816	29,496
Operations and technology	39,626	64,998
Selling, general, and administrative	62,439	64,882
Depreciation and amortization	1,286	6,075

Total operating expenses	186,129	249,004

Loss from operations	(79,282)	(40,647)
Other income (expense):
Interest income	2,093	748
Interest expense	—	(633)

Total other income (expense)	2,093	115

Loss before income taxes	(77,189)	(40,532)
Provision for income taxes	27	489

Net loss	$(77,216)	$(41,021)

The following table sets forth our consolidated statements of comprehensive loss for the periods presented:

	Year Ended December 31,
	2019	2020
	(in thousands)
Net loss	$(77,216)	$(41,021)

Other comprehensive loss:
Foreign currency translation loss	(1)	(56)

Comprehensive loss	$(77,217)	$(41,077)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods presented:

	Year Ended December 31,
	2019		2020
	Amount	% of Revenue	Amount	% of Revenue
	(in thousands)
Revenue:
Marketplace and service revenue	$87,750	82%	$173,120	83%
Customer assurance revenue	19,097	18%	35,237	17%

Revenue	106,847	100%	208,357	100%
Operating expenses:
Marketplace and service cost of revenue (excluding depreciation & amortization)	65,962	62%	83,553	40%
Customer assurance cost of revenue (excluding depreciation & amortization)	16,816	16%	29,496	14%
Operations and technology	39,626	37%	64,998	31%
Selling, general, and administrative	62,439	58%	64,882	31%
Depreciation and amortization	1,286	1%	6,075	3%

Total operating expenses	186,129	174%	249,004	120%

Loss from operations	(79,282)	(74)%	(40,647)	(20)%
Other Income:
Interest income	2,093	2%	748	—%
Interest expense	—	—%	(633)	—%

Total other income	2,093	2%	115	—%
Loss before income taxes	(77,189)	(72)%	(40,532)	(19)%

Provision for income taxes	27	—%	489	—%

Net loss	$(77,216)	(72)%	$(41,021)	(20)%

Comparison of the Years Ended December 31, 2020 and December 31, 2019

Revenue

Marketplace and Service Revenue

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Marketplace and service revenue	$87,750	$173,120	$85,370	97%

Marketplace and service revenue was $173.1 million for the year ended December 31, 2020, compared to $87.8 million for the year ended December 31, 2019. The increase of $85.4 million, or 97%, was primarily driven by an increase in auction marketplace revenue earned from our buyers and sellers, as well as an increase in revenue earned from arranging for the transportation of vehicles to buyers, data and other service revenue. Revenue increases were primarily volume-driven as a result of the expansion of our marketplace platform across the United States and a deeper penetration of markets where we do business. For the year ended December 31, 2020, auction marketplace revenue increased to $99.2 million from $49.2 million in the year ended December 31, 2019, and transportation, data and other services revenue increased to $73.9 million from $38.6 million.

Customer Assurance Revenue

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Customer assurance revenue	$19,097	$35,237	$16,140	85%

Customer assurance revenue was $35.2 million for the year ended December 31, 2020, compared to $19.1 million for the year ended December 31, 2019. The increase of $16.1 million, or 85%, primarily consisted of an increase in revenue generated from Go Green assurance offerings sold to the seller in marketplace transactions. Revenue increases were primarily volume-driven as a result of the expansion of our marketplace platform across the United States and a deeper penetration of markets where we do business.

Operating Expenses

Marketplace and Service Cost of Revenue

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Marketplace and service cost of revenue (excluding depreciation & amortization)	$65,962	$83,553	$17,591	27%
Percentage of revenue	62%	40%

Marketplace and service cost of revenue was $83.6 million for the year ended December 31, 2020, compared to $66.0 million for the year ended December 31, 2019. The increase of $17.6 million, or 27%, primarily consisted of an increase in the cost of generating auction marketplace revenue and an increase attributable to the cost of generating transportation, data and other services revenue, which were primarily due to increased sales volume. For the year ended December 31, 2020, total costs attributable to generating auction marketplace revenue increased to $11.1 million from $8.2 million in the year ended December 31, 2019 and total cost of generating transportation, data and other services revenue increased to $72.5 million from $57.8 million. Direct and allocated personnel-related costs included in auction marketplace cost of revenue increased to $4.2 million for the year ended December 31, 2020 from $3.1 million in the year ended December 31, 2019, and direct and allocated personnel-related costs included in transportation, data and other services increased to $9.9 million from $0.1 million.

Customer Assurance Cost of Revenue

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Customer assurance cost of revenue (excluding depreciation & amortization)	$16,816	$29,496	$12,680	75%
Percentage of revenue	16%	14%

Customer assurance cost of revenue was $29.5 million for the year ended December 31, 2020, compared to $16.8 million for the year ended December 31, 2019. The increase of $12.7 million, or 75%, primarily consisted of costs attributable to our Go Green and other assurance offerings, and was primarily driven by increased sales volume. For the year ended December 31, 2020, Go Green assurance cost of revenue increased to $27.1 million from $16.3 million in the year ended December 31, 2019, and other assurance cost of revenue increased to $2.4 million from $0.5 million.

Operations and Technology Expenses

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Operations and technology	$39,626	$64,998	$25,372	64%
Percentage of revenue	37%	31%

Operations and technology expenses were $65.0 million for the year ended December 31, 2020, compared to $39.6 million for the year ended December 31, 2019. The increase of $25.4 million, or 64%, primarily consisted of an increase in personnel related costs, software and technology, and facilities and other expenses. For the year ended December 31, 2020 compared to the year ended December 31, 2019, personnel-related costs increased to $55.2 million from $32.3 million as a result of increased headcount, software and technology expenses increased to $6.3 million from $4.3 million as a result of continued investment in our technology infrastructure, facility and office expenses increased to $3.0 million from $2.8 million, and other expenses increased to $0.5 million from $0.2 million, all inclusive of direct and allocated expenses.

Selling, General, and Administrative Expenses

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Selling, general, and administrative	$62,439	$64,882	$2,443	4%
Percentage of revenue	58%	31%

Selling, general, and administrative expenses were $64.9 million for the year ended December 31, 2020, compared to $62.4 million in for the year ended December 31, 2019. The increase of $2.5 million, or 4%, primarily consisted of increases in personnel-related costs, software and technology expenses and facility and office expenses, offset by a decrease in advertising and marketing expenses. For the year ended December 31, 2020 compared to December 31, 2019, personnel related costs increased to $56.3 million from $54.0 million due to increased headcount, software and technology expenses increased to $1.4 million from $0.4 million as a result of continued investment in our technology infrastructure, facility and office expenses increased to $1.6 million from $1.0 million and advertising and marketing decreased to $2.0 million from $3.4 million, all inclusive of direct and allocated expenses. Other expenses remained consistent at $3.6 million year over year.

Depreciation and Amortization

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Depreciation and amortization	$1,286	$6,075	$4,789	372%
Percentage of revenue	1%	3%

Depreciation and amortization costs were $6.1 million for the year ended December 31, 2020, compared to $1.3 million for the year ended December 31, 2019. For the year ended December 31,

2020, depreciation increased to $1.7 million from $0.8 million in the year ended December 31, 2019, amortization of capitalized internal-use software costs increased to $1.4 million from $0.4 million and amortization of acquired intangible assets increased to $3.0 million from $0.1 million.

Interest Income

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Interest income	$2,093	$748	$(1,345)	(64)%
Percentage of revenue	2%	—%

Interest income decreased to $0.7 million for the year ended December 31, 2020 from $2.1 million for the year ended December 31, 2019.

Interest Expense

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Interest expense	$—	$(633)	$(633)	—%
Percentage of revenue	—%	—%

Interest expense on revolving lines of credit was $0.6 million for the year ended December 31, 2020. No interest expense recorded for the year ended December 31, 2019.

Provision for Income Taxes

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Provision for income taxes	$27	$489	$462	1711%
Percentage of revenue	—%	—%

Provision for income taxes was $0.5 million for the year ended December 31, 2020, compared to less than $0.1 million for the year ended December 31, 2019 due to a $0.4 million non-cash tax charge related to changes in our long-term deferred tax liability for indefinite lived intangibles that are not available to offset certain deferred tax assets.

Quarterly Results of Operations

The following table sets forth our unaudited condensed consolidated statement of operations data for each of the last eight fiscal quarters in the period ended December 31, 2020. The unaudited quarterly consolidated statements of operations data set forth below have been prepared on a basis consistent with our audited consolidated financial statements included elsewhere in this prospectus and include, in the opinion of management, all normal recurring adjustments necessary for the fair statement of the results of operations for the periods presented. Our historical quarterly results are not necessarily indicative of the results that may be expected in any future period. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Revenue:
Marketplace and service revenue	$14,882	$18,773	$25,486	$28,609	$34,596	$38,310	$56,367	$43,847
Customer assurance revenue	2,820	3,294	6,330	6,653	7,641	6,587	11,093	9,916

Revenue	17,702	22,067	31,816	35,262	42,237	44,897	67,460	53,763
Operating expenses:
Marketplace and service cost of revenue (excluding depreciation & amortization)	9,663	12,455	21,677	22,167	21,607	15,323	25,064	21,559
Customer assurance cost of revenue (excluding depreciation & amortization)	2,806	2,890	5,105	6,015	7,280	4,654	8,765	8,797
Operations and technology	7,108	8,715	10,919	12,884	16,946	13,875	16,792	17,385
Selling, general, and administrative	12,322	14,046	17,264	18,807	23,071	13,891	11,639	16,281
Depreciation and amortization	146	281	347	512	1,209	1,463	1,665	1,738

Total operating expenses	32,045	38,387	55,312	60,385	70,113	49,206	63,925	65,760

Income (loss) from operations	(14,343)	(16,320)	(23,496)	(25,123)	(27,876)	(4,309)	3,535	(11,997)
Other Income:
Interest income	464	524	454	651	509	141	69	29
Interest expense	—	—	—	—	(111)	(180)	(159)	(183)

Total other income (expense)	464	524	454	651	398	(39)	(90)	(154)
Income (loss) before income taxes	(13,879)	(15,796)	(23,042)	(24,472)	(27,478)	(4,348)	3,445	(12,151)
Provision for income taxes	5	7	7	8	47	48	286	108

Net income (loss)	$(13,884)	$(15,803)	$(23,049)	$(24,480)	$(27,525)	$(4,396)	$3,159	(12,259)

Weighted average common shares outstanding
Basic	35,893,328	36,060,637	36,880,710	38,101,522	42,394,575	42,739,824	43,485,676	44,138,395
Diluted	35,893,328	36,060,637	36,880,710	38,101,522	42,394,575	42,739,824	278,481,753	44,138,395
Net income (loss) per common share
Basic	$(0.39)	$(0.44)	$(0.62)	$(0.64)	$(0.65)	$(0.10)	$0.07	$(0.28)
Diluted	$(0.39)	$(0.44)	$(0.62)	$(0.64)	$(0.65)	$(0.10)	$0.01	$(0.28)

Quarterly Revenue Trends

Our revenues have generally increased sequentially in each quarter presented due to increased sales volume resulting from the expansion of our marketplace platform across the United States and a deeper penetration of markets where we do business. Revenues were initially negatively impacted by the COVID-19 pandemic at the end of the first quarter of 2020 continuing into the beginning of the second quarter of 2020. This initial disruption began to subside later in the second and third quarters of 2020 as the demand for used vehicles on a national level began to outpace supply, leading to higher used vehicle valuations and a higher percentage of successful auctions, and as dealers and commercial partners looked to an online marketplace to transact remotely. Strong used vehicle demand continued through the third quarter of 2020, leading to robust sales volume, less discounting and increased overall used vehicle valuations, the average sale price of our Marketplace Unit, and ultimately our auction revenue per unit. The decrease in revenue during the fourth quarter of 2020 is indicative of stabilizing trends in used vehicle demand as well as the seasonality of traditional vehicle-buying patterns across the industry, in which the lowest relative level of industry vehicle sales occur in the fourth calendar quarter of the year. Please see “—Impact of COVID-19 on Our Business” for a further discussion of COVID-related impacts.

Quarterly Operating Expense Trends

Our quarterly cost of revenue has generally increased sequentially in each period presented, primarily driven by overall volume increases on our marketplace and in our other offerings, including increases in personnel costs to support volume increases for other services. In the second quarter of 2020, our operating expenses generally benefited from a temporary reduction in workforce and closure of territories to reduce our costs in light of the meaningful disruption we saw across our customer base and the significant decrease in our marketplace activity towards the end of the first quarter of 2020 due to the COVID-19 pandemic. In the fourth quarter 2020, further declines in cost of revenue were correlated with revenue decreases over the same period. The general increases in selling, general and administrative operating expenses are primarily personnel-related and are the result of headcount additions to support our business growth including costs incurred in preparation of becoming a public company.

Liquidity and Capital Resources

We have financed operations since our inception primarily through our marketplace revenue and the net proceeds we have received from sales of equity securities as further detailed below. As of December 31, 2020, our principal sources of liquidity were cash and cash equivalents totaling $233.7 million. We believe that our existing cash and cash equivalents and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including volume of sales with existing customers, expansion of sales and marketing activities to acquire new customers, timing and extent of spending to support development efforts and introduction of new and enhanced services. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

A substantial amount of our working capital is generated from the payments received for services which we provide. We settle transactions among buyers and sellers using the marketplace, and as a result the value of the vehicles passes through our balance sheet. Because our receivables typically have been, on average, settled faster than our payables, our cash position at each balance sheet date has been bolstered by marketplace float. Changes in working capital vary from quarter-to-quarter as a result of the timing of collections and disbursements of funds related to auctions held near period end.

Our Debt Arrangements

We currently have a revolving credit facility with Credit Suisse AG, New York Branch, our 2019 Revolver, which we entered into in December 2019.

One of our wholly-owned indirect subsidiaries, ACV Capital Funding LLC is the borrower under the 2019 Revolver, which provides for a revolving line of credit in the aggregate amount of up to $50.0 million, with borrowing availability subject to a borrowing base calculated as a percentage of ACV Capital Funding LLC’s eligible receivables. The 2019 Revolver is secured by the borrowing base of eligible receivables. In addition, we entered into a separate indemnity agreement in connection with the 2019 Revolver under which we provided an unsecured guaranty of (a) 10% of the outstanding loans under the 2019 Revolver at the time of any event of default and (b) any losses, damages or other expenses incurred by the lenders under the 2019 Revolver, payable in the event of certain specified acts by ACV Capital Funding LLC. The interest rate on any outstanding borrowings will be at LIBOR plus 5.00%, subject to a LIBOR floor of 1.00%, and interest payments are payable monthly. The 2019 Revolver has a maturity date of June 20, 2022. The 2019 Revolver also contains customary covenants that limit ACV Capital Funding LLC’s ability to enter into indebtedness, make distributions and make investments, among other restrictions.

The 2019 Revolver contains a liquidity covenant based on cash on hand, a tangible net worth covenant based on ACV Capital’s consolidated net worth, a tangible net worth covenant based on the our consolidated net worth, a leverage covenant based on our consolidated leverage and certain other financial covenants tied to ACV Capital’s eligible receivables.

We were in compliance with all such applicable covenants as of December 31, 2020, and believe we are in compliance as of the date of this prospectus. As of December 31, 2020, we had $4.8 million drawn down under the 2019 Revolver.

Cash Flows from Operating, Investing, and Financing Activities

The following table shows a summary of our cash flows for the periods presented:

	Year Ended December 31,
	2019	2020
	(in thousands)
Net cash provided by (used in) operating activities	$(72,460)	$10,368
Net cash used in investing activities	(24,681)	(19,673)
Net cash provided by financing activities	161,526	60,755

Net increase in cash and equivalents	$64,385	$51,450

Operating Activities

Our largest source of operating cash is cash collection from auction fees earned on our marketplace services. Our primary uses of cash from operating activities are for personnel expenses, marketing expenses and overhead expenses. Before 2020, we had generated negative operating cash flows and had supplemented working capital requirements through net proceeds from the sale of equity securities.

In the year ended December 31, 2020, net cash provided by operating activities of $10.4 million was primarily related to our net loss of $41.0 million, adjusted for net cash inflows of $35.4 million due to changes in our operating assets and liabilities, and for non-cash charges of $16.0 million. Non-cash charges primarily consisted of bad debt expense, stock-based compensation, and depreciation and amortization of property and equipment, partially offset by contingent gains. The change in operating assets and liabilities were the result of a $29.2 million increase in accounts receivable and $6.4 million increase in other operating assets, which were offset by a $66.2 million increase in accounts payable and a $4.8 million increase in other current and non-current liabilities.

In the year ended December 31, 2019, net cash used in operating activities of $72.5 million was primarily related to our net loss of $77.2 million, adjusted for net cash outflows of $1.3 million due to changes in our operating assets and liabilities, and for non-cash charges of $6.0 million. Non-cash charges primarily consisted of bad debt expense, stock-based compensation, and depreciation and amortization of property and equipment. The change in operating assets and liabilities were the result of a $52.0 million increase in accounts receivable and $2.4 million increase in other operating assets, which were partially offset by a $46.4 million increase in accounts payable and a $6.7 million increase in other current liabilities.

Investing Activities

In the year ended December 31, 2020, net cash used in investing activities was $19.7 million, primarily related to the acquisition of a business, capital expenditures to purchase property and equipment to support remote work and field operations, along with capitalized software development costs, and increases in financing receivables.

In the year ended December 31, 2019, net cash used in investing activities was $24.7 million, primarily related to the acquisition of a business, capital expenditures to purchase property and equipment to support additional office space and site operations, along with capitalized software development costs, and increases in financing receivables.

Financing Activities

In the year ended December 31, 2020, net cash provided by financing activities was $60.8 million and was primarily the result of proceeds from the issuance of preferred stock and long-term debt. This was partially offset by $2.7 million of payments for other financing costs and repayments toward long term debt.

In the year ended December 31, 2019 net cash provided by financing activities was $161.5 million and was primarily the result of proceeds from the issuance of preferred stock. This amount was partially offset by payment of $0.8 million for debt issuance costs.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	More than 3 years
	(in thousands)
Operating lease commitments	$2,281	$878	$1,403	$—
Long-term debt obligations	4,832	—	4,832	—
Other promissory notes	2,799	—	2,799	—

Total contractual obligations	$9,912	$878	$9,034	$—

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Seasonality

The volume of vehicles sold through our auctions generally fluctuates from quarter to quarter. This seasonality is caused by several factors, including holidays, weather, the seasonality of the retail market for used vehicles and the timing of federal tax returns, which affects the demand side of the auction industry. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. In the fourth quarter, we typically experience lower used vehicle auction volume as well as additional costs associated with the holidays.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

We had cash and cash equivalents of $233.7 million as of December 31, 2020, which consisted of interest-bearing investments with maturities of three months or less. Interest-earning instruments carry a degree of interest rate risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. We had borrowings from banks of $4.8 million as of December 31, 2020. The interest rate paid on these borrowings is variable, indexed to LIBOR. A hypothetical 10% change in interest rates would not result in a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See note 1 to our consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We generate revenue from contracts with customers. Revenue is recognized when control of the promised services is transferred to customers in an amount that reflects the consideration that we expect to receive in exchange for those services. Determining whether performance obligations should be accounted for separately or combined may require significant judgment. For each performance obligation within a contract, we evaluate whether we act as the principal or as an agent. When we act as the principal, revenue is recognized in the gross amount of the consideration received from the customer recognized at the point in time the services are completed. When we act as the agent, revenue is recognized net of the consideration due to a third party at the point in time when the services are provided.

In contracts with multiple performance obligations, we allocate the transaction price to each distinct performance obligation proportionately based on the estimated stand-alone selling price, or SSP, of each performance obligation. We use an observable price to determine the SSP for each performance obligation. Where observable prices are not available, an expected cost-plus margin approach is used. We then determine how the services are transferred to the customer to determine the timing of revenue recognition.

From time to time we provide promotions and incentives to buyers and sellers in various forms including discounts on fees, credits and rebates. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue when revenue is recognized.

Commissions paid to sales representatives and related payroll taxes are considered costs to obtain a contract. Financial Accounting Standard Board Accounting Standards Codification, or ASC, Topic 340, Other Assets and Deferred Costs, requires costs to obtain a contract with a customer within the scope of Accounting Standards Update No. 2014-09, Topic 606, Revenue from Contracts with Customers, or ASC 606, to be capitalized and amortized over the period of benefit. We have elected the practical expedient available under ASC 340-40-25-4 to immediately expense the incremental cost of obtaining a contract when the underlying related asset would have been amortized over one year or less.

We have utilized the practical expedient available under ASC 606-10-50-14 and do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Stock-Based Compensation

We use the fair value recognition provisions of ASC Topic 718, Compensation – Stock Compensation. The estimated fair value of each common stock option award is calculated on the date of grant using the Black-Scholes option pricing model. Application of the Black-Scholes option pricing model requires significant judgment, and involves the use of subjective assumptions including:

•

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, the simplified method was used to determine the expected term for awards issued to employees.

•

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the stock-based awards’ expected term.

•	Expected Volatility—Since we are privately held and do not have a trading history of common stock, the expected volatility is derived in part from the average historical stock volatilities of the common stock of several public companies considered to be comparable to us over a period equivalent to the expected term of the stock-based awards.

•	Dividend Rate—The expected dividend rate is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

•

Fair Value of Common Stock—Because our common stock is not yet publicly traded, we must estimate the fair value of the common stock. Our board of directors, with input from management, considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved.

Valuations of the common stock performed by a third-party valuation specialist are in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. Factors taken into consideration in assessing the fair value of our common stock include but are not limited to: (i) the results of contemporaneous independent third-party valuations of our common stock; (ii) the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock; (iii) the likelihood and timing of achieving a qualifying event such as an initial public offering or sale of ACV given prevailing market conditions; (iv) actual operating and financial results; and (v) precedent transactions involving our shares.

We measure all stock options and other stock-based awards granted to employees, directors, consultants and other nonemployees based on the fair value on the date of the grant. The options vest based on a graded scale over the stated vesting period, and compensation expense is recognized based on their grant date fair value on a straight-line basis over the vesting period. Forfeitures are recognized as they occur.

The fair value of restricted stock awards and restricted stock units are determined based on the estimated market price of our common stock on the grant date. The awards and units vest over time and compensation expense is recognized based on their grant fair value ratably over the vesting period.

For valuations after the completion of this offering, the board of directors will determine the fair value of the common stock underlying our stock-based awards based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

We classify stock-based compensation expense in our Consolidated Statement of Operations in the same way the payroll costs or service payments are classified for the related stock-based award recipient.

Goodwill and Intangible Assets

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible and intangible assets acquired. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives. We evaluate the estimated remaining useful lives of purchased intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Goodwill is not amortized, but rather is subject to an impairment test.

We evaluate goodwill for impairment annually as one singular reporting unit on October 1 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. Our policy is to first perform a qualitative assessment to determine whether it is more likely or not that the reporting unit’s carrying value is less than its fair value, indicating the potential for goodwill impairment. If the reporting unit fails the qualitative test, then we proceed with a quantitative test. We then determine whether the reporting unit fair value is less than its carrying amount, and if it is, we recognize a goodwill impairment equal to the difference between the carrying amount of the reporting unit and its fair value, not to exceed the carrying amount of goodwill.

Recently Adopted Accounting Pronouncements

See note 1 to our consolidated financial statements included elsewhere in this prospectus for more information on our recently adopted accounting pronouncements.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups, or the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

LETTER FROM GEORGE CHAMOUN, CHIEF EXECUTIVE OFFICER

ACV has come a long way - from a single desk in a Buffalo, NY incubator just six years ago to a national presence in 125 territories across the country. In 2020, over $3 billion in gross merchandise value was transacted on our marketplace, and we are just getting started.

Used vehicles are extremely complex; each vehicle has its own story. I originally became involved with the company as an angel investor and then joined as CEO because I believed ACV would reimagine the industry. One simple analogy helped me understand the massive opportunity. Can you imagine buying a diamond online without knowing its cut, color, clarity, and carat weight? The same challenge needs to be solved when a dealer or consumer buys a used vehicle online.

ACV is focused on bringing trust and transparency to the entire used vehicle industry. Our best-in-class digital marketplace and data services enable our dealers and commercial partners to buy and sell used vehicles more effectively and efficiently. We are delivering data and technology services that power our competitive differentiation.

Our founders created ACV from first-hand dealer experience, where they identified the opportunity and had the conviction to change the industry. Today, the drive to transform the industry is embodied within every single teammate at ACV; we are passionate innovators. I am proud to lead ACV and believe we have built the best team and culture to deliver our long-term vision.

We see a massive opportunity for us to transform the industry

Our industry continues to be plagued by wasted time, high costs, limited vehicle and condition data, and distrust among buyers and sellers. We are built to solve this. We are committed to leading the industry’s evolution with transparency powered by data, technology and a world class team.

There are an estimated 22 million used vehicles bought and sold in the US wholesale market annually, generating over $230 billion in sales and representing approximately 27% of all units sold.

Traditional auctions currently play a major role in the wholesale market. We estimate that 50% of wholesale transactions occur through traditional auctions; the remaining transactions are completed directly or through an intermediary outside of a traditional auction. While many aspects of the automotive industry, such as retail sales and marketing, are adapting to embrace digital solutions, the wholesale market has been slower to evolve. We are seeing dealers become increasingly comfortable with transacting online, and we expect more dealers to use online solutions to source and manage their inventory.

In 2020, we transacted nearly 400,000 vehicles, establishing lasting relationships with over 16,000 marketplace participants, composed of independent and franchise dealers and commercial partners. This represents less than 2% of the total wholesale opportunity in the United States. We expect to further penetrate the US market and also see significant future opportunity to bring trust and transparency worldwide to the entire used vehicle market.

ACV is on a deliberate path to offer the most trusted and transparent digital marketplaces within a data enabled platform to transact all things that move. Our significant scale, combined with our expanding suite of products and technologies and growing data moat, set the foundation for sustained growth. We are not focused on short-term profit; we are transforming a massive analog industry and aiming for long-term market leadership.

We are revolutionizing the status quo

We are digitally native by design, placing us in a powerful position to challenge our industry’s previous status quo. Everything we do is underpinned by data and technology. Data fuels our competitive edge, gives our customers more confidence in transacting, and helps drive our customers’ businesses.

Our digital marketplace connects buyers and sellers locally, regionally and nationally, enabling them to buy and sell vehicles more quickly and efficiently. We enhance our marketplace with technology-driven products and value-added services that address the entire used vehicle journey. Our data and technology solutions provide deep insights into vehicle condition, and vehicle value, to best serve our dealers and commercial partners.

With hundreds of discrete data points captured along the entire used vehicle transaction journey, we continue to improve our products and services, and we seek to anticipate our customers’ needs. Our back-end technology, which leverages machine learning to reduce manual processes, enables our services and operations to become more streamlined and efficient.

We believe that our people and relationships define our culture

Our “people first” mindset drives everything we do, including how we recruit, develop and retain world class talent, how we work together, and how we work with our dealers and commercial partners. We respect and listen to one another, and we apply this same genuine care to our relationships with our dealers and commercial partners. Our dealers and commercial partners are more than just our customers; they collaborate with us and provide invaluable input to our platform. Our team is trained to build long-term relationships, and our approach is centered around a mantra of “calm persistence” as a means for all team members to stay focused on the long game.

We would not be where we are today without the dedicated hard work and creativity of our people, our partnerships with our dealers and commercial partners, and the support and encouragement from our shareholders.

We remain true to our beliefs

We will continue to invest in our people and culture.

We will continue to keep the needs of our dealers and commercial partners at the center of our decision-making.

We will continue to pursue sustainable growth, which includes our investment in training, tools, technology and our product roadmap.

We will continue to innovate and expand the breadth of our marketplace and data offerings, both organically and through targeted acquisitions.

We will continue to deliver on our mission to bring transparency, trust and efficiency to the markets we serve.

Join us on our journey.

George Chamoun

CEO, ACV

BUSINESS

Overview

Our mission is to build and enable the most trusted and efficient digital marketplaces for buying and selling used vehicles with transparency and comprehensive data that was previously unimaginable.

We provide a vibrant digital marketplace for wholesale vehicle transactions and data services that offer transparent and accurate vehicle information to our customers. Our platform leverages data insights and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. We strive to solve the challenges that the used automotive industry has faced for generations and provide powerful technology-enabled capabilities to our dealers and commercial partners who fulfill a critical role in the automotive ecosystem. Since inception, we have facilitated over 750,000 wholesale transactions between over 21,000 of our dealers and commercial partners. We help dealers source and manage inventory and accurately price their vehicles as well as process payments, transfer titles and manage arbitrations, and finance and transport vehicles. Our platform encompasses:

•

Digital Marketplace. Connects buyers and sellers of wholesale vehicles in an intuitive and efficient manner. Our core marketplace offering is a 20-minute live auction which facilitates instant transactions of wholesale vehicles, and is accessible across multiple platforms including mobile apps, web, and directly through API integration. We also offer transportation, financing and assurance services to facilitate the entire transaction journey.

•

Data Services. Offer insights into the condition and value of used vehicles for transactions both on and off our marketplace and help dealers, their end consumers, and commercial partners make more informed decisions to transact with confidence and efficiency.

•	Data and Technology. Underpins everything we do, and powers our vehicle inspections, comprehensive vehicle intelligence reports, digital marketplace, and operations automation platform.

The U.S. automotive market is a large and complex industry with an estimated 78 million units sold in 2019, generating approximately $1.7 trillion in sales between retail and wholesale markets. Our primary business focuses on the wholesale market, a key channel for used inventory acquisition and disposition for dealers and commercial consignors. In the wholesale market, there are an estimated 22 million used vehicles that are bought and sold annually, generating over $230 billion in sales and representing approximately 14% of the total U.S. automotive market and approximately 27% of all units sold. There are approximately 9 million dealer wholesale units that are transacted in the wholesale marketplace annually.16 We believe there are an additional approximately 5 million dealer wholesale units in the market that are transacted annually outside of established wholesale channels through direct dealer-to-dealer sales. There are also approximately 8 million units in the commercial wholesale market, sourced mainly through off-rental, off-lease, and repossessions.17 Traditional auctions play a major role in the wholesale market, which we estimate account for 50% of wholesale transactions, while the remaining transactions are completed directly or through an intermediary outside of a traditional auction.18 Even though many aspects of the automotive industry, such as retail sales and marketing, have adapted to embrace digitization, the wholesale market has been slower to transition and continues to be characterized by significant time wasted, high costs, limited vehicle and condition data, and distrust among buyers and sellers.

[16]	Cox Automotive, Industry Insights 2021
[17]	Cox Automotive, Industry Insights 2021
[18]	Manheim, Used Car Market Report, 2017

We power our marketplace with technology-driven products and value-added services that address the entire transaction journey, ranging from pre-inspection scheduling to post-auction services including title transferability verification, payment processing, financing, and transportation, and facilitate transactions both on and off our marketplace. Our comprehensive suite of services include ACV Transportation, ACV Capital, and our Go Green assurance, which help create a seamless and frictionless buying and selling experience for our customers to further enhance our digital marketplace. We also provide data services to our customers for use outside of our marketplace. Our True360 Reports are used by dealers and commercial partners to provide transparent vehicle information to potential buyers, including dealers as well as consumers. We believe the data and technology services enabled by our platform can bring value to the entire automotive industry and transform both wholesale and retail markets.

Our platform benefits from a virtuous cycle driven by our scaled, digital marketplace and the data and technology we leverage every day. More buyers and sellers engaging on our marketplace drives greater liquidity and greater vehicle selection, which leads to an overall better marketplace experience. This leads to greater scale, driving more vehicle and market data that helps grow our data and technology moat. As we collect more vehicle and market data, we are able to provide greater efficiency to buyers and sellers through more products, which in turn drives greater marketplace supply and scale. For example, our data and technology enables economies of scale that improve our value-added transportation and financing services. As we continue to grow and offer more comprehensive and efficient services, our customers can further benefit from a more streamlined, simple, and consistent experience across the full used vehicle lifecycle. These reinforcing flywheel effects continuously improve our scaled, digital marketplace, and data and technology for our customers, resulting in growth for our platform.

Since first going live with our offering in 2015, we have expanded from our first territory in Buffalo, New York to 125 territories, covering a substantial majority of all dealer locations within the continental United States. For the year ended December 31, 2020, 391,466 Marketplace Units were sold on our marketplace, representing a total Marketplace GMV of $3.3 billion, up 62.1% and 86.2%, respectively, from the same period in 2019. We generate revenue from auction fees charged to customers for transacting on our digital marketplace and we also generate revenue from the sale of value-added and data services such as ACV Transportation, ACV Capital, Go Green assurance, and True360 Reports. For the year ended December 31, 2020, we generated revenue of $208.4 million, up 95.0% from the same period in 2019, a net loss of $41.0 million and Adjusted EBITDA of $(30.8) million compared to a net loss of $77.2 million and Adjusted EBITDA of $(76.4) million for the same period in 2019. We continue to invest in growth to scale our company responsibly and drive towards profitability. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics” for additional information on Marketplace Units Marketplace GMV, and Adjusted EBITDA.

Our Industry

The U.S. Automotive Market is Large

The U.S. automotive market is a large industry with over 78 million units sold, generating approximately $1.7 trillion in sales between retail and wholesale markets in 2019.

The retail market includes sales from dealers to consumers and peer-to-peer transactions. Within the retail market, dealers sold approximately 17 million new vehicles and approximately 29 million used vehicles to consumers in 2019, while peer-to-peer transactions accounted for the sale of approximately 11 million used vehicles.19 The overall retail market generated approximately $1.5 trillion of sales in 2019, accounting for 86% of sales of the total U.S. vehicle market.

In the wholesale market, there are an estimated 22 million used vehicles that are bought and sold annually, generating over $230 billion in sales and representing approximately 14% of the total U.S. automotive market. The wholesale market is comprised of dealer wholesale and commercial wholesale and provides a key channel for used inventory acquisition and disposition for dealers and commercial consignors. The majority of a dealer’s wholesale inventory is sourced from other dealers’ inventory. Approximately 9 million dealer wholesale units are transacted in the wholesale marketplace annually.20 We believe there are an additional approximately 5 million dealer wholesale units in the market that are transacted annually outside of established wholesale channels through direct dealer-to-dealer sales. There are also approximately 8 million units in the commercial wholesale market.21 The vehicles in the commercial wholesale market are sourced mainly through off-rental, off-lease, and repossessions, which are sold directly from a commercial consignor to a dealer through a wholesaler or auction.

While there are approximately 290 million vehicles in operation, approximately 13 million vehicles are removed from operation each year.22 We estimate that approximately 5 million of these vehicles enter the salvage auctions market, and are not included in the estimated 22 million used vehicles that are transacted in the wholesale market.23, 24

[19]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020
[20]	Cox Automotive, Industry Insights 2021
[21]	Cox Automotive, Industry Insights 2021
[22]	IAA, Investor Presentation, November 2020
[23]	Cox Automotive, Industry Insights 2021
[24]	IAA, Investor Presentation, November 2020

The Used Automotive Market is Highly Fragmented

The U.S. used automotive market is highly fragmented with over 50,000 independent and franchise dealers who sell used vehicles. The top 100 used vehicle dealers make up less than 10% of the used automotive market and the largest used vehicle dealer has less than 2% of the market.25 Key stakeholders in the ecosystem include:

Independent dealers.    Independent dealers only sell used vehicles. There are over 38,000 independent dealers in the United States.26

Independent dealers typically source vehicles from consumer trade-ins, the wholesale auction market, and directly from other dealers. Independent dealers collectively serve a wide demographic and are focused on a broader selection of used vehicles than franchise dealers, including lower priced vehicles. Given the nature of their business is focused on used vehicles, independent dealers rely heavily on auctions to source and manage their inventory.

Franchise dealers.    Franchise dealers sell both new and used vehicles. In 2019, there were over 16,500 franchise dealers in the United States.27 Additionally, used vehicles represented 46% of average units sold for franchise dealers and we believe they are more profitable for these dealers than new vehicles due to the higher margins associated with used vehicles.28 All in, used vehicles represented approximately 33% of total franchise dealership sales in 2019.29 According to our 2020 ACV Survey, 64% of franchise dealers noted they are selling more used vehicles over time relative to new vehicles.

Franchise dealers source their new inventory from original equipment manufacturers, or OEMs, and their used vehicle inventory from the wholesale market and from consumers. Acquisitions from consumers consist of trade-in vehicles and curb purchases, which represented 68% of total franchise dealership inventory sources in 2019.30 Dealers generally decide to keep and recondition vehicles acquired through trade-ins and curb purchases if the vehicle is an ideal match to what the dealer may retail. Alternatively, if the vehicle does not match a dealer’s retail inventory, the dealer may decide to sell the vehicle in the wholesale market.

Commercial.    The commercial market is largely made up of four different categories: off-lease, off-rental, repossessions, and fleets.

•	Off-lease. Off-lease vehicles are those that have been returned to the lessor at the end of the lease term.

•	Off-rental. Off-rental vehicles are fleets of vehicles that are sold through an auction or directly to dealers or consumers.

•	Repossessions. Repossessions are vehicles that are repossessed by banks or other finance companies from consumers and sold to dealers or directly to consumers.

•	Fleets. Company vehicles and fleets are vehicles owned by companies for company use that are pulled out of service at the end of their useful life and sold in the wholesale market.

In each category, commercial consignors sell their used vehicles in either the retail or wholesale market. These vehicles generally require an inspection to assess their condition before they can be sold.

[25]	Automotive News, Top 100 Retailers Ranked by Used-Vehicle Sales, April 2019
[26]	National Independent Automobile Dealers Association, October 2020
[27]	National Automobile Dealers Association, Mid Year Report, 2020
[28]	National Automobile Dealers Association, Average Dealership Profile, 2019
[29]	National Automobile Dealers Association, Mid Year Report, 2020
[30]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020

The Wholesale Auction Market is Complex

Traditional auctions play a major role in the wholesale market, accounting for an estimated 50% of wholesale transactions, while the remaining transactions are completed directly or through an intermediary outside of a traditional auction.31 Traditional auctions involve in-person buying and selling of used vehicles, with sellers needing to transport their vehicles to physical auction sites. The vehicles are then listed with a starting price and a buyer who is interested has only minutes to quickly inspect and place a bid on the vehicle. While most traditional auctions have evolved over time to offer online buying in the form of hybrid auctions, they lack a fully digital experience and remain constrained by the inefficiencies and operational complexities of in-person physical auctions. These hybrid auctions, which are simulcast over the internet and broadcasted for buyers to place bids on, still involve many of the same operational inefficiencies as traditional in-person physical auctions. Sellers still need to transport their vehicles to the auction lot and buyers are still unable to thoroughly inspect the conditions of the vehicles on which they are bidding. According to our ACV 2020 Survey, 85% of dealers noted that they value detailed condition reports most, over pricing or images for example, when deciding whether to buy a vehicle.

Online Penetration in the U.S. Wholesale Market is Still in Early Stages

While dealers are getting increasingly comfortable with buying online, wholesale vehicle online penetration is still in early stages, lagging the consumer automotive market. For example, for independent dealers, approximately 17% indicated that they sold wholesale vehicles online and 36% indicated that they bought wholesale vehicles online.32 We expect more dealers to use online solutions to source and manage their inventory in order to maximize cost-efficiency and productivity.

The Used Vehicle Market is Growing and Resilient

U.S. consumers have exhibited resilient vehicle ownership trends, with approximately 290 million registered vehicles on the road projected for 2020, compared to 270 million in 2017.33 Consumers also show increasing receptivity to purchasing used vehicles. For example, in 2019, 64% of consumers in the market for a vehicle considered buying a used vehicle, up from 59% in 2017.34 In addition to enduring consumer demand, the used vehicle industry has shown resilience through recessionary markets and other challenging economic cycles. In fact, from 2007 to 2009, new car transactions decreased by 35%, compared to just 14% for used cars.35

Our Opportunity

We believe dealers and commercial consignors can benefit from our truly digital marketplace and comprehensive suite of services to buy and sell their vehicles, due to the inefficiencies and operational complexities that exist in the traditional wholesale auction market. There are an estimated 22 million wholesale units that are transacted in the United States. Based on our average fee per unit sold in 2020 of $494, we estimate there is a total addressable market opportunity of $10.7 billion for our core auction marketplace offering, including transportation services. We believe that our digital marketplace addresses the limitations of traditional and hybrid auctions, and enables us to be successful in attracting dealers and commercial partners, including those who have historically not relied on auctions for inventory management.

[31]	Manheim, Used Car Market Report, 2017
[32]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020
[33]	Hedges & Company, U.S. Vehicle Registration Statistics, November 2020
[34]	National Independent Automobile Dealers Association, Used Car Industry Report, 2019
[35]	Bureau of Transportation Statistics, New and Used Passenger Car Sales and Leases, December 2020

We have built a robust digital marketplace and data-driven platform that can also address similar dealer challenges across the global wholesale market. While we are currently focused on the U.S. used vehicle market, which represents 36% of the global market,36 we believe the international opportunity is at least as large.

As we continue to scale our platform and invest in our business, we expect that our total addressable market will expand with the additional value-added marketplace and data services we provide to dealers and commercial partners. For example, in 2019, there were approximately 29 million vehicles sold by dealers to consumers,37 and we believe this represents a significant opportunity for our True360 Reports.

We are actively assessing opportunities to expand internationally and various expansion modes, including organic growth, partnerships and acquisitions. We are initially focused on expansion into Canada, but we plan to assess global expansion opportunities in the future. Based on our international strategy and our research into the Canadian market, we believe we may enter Canada in 2022 or possibly earlier. However, we intend to selectively evaluate potential opportunities for international expansion and cannot make any assurances as to timing. International expansion will come with various corresponding challenges, including new competitors and additional regulatory and legal obligations. International expansion will necessitate that we invest in additional sales, engineering, and administrative personnel, as well as incur additional costs associated with new compliance burdens.

Dealer Challenges

Independent and franchise dealers fulfill a critical role in the automotive industry ecosystem and are the main source of used vehicles for the retail and wholesale markets. Dealers bring ease and convenience to the consumer vehicle buying process, including local availability of vehicles, servicing, and financing. Dealers face a significant number of pain points that oftentimes challenge their ability to run their businesses efficiently and profitably. Dealers are focused on making the wholesale process as streamlined and simple as possible in order to sell inventory quickly, efficiently, and at fair values. Additionally, being able to source the right vehicle with ease, and with few surprises as it relates to the condition of the vehicle, is a top priority for dealers.

Inefficiencies in the Traditional and Hybrid Auction Processes

•

Significant time wasted. It can often take weeks before vehicle inventory is sold in the traditional auction process. The vehicle is transported to and held at the auction location until the scheduled sale. If the vehicle is not sold, this inefficient process continues, and the vehicle is hauled back to the dealership, stored at the auction site, or transported to another auction location until the next scheduled sale. Additionally, dealers must commit significant time attending traditional auctions and buyers are limited to the inventory offered on the day of the scheduled sale.

•

Costly. Traditional auctions are costly and many of the costs involved can never be recouped and thereby diminish dealer profits. These costs include transportation costs, sunk costs of uncertain appraisals, and opportunity costs of missing retail sales on a dealer’s own lot since the vehicles are held at the auction site. Dealers want every available moment to retail a vehicle before selling it at an auction and the traditional process forces dealers to take their key assets, their vehicles, as well as their most valuable managers, away from their dealerships for lengthy periods of time. The process is also costly for buyers, who are faced with the burden of making split-second decisions without appropriate vehicle condition data and price evaluation

[36]	Technavio, Global Used Car Market 2020–2024, U.S. Used Car Market 2020–2024
[37]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020

tools, which can lead to costly mistakes. Many times, buyers are left to guess or to trust the seller on the condition of the vehicle they are bidding on.

•

Traditional auction services have not been built to enable a fully digital experience. Hybrid auctions, which are simulcast over the internet, still entail the same inefficiencies and operational complexities as traditional in-person physical auctions. While buyers are able to watch live video and audio of an auction, sellers are still required to haul their vehicles to the auction lot. Additionally, buyers in different environments have access to different information, which can foster distrust during the auction process.

Difficulty Effectively Sourcing and Selling Inventory

•

Limited reach to source inventory and difficulty finding the right vehicle. Dealers are often limited to sourcing inventory at local auctions or agreeing to direct private sales from another dealer without appropriate time to truly assess the vehicle’s condition. Independent dealers source the majority of their inventory from auctions and franchise dealers use auctions to source 27% of their used vehicle inventory.[38] Proximity has long been a problem, with dealers largely reaching only local auctions within driving distance, whereas the “right” vehicle may be further away.

•

Turning wholesale inventory quickly and at the right price is challenging. Dealers need to find ways to manage constantly changing inventory and adjust pricing strategies to adapt to market conditions and consumer behavior. The time spent and speed at which dealers turn wholesale inventory is a key driver of their profitability and dealers often lack the technology and tools to quickly and efficiently sell their wholesale vehicles by optimizing for time and price.

Inability to Fully Assess Vehicle Condition

•

Evaluating vehicle condition is complicated. At a traditional auction, buyers typically have very little time to decide whether to buy a vehicle, and they often lack sufficient data to thoroughly assess the full condition of the vehicle. Even though buyers at in-person auctions have the opportunity to see the physical vehicle, buyers do not get to evaluate critical condition indicators, such as the undercarriage, engine readings, and clear sound, before purchasing the vehicle. This exposes dealers to risks of hidden vehicle issues. Not fully understanding and predicting the condition of a vehicle before purchasing may lead to longer than expected reconditioning times, increased costs, decreased profits, and increased time that inventory sits on a dealer’s lot.

•

Disputes and mistakes are frequent and can often lead to costly reconditioning or unpredictable arbitration outcomes. Sellers and buyers often have disagreements after a transaction is completed. Certain vehicle condition reports may misrepresent or miss certain issues with the vehicle, the most common being defective transmissions or frame issues, which are difficult to test during the traditional wholesale process.

Lack of Pricing Guidance

•

Every vehicle is unique.    Dealers tend to face many challenges when determining the right price for a vehicle. Buyers must make split-second decisions about value, with no time to comprehensively review the condition of the vehicle. Generally, dealers have been limited by lack of access to unbiased information on specific vehicles and pricing guides have historically only offered information around blended transactions. Buyers and sellers have different pricing strategies: buyers generally use local market data and unique history information to determine

[38]	National Independent Automobile Dealers Association, Used Car Industry Report, 2020

how much they can justify bidding on a particular vehicle, while sellers may price vehicles higher than what the vehicle is truly worth, leading to supply and demand inefficiencies. A lack of consistency in the way that dealers characterize a vehicle’s attributes can also drive different pricing on similar vehicles.

Our Platform

Our platform leverages data and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. Our digital marketplace offerings include our core auction offering and value-added services, ACV Transportation, ACV Capital, and our Go Green assurance. Our data services provide insights into the condition and value of used vehicles for transactions both on and off our marketplace. Our core data and technology platform includes inspection, vehicle intelligence, marketplace enablement, and operations automation.

Digital Marketplace

Our digital marketplace is our intuitive and efficient offering for connecting buyers and sellers of wholesale vehicles nationwide, enabling them to transact intuitively and efficiently.

•

Auction. Our core offering is our online auction, which facilitates instant transactions of wholesale vehicles. Thousands of dealers transact every day, with sellers either launching their vehicles directly to our 20-minute live auction or to Run List, which is a digital list that gives buyers the chance to view the condition report and place proxy bids 24 hours before the auction goes live.

•

ACV Transportation. Through our nationwide network of carrier partners, our technology platform, and dedicated service teams, we move vehicles both locally and long-haul in a cost-efficient and timely manner.

•

ACV Capital. We offer short-term inventory financing for buyers to purchase vehicles on our digital marketplace. Our financing product includes straightforward pricing, allowing our customers to know their inventory costs upfront.

•

Go Green. We provide the seller with an assurance against claims related to defects in the vehicle which we did not identify in our condition report and otherwise may have exposed the seller to loss as a result of arbitration with the buyer.

Data Services

We offer data services for our dealer and commercial partners that bring transparency and offer insights into the condition and value of used vehicles, enabling them to make more informed wholesale and retail inventory management decisions both on and off our digital marketplace.

•

True360 Report. We provide proprietary, vehicle-specific intelligence, including cosmetic and structural vehicle assessments that can be integrated into leading vehicle history report providers. This data helps our dealers and commercial partners buy and sell vehicles and accurately assess and document vehicle condition. Dealers utilize the True360 Report to make wholesale and retail transaction decisions with confidence both on and off our marketplace. Commercial partners use our detailed and marketable True360 commercial inspection reports to better price and sell their used vehicle inventory.

•

ACV Market Report. We provide transaction data and condition reports for comparable used vehicles, including pricing data from third-party sources. With a full picture of how previous vehicle sales have performed, our ACV Market Report gives dealers another tool to determine best pricing and valuation strategies for used vehicles.

Data and Technology

Data and technology are the foundations of our platform and underpin everything we do. Our core data and technology capabilities include inspection, vehicle intelligence, marketplace enablement, and operations automation.

•	Inspection

•

Condition Report. Our platform enables thorough, comprehensive inspections and reports that feature approximately 100 details such as cosmetic irregularities including paint quality, as well as structural assessments that identify prior repairs or existing damages.

•

Virtual Lift. We offer a high definition look at a vehicle’s undercarriage without having to put the vehicle on a lift through Virtual Lift. This is a portable, light-weight, drive-over solution utilizing mobile device technology that can be operated by a single inspector.

•	AMP. We allow for the clear recording and immediate sharing of a vehicle’s engine sound through our Audio Motor Profile, or AMP, solution. This custom feature gives buyers the ability to listen to the vehicle running in a way that is more detailed than physically standing next to the vehicle.

•

Vehicle Intelligence. Our platform is fueled by the data we collect through our proprietary technology, inspections, and activity on our marketplace, as well as third-party market data. We store, analyze, and connect this data to create comprehensive analytics tailored for our dealers and commercial partners. Our pricing engine utilizes our extensive repository of data to help predict wholesale and retail vehicle valuations at scale, and dealers can price any vehicle anywhere. Through live appraisals, we also enable dealers to quickly assess the value of potential trade-in vehicles from consumers.

•	Marketplace Enablement

•

MyACV. We provide an application that serves as our customers’ gateway to our platform through our mobile app, website, or directly leveraging our APIs. MyACV offers user-friendly product features for our customers including personalization, inventory discovery, bidding, purchasing, finalization of post-sale payment options, and additional services including transportation and financing.

•

Private Auction. Our recently launched private auction offering powers private sales for dealer groups and commercial partners, permitting the customization of participants, schedule and duration, bidding, purchasing, and pricing rules.

•

Operations Automation. Investments in our technology platform have unlocked process workflow optimization and automation for pre- and post-auction services. Our configurable and integrated services support payment processing, risk management, processing of titles by a dedicated ACV team or automated through machine learning, arbitration, and transportation services.

Network Effects

Our platform benefits from a virtuous cycle driven by our scaled, digital marketplace and the data and technology we leverage every day. More buyers and sellers engaging on our marketplace drives greater liquidity and greater vehicle selection, which leads to an overall better marketplace experience. This leads to greater scale, driving more vehicle and market data that helps grow our data and technology moat. As we collect more vehicle and market data, we are able to provide greater efficiency to buyers and sellers through more products, which in turn drives greater marketplace supply and scale. For example, our data and technology enables economies of scale that improve our value-added transportation and financing services. As we continue to grow and offer more comprehensive and efficient services, our customers can further benefit from a more streamlined, simple, and consistent experience across the full used vehicle lifecycle. These reinforcing flywheel effects continuously improve our scaled, digital marketplace, and data and technology for our customers, resulting in growth for our platform.

Value Proposition to Our Customers

Our competitive advantages are driven by our ability to enable trust, transparency, and confidence in an industry that has historically lacked these qualities. We provide transparent and accurate vehicle information and access to a vibrant marketplace that efficiently connects buyers and sellers of used vehicles. Both on and off our marketplace, we offer data services to dealers and commercial partners that provide insight into the value and condition of used vehicles, including pre-auction inspections, True360 Reports, as well as pricing guidance for Marketplace Participants. We power our marketplace with technology-driven products and value-added services that address the entire transaction journey, ranging from pre-scheduling to post auction services including title, verification, payment processing, financing and transportation. Our aim is to provide a streamlined, simple and consistent experience for our customers so they are able to shift their focus to the upstream parts of their businesses that matter most.

We Provide Unbiased Accuracy and Transparency

•

We provide detailed condition information and comprehensive vehicle intelligence that help our customers make the best decisions. Before a vehicle is launched on our auction, our vehicle inspectors create a comprehensive and impartial vehicle condition report right at the seller’s lot. This report, which includes approximately 100 detailed data points and over 40 photos of the vehicle including of its undercarriage, provides unbiased information that is unparalleled in its transparency. Our reports alert potential buyers to issues both small and large, and include details ranging from engine fluid levels to individual tire tread depths. We also increase the vehicle’s desirability and retail value through our True360 Reports. We provide off-lease inspections to captive finance companies and OEMs to assess damages and price their vehicles based on their condition. We leverage the multiple data points we collect from our inspections to increase the confidence level of our dealers and commercial partners.

•

Transparent, third-party objectivity is at our core. We believe that our thorough vehicle condition and market reports introduce third-party objectivity that improves the likelihood of buyers and sellers reaching a sale at an attractive price. Approximately 70% of consumers seek a third-party site for independent information validation.[39] In the traditional wholesale process, the owner of the vehicle typically takes full responsibility for the condition of the vehicle. On our platform, we help confirm the integrity of the assets through third-party inspections.

•

We provide insights into actual vehicle value. Our comprehensive approach to inspections and condition reports, as well as our deep data moat, help guide pricing for our dealers and commercial partners. We have a thorough and extensive process that determines the true condition of each individual vehicle we inspect and we are able to predict demand for it through our marketplace. This enables us to help determine the actual cash value of the vehicle, and allows for efficient matching of buyers and sellers in our marketplace.

We Provide a Quick and Efficient Channel for Sourcing and Selling Inventory

•

We believe we provide the fastest means to sourcing and selling inventory at scale for dealers and commercial partners in the wholesale marketplace. We eliminate roughly a week worth of lag time associated with traditional auctions when dealers utilize our digital marketplace to sell their inventory. We provide a highly liquid online marketplace and access to markets outside of the standard local markets of which dealers are accustomed. Through our platform, dealers can source inventory every day, from anywhere. According to our 2020 ACV Survey, 66% of dealers noted they buy and sell more vehicles using our online auction than they would have otherwise been able to at traditional physical auctions. Our online auctions provide sellers with convenient and cost-efficient access to thousands of dealers nationwide, and provide buyers with immediate access to an extensive inventory of thousands of vehicles—all at the touch of a button. In 2019, the average distance between dealers for our transactions was 350 miles. We provide dealers access to inventory and give them the ability to access vehicles from outside of their local markets with total confidence.

•

We eliminate the time requirements associated with traditional auctions. Traditionally, sellers had to wait until an auction was scheduled to wholesale their vehicle, materially increasing the carrying costs of their vehicles. Our platform eliminates the significant time requirements for dealers who have historically had to drive hundreds of miles per week, going to different auctions around their respective regions to source vehicles. With our platform, dealers can remain at their dealerships, where they are able to have better control over their retail operations.

[39]	National Independent Automobile Dealers Association, Used Car Industry Report, 2019

We Hold Ourselves Accountable and Responsible

•

We are partners to our customers. We eliminate the surprise element that has historically been associated with traditional auctions due to the lack of information. At traditional auctions, the buyers and sellers tend to own more of the risk, so the auctions typically do not have much exposure. We own that responsibility and alleviate risk for our partners, and view this as a critical differentiator of our platform. We believe our condition reports more accurately assess condition than any other inspection and we stand behind them.

•

Our data and technology help increase buyer confidence and decrease disputes, and bring ease to the arbitration process. We are able to take the responsibility for representation and arbitration, and can take risk off our dealers, through our optional Go Green assurance service. For some of the most common arbitration causes including transmission issues, we have utilized our deep data moat to help predict when these issues may arise before a sale, significantly driving down the need for arbitration.

We Drive Deeper Insights through Data Aggregation to Value Vehicles Better and Optimize our Marketplace Experience

•

We grow our data repository from a multitude of interactions across the entire transaction journey, from pre-inspection scheduling to post-auction services. We leverage a deep and comprehensive set of data we collect to predict trends around pricing and condition of vehicles. As our community of dealer and commercial partners and our market coverage grow, so does the accuracy and value of these data points, ultimately creating a more trusted, transparent, and efficient process.

We Provide a Holistic Solution for Wholesale Vehicle Acquisition and Disposition

•

We handle every step of the process. Through our comprehensive suite of products and services, our dealers and commercial partners receive trust, transparency, convenience, speed, efficiency, cost savings, and reach. Our customers never need to leave their stores; we bring the vehicles and inspectors directly to them. In addition to our digital marketplace and in-depth condition reports, we also integrate services which handle payments (processed directly through our platform), titles (handled by a dedicated ACV team), arbitration (10-days of protection offered for free plus extended low-cost plans for 20 or 30 days), transportation (delivered directly from the seller’s lot to the buyer’s lot) and financing (straightforward pricing determined by the amount financed and terms selected).

•

We reduce the complexity of logistics. With our ability to help dealers sell their vehicles without ever having to remove the vehicle from their individual lots, we eliminate the burdensome process of dealers needing to haul their vehicles to various auctions with no predictability of a sale. Additionally, we help dealers reach inventory of vehicles much further than they have historically been able to reach. By owning the responsibility of transporting our dealers’ vehicles once a sale has been completed, we eliminate the additional challenge dealers face of having to transport their own vehicles hundreds of miles away.

•

We have financing options that our dealers need. We have over 60 payment options available for buyers. This ranges from standard ACH pulls that we administer, to various vehicle financing sources that we have been able to establish relationships and integrations with, as well as creating our own ACV Capital financing offering that is primarily for independent dealers. This is a significant competitive advantage for us as vehicle financing providers such as banks are generally cautious to provide financing given the high amount needed relative to the value of the vehicle.

We Supplement Our Digital Platform with Dedicated Account Management and Customer Service

•

While we are committed to digitizing the wholesale vehicle auction process, we recognize that some steps still require the human touch to maximize the trust and transparency. We have a dedicated team on the ground in each of our territories, including over 740 vehicle condition inspectors, or VCIs, and over 125 territory managers as of December 31, 2020, who inspect our vehicles, create our vehicle condition reports, and work to build trusting relationships directly with our customers.

•

We focus on the highest quality customer service which helps win and keep customers long-term. We strive to cultivate long-term partnerships with our customers, which is a unique and differentiated approach in the industry.

Why We Win

Our competitive advantage results from our deep expertise in the used vehicle market, a transparent, digital approach for our dealers and commercial partners, and a comprehensive suite of products and services:

Transparent, Digital Approach Unlocks a More Efficient Market.    We are digitizing and bringing transparency and efficiency to a massive, fragmented and highly complex used vehicle market. Our digital marketplace and comprehensive suite of products and services provides greater access to trusted inventory and speed to liquidity for our dealers and commercial partners. Our differentiated approach to vehicle insights also allows us to stand behind vehicles listed on our marketplace and truly partner with our customers. We pioneered what we believe to be the wholesale market’s first seller assurance service, Go Green, which provides the seller with an assurance against claims of defects in the vehicle that are not disclosed in our condition report and which otherwise may have exposed the seller to loss as a result of arbitration with the vehicle buyer. We believe our approach instills more confidence for our customers to transact digitally and we enable transactions that may not have happened in the traditional auction process.

Industry Leading Digital Marketplace with Significant Scale.    The power of our platform is evidenced through our scale and growth. In 2020, we had 16,215 active Marketplace Participants generating $3.3 billion Marketplace GMV, which increased by 29.6% and 86.2%, respectively, from the prior year. Our digital marketplace provides sellers with an efficient channel to wholesale their vehicles and access to thousands of dealers nationwide, and provides buyers with a real-time view of extensive vehicle inventory, all at the touch of a button. As of December 31, 2020, our territory managers and VCIs operated across 125 territories. We believe our ability to build vibrant local and regional networks of Marketplace Participants, combined with our nationwide coverage, creates a strong competitive advantage. The number of units sold on our marketplace in 2020 increased by 62.1% to 391,466. We define Marketplace Participants as dealers or commercial partners with a unique customer ID that have transacted on our digital marketplace at least once in the last 12 months as either a buyer or seller and include independent and franchise dealers buying and selling on our marketplace, as well as commercial partners, consisting of commercial leasing companies, rental car companies, bank or other finance companies, who use our marketplace to sell their inventory. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics” for additional information on Marketplace Participants.

Comprehensive Suite of Products and Services Deepening Relationships with Our Customers.    To further enhance our digital marketplace, we offer a comprehensive suite of products and services that help create a seamless experience and remove the friction and pain points associated with the traditional wholesale process. Through services such as ACV Transportation and ACV Capital, we help our customers manage the entire transaction journey on our platform, becoming an integral partner and deepening our relationships with them. The value of these services is demonstrated in the growth of customer adoption and attachment rates. Of the 391,466 units sold on our digital marketplace in 2020, 37.3% were transported using ACV Transportation or financed using ACV Capital. Our customers trust our products and services to enable them to make more informed wholesale decisions and retail more vehicles.

Growing Technology and Data Moat.    Technology and data inform every aspect of our marketplace, offerings, and services. Our growing repository of data enables transparent, comprehensive, and accurate vehicle information that our customers can trust, powering more efficient and frictionless vehicle transactions both on and off our marketplace. Through the connection of hundreds of discrete data points collected along the entire used vehicle transaction journey, we improve existing products and react dynamically to our customers’ needs. We have also built proprietary technology including Virtual Lift and AMP, which further enhances our industry leading condition and market reports. These reports offer intelligence that enables our customers to make informed wholesale and retail inventory management decisions. Additionally, our back-end technology, which leverages machine learning to reduce manual processes, drives a substantial moat that allows for quicker turnaround time in the post-transaction process and enables our operations to become more efficient.

Attractive Territory Cohort Economics.    As our territories mature and scale, territory-level economics tend to improve driven by more cost-efficient operations and greater customer affinity for our offerings. At the launch of a new territory, we incur a certain amount of costs to establish presence, which are largely fixed costs in nature. This includes adding a territory manager and a team of our VCIs who carry out inspections on our customers’ lots and help drive stronger relationships with our customers and increase their usage of our platform. This cost structure allows us to support strong transaction growth without significant incremental costs. As we reach greater scale and higher levels of density in a territory, we typically experience lower inspection cost per vehicle and better overall economics per transaction.

Mission-Driven Culture and Proven Team.    We founded ACV with the core principle of investing in people and technology to bring trust and transparency across the entire used vehicle market. We are invested in the development and empowerment of our over 1,470 teammates. We believe the happiness of our teammates leads to successful business operations, and comes from learning and engaging in fulfilling work, which results in ample professional growth opportunities. Additionally, we represent the successful creation of an entrepreneurial ecosystem in our hometown, and our success enables us to attract some of the best talent in the region and across the country. Our leadership team is composed of seasoned executives with demonstrated track records of scaling businesses across auto, consumer, and marketplace companies.

Our Growth Strategies

We have grown significantly since first going live with our offering in 2015, and we are already disrupting the traditional wholesale vehicle on an immense scale. We believe we have a massive underpenetrated addressable opportunity ahead of us.

Key elements of our strategy to grow our business include:

Increase the Number of Marketplace Participants on Our Platform.    We believe there are significant opportunities to continue to grow the number of dealers and commercial partners on our platform. We intend to attract new dealers and commercial partners with targeted sales and marketing efforts focused on educating potential Marketplace Participants as to the benefits of our offerings. As of December 31, 2020, we had 16,215 Marketplace Participants on our platform. There are approximately 16,500 franchise dealers in the United States and franchise dealers represent a core source of the overall supply of our marketplace, accounting for 32.7% of our Marketplace Participants as of December 31, 2020. Independent dealers represent a core source of the overall demand on our marketplace. There are over 38,000 independent dealers in the United States. Additionally, we also believe there are thousands of commercial consignors that sell to dealers in the wholesale market today.

Drive Greater Share of Wholesale Transactions with Existing Customers.    While our industry leading digital marketplace has and will continue to enable us to grow the number of dealers on our platform over time, we believe that we have room to increase the number of wholesale transactions from existing customers. As of December 31, 2020, we had 16,215 Marketplace Participants on our platform compared to the over 50,000 automotive dealers in the United States, while 391,466 Marketplace Units were transacted on our digital marketplace in 2020, compared to the estimated 22 million used vehicles that are bought and sold in the wholesale market each year. We remain in the early stages of penetrating our Marketplace Participants’ total number of wholesale transactions and we believe that our streamlined, simple, and consistent experience for our customers will result in an increasing share of their wholesale transactions. In providing inspection services for our commercial partners with True360 Reports we expect a growing number of commercial consignors to utilize our digital marketplace and data services in the future.

Introduce New Products.    We plan to leverage our extensive data and technology capabilities to continue to introduce new and complementary products and services. Introducing new products to our platform and continuing to refine our current offerings will increase our competitive advantage. One area of focus is the development of data-powered products that enable our customers to buy and sell used vehicles more effectively in a hyper digital world, and help fuel growth across dealer wholesale, commercial wholesale, and consumer-to-dealer channels. Additionally, we are focused on discovering new products that will continue to power our pricing engine and complement our market reports.

Pursue Targeted Acquisitions.    We believe that the complexity of the automotive industry provides substantial opportunity for investment to strengthen our competitive moat. In 2019 we acquired TrueFrame, a provider of comprehensive vehicle inspections for dealers and their retail consumers. This allowed us to extend the reach of our dealer platform to the retail consumer market through our True360 Reports, which can be integrated into leading vehicle history report providers. In April 2020, we acquired ASI, which allowed us to enter the commercial inspection market and strengthen our offerings for our commercial partners. We will continue to pursue select acquisitions that extend the capabilities of our platform, enhance our comprehensive suite of products and offerings, and bring talent to our team.

Expand Internationally.    The U.S. used vehicle market represents approximately 36% of the global market.40 We believe that our trusted and transparent digital marketplace and data-driven insights will be an attractive value proposition to many automotive dealers and commercial consignors around the world. By leveraging our data and technology platform and our go-to-market expertise developed in the United States, we plan to thoughtfully expand to new countries and offer services that we believe best suit the needs of those markets. We have designed our platform with scale and flexibility at its core, with features and functionality that can easily be enabled across multiple formats and countries. We plan to leverage these strengths to launch in other countries where we see attractive industry dynamics.

[40]	Technavio, Global Used Car Market 2020–2024, U.S. Used Car Market 2020–2024

Our Offerings and Services

Our platform leverages data and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. Our digital marketplace offerings include our auction and value-added services, ACV Transportation, ACV Capital, and our Go Green assurance. Our data services provide insights into the condition and value of used vehicles for transactions both on and off our marketplace. Our core data and technology include inspection, vehicle intelligence, marketplace enablement, and operations automation.

Digital Marketplace

•

Auction. Our core offering is our online auction, which facilitates instant transactions of wholesale vehicles. Thousands of dealers transact on our digital marketplace every day, with sellers either launching their vehicles directly to our 20-minute live auction or to Run List. When sellers launch their vehicles directly to our online auction buyers can search and discover relevant inventory through customized filters, such as price, location, and vehicle-specific details including mileage, location, year, make, and model.

•

Run List. Run List supports dealers in making informed decisions. It allows for pre-filtering and pre-screening of vehicles up to 24 hours prior to an auction taking place. This allows dealers the time to thoroughly review vehicle data and insights and focus their searches.

•

ACV Transportation. Through our nationwide network of carrier partners, our technology platform, and dedicated service teams, we move vehicles both locally and long-haul in a cost-efficient and timely manner. All buyers on our platform have the ability to see real-time transportation quotes as part of the vehicle-display page and add transportation services during checkout. Once the transaction is finalized, dealers will receive a confirmation email and have access to status reports on MyACV to follow the vehicle on its journey to its new dealer. We offer transportation services from the vehicle’s location.

•

ACV Capital. We offer short-term inventory financing for buyers to purchase vehicles on our digital marketplace. Our financing product includes straightforward pricing with no hidden costs and no additional fees, allowing our customers to know their inventory costs upfront.

•

Go Green. We provide the seller with an assurance against defects in the vehicle which are not disclosed in our condition report and otherwise may have exposed the seller to a loss as a result of arbitration with the buyer. We believe Go Green is the wholesale market’s first seller assurance service and this approach instills more confidence in dealers and commercial partners to transact digitally.

Data Services

We offer insights into the condition and value of used vehicles for transactions both on and off our marketplace and help dealers, their end consumers, and commercial partners make more informed decisions and transact with confidence and efficiency.

•	True360 Report. We provide proprietary, vehicle-specific intelligence, including cosmetic and structural assessments. This data helps our dealers and commercial partners buy and sell vehicles and accurately assess and document vehicle condition. Dealers utilize our True360 Report to make wholesale and retail transaction decisions with confidence both on and off our marketplace. The True360 Reports can be integrated into leading vehicle history report providers, such as CarFax and AutoCheck, to increase transparency. Commercial partners use our detailed and marketable True360 commercial inspection reports to better price and sell their used vehicle inventory.

•

ACV Market Report. We provide a transparent view of sold auctions, including the industry’s best condition data, to help dealers make well informed buying and selling decisions in minutes. Updated daily, our ACV Market Report provides dealers with a full picture of how previous vehicles have performed, allowing them to determine the best pricing strategy for their auctions. In just a few clicks, dealers can view the current market value of a vehicle and instantly improve their pricing strategy. By simply entering the vehicle identification number, or VIN, and mileage of a certain vehicle, the ACV Market Report will pull all the corresponding transactions displaying the price of the vehicles sold. The report provides a range from the low value to high value of the year, make, and model sold on the platform, and will list all of the vehicle’s information including location, date, mileage and sold price. Dealers can utilize filters to further narrow down results in order to get the best picture to assess the pricing strategy for that particular vehicle.

Data and Technology

Data and technology are the foundations of our platform and underpin everything we do. Our core data and technology capabilities include inspection, vehicle intelligence, marketplace enablement, operations automation.

Inspection.    Our team of VCIs is crucial to generating supply for our marketplace in a given territory. Each of our territory managers has a dedicated local team of certified VCIs, all of whom are employed by us, that perform inspections as part of a dealer’s listing when selling a vehicle through an online auction, or in connection with delivering a True360 report. An inspection from one of our VCIs collects hundreds of different data points and serves as independent third-party insight on the condition of a vehicle.

•

Condition Report. Our platform enables thorough, comprehensive inspections, which form our detailed condition reports that are attached to every vehicle sold through our marketplace. These inspections feature approximately 100 details such as cosmetic irregularities including paint quality, as well as structural assessments that identify prior repairs or existing damages. For the cosmetic and structural analysis, our inspectors complete metering of all paint surfaces to help identify irregularities in paint quality and assess the structure of the vehicle to identify prior repairs or existing damages. Inspectors also use drivetrain and mechanical analyses to read and clear diagnostic trouble codes, and identify potential resolutions for them. For interior and exterior reviews, inspectors complete a detailed evaluation of the vehicle, ranging from the cupholder and gauge, to the tires.

•

Virtual Lift. We offer a high definition look at a vehicle’s undercarriage without having to put the vehicle on a lift through Virtual Lift. This is a portable, light-weight, drive-over solution utilizing mobile device technology that can be operated by a single inspector in a matter of minutes. Virtual Lift elevates the level of trust and transparency on our digital marketplace by providing a digital look into a vehicle’s undercarriage.

•

AMP. We allow for the clear recording and immediate sharing of a vehicle’s engine sound through our Audio Motor Profile, or AMP. This custom feature gives buyers the ability to listen to the vehicle running in a way that is better than physically standing next to the vehicle. AMP captures the engine turning, idle periods, and rev cycles. Utilizing our advanced machine learning algorithms, we leverage our audio database of over 850,000 used vehicles to provide guided insights on vehicle engine conditions.

Vehicle Intelligence.    Our platform is fueled by the data we collect through our proprietary technology, inspections, and activity on our marketplace, as well as third-party market data. We store, analyze, and connect this data to create comprehensive analytics tailored for our dealers and commercial partners. Our pricing engine utilizes our extensive repository of data to help predict wholesale and retail vehicle valuations at scale; and dealers can price any vehicle anywhere. Through live appraisals, we also enable dealers to quickly assess the value of potential trade-in vehicles from consumers.

Marketplace Enablement

•

MyACV. We provide an application that serves as our customers’ gateway to our platform through our mobile app, website, or directly leveraging our application programming interfaces, or APIs, and provides quick access to all of their important information all in one place. MyACV offers user-friendly product features and functionalities for our customers including personalization, inventory discovery, bidding, purchasing, and finalization of post-sale payment options, as well as additional services including transportation and financing. Our navigation feature accommodates a constantly increasing list of new capabilities, like the Data Export feature that allows dealers to download won, sold, and saved auction details.

•

Private Auction. Our recently launched private auction product powers customized private sales for dealer groups and commercial partners, permitting the customization of participants, schedule and duration, bidding, purchasing, and pricing rules. Our customers are able to curate and customize their audience, auction schedule and duration, and bid policy, among other items, in a co-branded interface.

Operations Automation.    Investments in our technology platform have unlocked process workflow optimization and automation for pre- and post-auction services. Our configurable and integrated services support payment intermediation and transportation services by directly processing the dealer request in our app. Titles processing is partially automated through machine learning and handled by a dedicated ACV team of experts. Our ACV Arbitration platform facilitates the arbitration process from end-to-end, providing an automated and objective review and settlement of claims.

ACV IS A GREAT PLATFORM. THEY MAKE IT EASY TO BUY AND SELL FROM ANYWHERE. ACV HAS ALSO EXPANDED MY REACH INTO NEW MARKETS BY INCLUDING AFFORDABLE TRANSPORTATION SERVICES THAT ARE WORKED INTO THE SALE, SO I DON'T HAVE TO DEAL WITH THE LOGISTICS.

Brittany Hibdon
Dealer Principal
Hibdon Auto Center

I'M GETTING BUYERS FROM ALL OVER VERSUS THE TRADITIONAL AUCTIONS WHERE I ONLY GET LOCAL BUYERS. ACV MAKES IT VERY SIMPLE. IT'S JUST THE PUSH OF A BUTTON AND IT SAVES ME A LOT OF TIME AND MONEY.

Carlos Gamboa
General Manager
Mi Pueblo La Familia Autos

MI PUEBLO

WE'RE MAKING MORE IN THE WHOLESALE DEPARTMENT THAN WE EVER HAVE, BUT ALSO, ACV'S GIVEN US GUIDANCE SO THAT WE CAN BE SUCCESSFUL.

John Preston
General Manager
Marin County Ford

WE MOVE 100% OF OUR WHOLESALE INVENTORY THROUGH ACV. THE INFORMATION IS VERY CONSISTENT... YOU DON'T HAVE TO SECOND GUESS IT OR WORRY ABOUT IT.

Brian Singh
General Manager
Parkway Family Mazda

PURCHASING CARS THROUGH ACV IS SO EASY AND A LOT LESS STRESSFUL. I CAN MANAGE IT ALL RIGHT FROM MY PHONE AND THE CONDITION REPORTS ARE SO THOROUGH THAT I HONESTLY DON'T LOOK AT THEM MUCH ANYMORE. THAT'S HOW MUCH I TRUST THE INSPECTIONS. THE CARS ARRIVE EXACTLY AS DESCRIBED.

RD Proud
General Manager
Auto Union LTD

WHEN I USE ACV CAPITAL, ACV'S FLOOR PLAN, THE PROCESS ACTUALLY GETS SPED UP VERSUS USING A TRADITIONAL FLOOR PLAN... AND THE FEES ARE MORE AFFORDABLE.

Josh Adams
Owner
Prestige Motor Sales

ACV'S REAL VALUE TO US IS BEING ABLE TO SELL OUR VEHICLES FROM OUR RECEIVING LOCATION VERSUS HAVING TO PUT THE VEHICLE ON A TRANSPORTER AND SHIP IT TO THE AUCTION. WE ARE AVERAGING A $400-$450 SAVINGS/CAR WITH ACV.

Joe Coreno
Director of Retail and Remarketing Operations
Fusion Auto Finance

ACV'S APP IS SIMPLE TO USE. THE STAFF IS QUICK AND RESPONSIVE WHEN WE NEED THEM AND THEY SAVE US TIME AND MONEY. ACV HAS HELPED US DOUBLE OUR PROFITS FOR THE UNITS WE SELL ON THE PLATFORM.

Jesse Nammack
Used Car Sales Manager
Apple Ford Lincoln

Technology

Software and data are the foundation of our marketplace and products. We have a dedicated, world-class delivery team that has developed an event-driven service-oriented architecture to process millions of events every day.

Our technology provides the following capabilities:

•

Usability.    Our state of the art, dealer-centric user experience continues to evolve with the needs of our Marketplace Participants. Our platform has been designed to be capable to either stand alone or to integrate with third party platforms and APIs.

•

Flexibility.    Features and functionality developed for ACV’s platform can easily be enabled, and configured for individual Marketplace Participants. Technology and data products and services can stand alone as individual or integrated solutions.

•

Reliability.    We were an early adopter of Kubernetes which powers the infrastructure for our highly-reliable, event-driven, service oriented architecture. We have consistently accomplished an over 99.99% uptime while deploying to production over 20 times per day.

•	Security. We have a dedicated industry-leading security team and are an approved partner for financial institutions.

These capabilities enable the following advantages:

•

Powerful User Experience.    We deliver an engaging, scalable, and consistent user experience for a broad set of customers by providing a common set of customizable tools for individual inspections and other use cases. These foundational experiences are designed with a deep understanding of the challenges dealers have historically faced.

•

Speed of Innovation.    Our platform approach, combined with our cloud-based infrastructure, our lean product development principles, and our agile software development methodology allows us to quickly act on evolving dealer and partner customer needs.

•	Omni-Channel Advantages. As we scale, our growing set of inspection and condition report use cases, and data offerings for wholesale and retail markets benefits from omni-channel advantages.

Sales

Our sales team is responsible for onboarding our dealers and commercial partners and ensuring their success and satisfaction on our platform. We have built a robust internal sales team of over 60 employees that act as account managers, and partner with our customers. Account managers are often the first point of contact for customers seeking to join our platform, and develop meaningful relationships with our dealers and commercial partners. We also have a dedicated sales team that proactively sources new customers, particularly for our more nascent territories or in existing territories where we seek to improve our buyer to seller ratio. After dealers are on-boarded onto our platform, they can interact with their account managers through in-app messaging, by email, or by phone.

Our 125 territory managers also function as sales representatives, particularly in more nascent territories where they develop personal relationships with local dealers. When launching and entering new territories, our dedicated on the ground team, including territory managers, VCIs, and other operations staff, target and onboard dealers in the respective territory with an appropriate balance of buyers and sellers to encourage vibrancy in the marketplace. Territory managers continue to support our dealers, building awareness of our brand in the regions in which they operate. Our VCIs serve as a sales support team by building and cultivating relationships with our customers through multiple weekly visits to customers in their territories. Given the strength of their relationships and frequency of interaction with our dealers, VCIs often double as informal relationship managers and can be a key point of contact for dealers on our platform.

Marketing

We build and cultivate relationships with our dealer and commercial partners, with the goal of providing a streamlined, simple, and consistent experience for our customers. Marketing campaigns and promotions are used throughout the transaction journey to guide the customer through the funnel, cross-sell offerings and ultimately reach their full volume potential with ACV.

Our marketing initiatives aim to drive brand awareness, incentivize our existing partners to remain engaged and active in our marketplace, and attract new dealers and commercial partners to our platform. We are focused on building a world-class acquisition engine led by our marketing team and in partnership with our VCIs, business development representatives and account managers. Our customer acquisition efforts are strategically aligned to territories or regions that could benefit from dealer development. We are focused on increasing retention and growing wallet share with our customers.

We acquire new customers through a variety of marketing channels including digital (paid search, search engine optimization, display, social, video and influencer marketing), direct marketing (promotional and brand building) and outbound business development. The marketing and business development teams own the customer relationship from initial inquiry to sign-up. After onboarding they are assigned a dedicated account manager or territory manager for on-going support. Engagement with our customers is driven by ongoing and regular communications from their account managers or territory managers. Additionally, account managers and territory managers determine appropriate promotions to re-engage buyers and sellers, as well as an incentive for new customers to sign-up and engage.

Competition

We mainly compete with large, national offline vehicle auction companies, such as Manheim, a subsidiary of Cox Enterprises, Inc., and KAR Auction Services. The offline vehicle auction market in North America is largely consolidated, with Manheim and KAR Auction Services serving as large players in the market, accounting for an estimated 70% of the wholesale auction market. Both of these traditional offline vehicle auction companies are expanding into the online channel and have launched online auctions in connection with their physical auctions, including Manheim Express and TradeRev and BacklotCars (KAR Auction Services’ mobile application). We also compete with a number of smaller digital auction companies. In addition, we compete with smaller chains of auctions and independent auctions. Our dealers also compete for vehicles that may go to peer-to-peer online marketplaces such as Facebook, Craigslist, eBay Motors and Nextdoor.com.

Human Capital and Culture

We believe the development and empowerment of our people is critical to our ability to deliver differentiated solutions to our customers. We strive to be a great place to work—a place where we welcome innovation, diversity, inclusion, and foster a spirit of community from our corporate headquarters to our teammates in the field. We give our teammates the freedom, tools, resources, and opportunity to build the future—for our company, our customers, and our communities. We hire happy and enthusiastic people who want to grow with us. We believe the happiness of our teammates comes from engaging and fulfilling work and from ample personal and professional growth opportunities. We strive to ensure that all of our teammates have what they need to get to where they want to be, and we try our best to make it fun along the way. We invest heavily in the development of our teammates through training, internal development, and mobility options to drive growth. Together with respect, empowerment, and the spirit of innovation, we create the dynamic energy that drives our business forward.

We represent the successful creation of an entrepreneurial ecosystem in our hometown and our growth and scale highlight that the spirit of innovation is alive and well in Buffalo, New York.

We are continuously building an exceptional culture that strives to drive engagement, exceed expectations, and directly impact company success. Along the way, we have won many awards that speak to our focus on our people. From 2018 to 2020, we were recognized by Auto Remarketing’s Best Auctions to Work For three years in a row. In 2019, we were named to Buffalo Business First’s Best Places to Work 2019 list, second place in the large business category. In 2018, we won gold in the Stevie® Awards for Great Employers in the automotive employer of the year category, and we were ranked on Entrepreneur Magazine’s Top Company Cultures list in the top 20 in the medium-size company category.

We have a proven leadership team composed of seasoned executives with demonstrated track records of scaling businesses, as well as business leaders from across auto, consumer, and marketplace businesses. As of December 31, 2020, we had over 1,470 teammates, including our more than over 740 highly sophisticated VCIs that help support our relationships with our customers nationwide. Additionally, we have 125 teammates in product and engineering, 83 in sales and marketing and 314 in corporate.

Intellectual Property

We rely on a combination of federal, state, common law and international legal rights, as well as contractual restrictions, to protect our intellectual property, including trademarks, domain names, copyrights, trade secrets, patents and confidentiality agreements with employees and third parties. We pursue the registration of our trademarks, service marks and domain names in the United States and in certain locations outside the United States.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors and third parties. We further control the use of our proprietary technology and intellectual property through provisions in our terms of service. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective. Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop platforms with the same functionality as our platform. For more information regarding the risks relating to intellectual property, see “Risk Factors—Risks Related to Information Technology and Intellectual Property.”

Our Facilities

We do not own any real property. Our principal executive offices are located in Buffalo, New York where we lease a total of approximately 23,000 square feet of space in two buildings under two leases that expire in 2022 and 2023, respectively, subject to renewal. The operations in these office spaces principally consist of VCIs, territory managers and regional directors.

Our Government Regulations

The industry in which we operate is and will continue to be subject to extensive U.S. federal, state and local laws and regulations. The wholesale, financing and transportation of used vehicles are regulated by the states in which we operate and by the U.S. federal government. These laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage, processing, transfer and other use of personal information and other customer data. We are also subject to federal and state laws, such as the Equal Credit Opportunities Act and prohibitions again unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. We are subject to regulation by state financial regulatory agencies. We also are subject to audit by such state regulatory authorities. Additionally, we may be subject to regulation by individual state dealer licensing authorities and state consumer protection agencies.

The wholesale sale of used vehicles through our platform and financing offerings may be subject to state and local licensing requirements. Despite our belief that we are not subject to the licensing requirements of such jurisdictions, regulators of jurisdictions in which our customers reside for which we do not have a dealer or financing license could require that we obtain a license or otherwise comply with various state regulations. Regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions, increase our operating expenses and adversely affect our financial condition and results of operations.

In addition to these laws and regulations, our facilities and business operations are subject to a wide array of federal, state and local laws and regulations relating to occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, privacy and data security, anti-spam, content protection, electronic contracts and communications, mobile communications, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently subject to any pending or threatened litigation that we believe, if determined adversely to us, would individually, or taken together, would reasonably be expected to have a material adverse effect on our business or financial results.

MANAGEMENT

The following table sets forth information for our executive officers and directors as of February 15, 2021:

Name	Age	Position
Executive Officers:
George Chamoun	46	Chief Executive Officer and Director
Craig Anderson	44	Chief Corporate Development and Strategy Officer and Chief Legal Officer
Vikas Mehta	45	Chief Operating Officer
Michael Waterman	52	Chief Sales Officer
William Zerella	64	Chief Financial Officer
Non-Employee Directors:
Kirsten Castillo	48	Director
Robert Goodman	60	Director
Brian Hirsch	47	Director
René F. Jones	51	Director
Eileen Kamerick	62	Director
Brian Radecki	50	Director

Executive Officers

George Chamoun has served as our Chief Executive Officer and a member of our board of directors since September 2016. Prior to joining us, Mr. Chamoun held various positions at Synacor, Inc., or Synacor. Mr. Chamoun co-founded Synacor’s predecessor company, Chek, Inc., and served as its Chief Executive Officer from January 1998 until he led the acquisition of MyPersonal.com, Inc. in December 2000 to form Synacor. Prior to departing Synacor in September 2016, Mr. Chamoun most recently served as President of Service Provider Sales and Marketing. In addition to his work as our Chief Executive Officer, Mr. Chamoun currently serves as chairman of Launch NY, a nonprofit organization supporting the start-up ecosystem in Upstate New York. Mr. Chamoun holds a B.A. in political science from the State University of New York at Buffalo. We believe that Mr. Chamoun is qualified to serve on our board of directors due to his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.

Craig Anderson has served as our Chief Corporate Development and Strategy Officer and Chief Legal Officer since June 2018. He previously served as Chief Financial Officer at Compass, a real estate platform, from July 2017 until March 2018. Before that, Mr. Anderson served as Chief Financial Officer and Chief Operating Officer of Flywheel Sports, a technology-enabled fitness provider, from September 2015 to June 2017, as well as President and Chief Operating Officer at Opt-Intelligence, an advertising exchange, from April 2013 to September 2015. Mr. Anderson began his career as an attorney at O’Melveny & Myers LLP before moving to the investment banking division of The Blackstone Group. Mr. Anderson holds a B.A. in economics from the University of California, Berkeley, a J.D. from Harvard Law School and an M.B.A. from The Wharton School at the University of Pennsylvania.

Vikas Mehta has served as our Chief Operating Officer since January 2019. Prior to joining us, Mr. Mehta served for over a decade in several leadership roles in North America and Europe at eBay, Inc., or eBay, including as Payments Lead, Americas from June 2018 to January 2019 and General Manager, Consumer Business Germany from June 2015 to May 2018. He has also served as Chief

Operating Officer at Kijiji, an eBay subsidiary and Canada’s largest classifieds site, in addition to earlier roles at the company. Prior to joining eBay, Mr. Mehta served as Manager of Sourcing Strategy at The Allstate Corporation. Mr. Mehta holds a B.S. in chemical engineering from the University of Florida and master’s degrees in chemical engineering and technology policy from the Massachusetts Institute of Technology.

Michael Waterman has served as our Chief Sales Officer since April 2019, and previously served as our Senior Vice President, Business Development beginning in October 2016. Prior to his arrival at our company, Mr. Waterman served in various product and sales management roles, including as Division Vice President at Dealertrack, Inc. from November 2012 until July 2016, Director, Strategic Dealer Sales at ADESA, Inc. from March 2011 until October 2013 and National Sales Director, Inventory Solutions at Dealertrack, Inc. from March 2006 until March 2011. He also began his career managing dealerships. Mr. Waterman holds a B.S. in finance from Kent College.

William Zerella has served as our Chief Financial Officer since September 2020. Prior to joining us, Mr. Zerella served as Chief Financial Officer of Luminar Technologies, Inc. from June 2018 to May 2020. Mr. Zerella also served as Chief Financial Officer of Fitbit, Inc. from June 2014 to June 2018. In addition to these roles, he has previously served as Chief Financial Officer for Vocera Communications, Inc., Force10 Networks Inc., Infinera Corporation and Calient Technologies, Inc., along with holding various other senior level financial and management positions at additional companies, including GTECH Corporation and Deloitte & Touche LLP. Mr. Zerella is currently a member of the board of directors of GroundTruth Inc., where he also serves as chair of the audit committee. Mr. Zerella holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the New York University Leonard N. Stern School of Business.

Non-Employee Directors

Kirsten Castillo has served as a member of our board of directors since October 2020. Ms. Castillo most recently served as Chief Operating Officer of GlobalTranz Enterprises, Inc., or GlobalTranz, from May 2017 to November 2018. She previously served as Chief Executive Officer of Logistics Planning Services, or LPS, from September 2012 until its acquisition by GlobalTranz in May 2017. Ms. Castillo also served as Chief Operating Officer of LPS from September 2010 to September 2012. Ms. Castillo is committed to the advancement of women and has served as Vice President of Engagement for AWESOME (Advancing Women’s Excellence in Supply Chain, Operations, Management and Education) since August 2019. Since April 2020, Ms. Castillo has served on the board of directors of Ocugen, Inc. She holds a B.S. from the University of Minnesota and a Global Executive M.B.A. from Duke Fuqua School of Business. We believe that Ms. Castillo is qualified to serve on our board of directors due to her significant business, management and leadership experience.

Robert P. Goodman has served as a member of our board of directors since February 2017. Mr. Goodman is a Partner at Bessemer Venture Partners, a venture capital firm which he joined in 1998, and is a Managing Member of Deer Management Co. LLC, the management company for Bessemer Venture Partners’ investment funds, including Bessemer Venture Partners IX L.P. and Bessemer Venture Partners IX Institutional L.P. Prior to joining Bessemer Venture Partners, Mr. Goodman founded and served as the Chief Executive Officer of three privately held telecommunications companies. Mr. Goodman served on the board of directors of Blue Apron Holdings from November 2015 to December 2019, and he is or has been a member of the boards of directors of a number of other portfolio companies of Bessemer Venture Partners in the areas of software, mobile and business-to-business marketplace. Mr. Goodman holds a B.A. in Latin American studies from Brown University and an M.B.A. from Columbia University. We believe that Mr. Goodman is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies, particularly technology companies, and his experience as a director of both public and private companies.

Brian Hirsch has served as a member of our board of directors since August 2016. He is a Co-Founder and Managing Partner of Tribeca Venture Partners, or TVP, which he formed in 2011, where his investment interests include entrepreneurial startups and high growth companies in numerous sectors, including marketplaces, fintech, SaaS, edtech and consumer related businesses. Prior to founding TVP, Mr. Hirsch was a founder and Managing Director of Greenhill SAVP, the venture capital arm of Greenhill & Co., Inc., from 2006 to 2011. In total, Mr. Hirsch has been a venture capitalist and early stage tech investor for over twenty-three years. He currently serves on the board of directors of numerous private technology companies. Mr. Hirsch holds a B.A. in economics and American studies from Brandeis University. We believe that Mr. Hirsch is qualified to serve on our board of directors due to his experience providing guidance and counsel to, including serving on the boards of directors of, a wide variety of companies across different sectors, as well as his experience as a venture capitalist.

René F. Jones has served as a member of our board of directors since October 2020. Mr. Jones currently serves as Chairman of the board of directors and Chief Executive Officer of M&T Bank Corporation, or M&T, and its principal banking subsidiary, M&T and Manufacturers and Traders Trust Company, or M&T Bank, positions he has held since December 2017. Mr. Jones is also a member of the Executive Committee of M&T and M&T Bank. Mr. Jones joined M&T Bank in 1992 and held a number of roles there prior to his elevation to Chairman of the board of directors and Chief Executive Officer, including Executive Vice President of M&T from 2006 to 2017, Chief Financial Officer of M&T and M&T Bank from 2005 to 2016 and Vice Chairman of M&T Bank from 2014 to 2017. Mr. Jones serves as a member of the boards of directors of the Westminster Foundation in Buffalo, New York and the Jacobs Institute, a non-profit medical device innovation center in Buffalo, New York. He is also on the board of trustees of the Massachusetts Historical Society and is a trustee of the Burchfield Penney Art Center in Buffalo, New York. Mr. Jones holds a B.S. in management science from Boston College and an M.B.A. with concentrations in finance, organization and markets from the University of Rochester Simon School of Business. We believe that Mr. Jones is qualified to serve on our board of directors due to his significant financial and leadership experience with M&T.

Eileen A. Kamerick has served as a member of our board of directors since March 2020. Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Previously, from March 2014 until January 2015, she was Senior Advisor to the Chief Executive Officer and Executive Vice President and Chief Financial Officer of ConnectWise, Inc. Ms. Kamerick has also previously served as chief financial officer at several companies, including Houlihan Lokey, Inc., Heidrick & Struggles International, Inc., Leo Burnett Company, Inc. and BP Amoco Americas. Ms. Kamerick currently serves on the boards of directors of Associated Banc-Corp. and Hochschild Mining, plc, where she also serves as chair of the audit committee, as well as on the boards of directors of certain closed end funds advised by Legg Mason Partners Fund Advisors, LLC and 24 AIG and Anchor Trust Funds. Ms. Kamerick previously served on the board of directors of Westell Technologies, Inc. from December 2003 to December 2016. Ms. Kamerick additionally currently serves as a national board member of the Alzheimer’s Association. Ms. Kamerick is a National Association of Corporate Directors Board Leadership Fellow, and she has also earned the National Association of Corporate Directors Directorship Certification. Ms. Kamerick holds a B.A. in English literature from Boston College, and an M.B.A. and a J.D. from The University of Chicago. We believe that Ms. Kamerick is qualified to serve on our board of directors due to her financial expertise and her extensive experience as a director of other companies.

Brian Radecki has served as a member of our board of directors since February 2021. Mr. Radecki currently serves as the Founder, Chief Executive Officer and member of the board of directors of Rapa Therapeutics, a clinical stage start-up biotechnology company spun out of the National Cancer Institute in September 2017. Mr. Radecki is also an active angel investor, with investments across several industries in companies at various stages of the corporate lifecycle. Since January 2017, Mr. Radecki has been an investor and member of the board of directors of Wheels Up Partners Holdings LLC. Mr. Radecki also currently serves on the board of directors of Rosecliff Acquisition Corp I after joining its board in February 2021. From 1997 to 2016, Mr. Radecki held various senior operational and financial roles at CoStar Group Inc., or CoStar, including serving as its Chief Financial Officer from 2007. While at CoStar, Mr. Radecki helped lead the company’s initial public offering in 1998, along with subsequent equity offerings and several acquisitions. Prior to joining CoStar, Mr. Radecki served as Accounting Manager at Axent Technologies, Inc. Earlier in his career, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, both based in Buffalo, New York. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo. We believe Mr. Radecki is qualified to serve on our board of directors due to his extensive experience working at public companies in senior level roles, along with his substantial investment and advisory experience as a private angel investor.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. We currently have seven directors. All of our directors currently serve on the board of directors pursuant to the provisions of a voting agreement between us and several of our stockholders. The voting agreement will terminate upon the completion of this offering, after which there will be no further contractual obligations regarding the election or designation of our directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be George Chamoun and Robert P. Goodman, whose terms will expire at the first annual meeting of stockholders to be held following the completion of this offering;

•	the Class II directors will be Brian Hirsch and Eileen A. Kamerick, whose terms will expire at the second annual meeting of stockholders to be held following the completion of this offering; and

•

the Class III directors will be Kirsten Castillo, René Jones and Brian Radecki, whose terms will expire at the third annual meeting of stockholders to be held following the completion of this offering.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our board of directors has determined that none of our directors, other than George Chamoun, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under The Nasdaq Stock Market, or Nasdaq, listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee and a compensation committee, and will establish a nominating and corporate governance committee prior to the completion of this offering. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Eileen A. Kamerick, René Jones and Brian Radecki, each of whom our board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act of 1934, or the Exchange Act. The chair of our audit committee is Ms. Kamerick, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

Our compensation committee consists of Robert P. Goodman, Brian Hirsch and Brian Radecki. The chair of our compensation committee is Mr. Goodman. Our board of directors has determined that each member of the compensation committee is independent under Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The principal duties and responsibilities of our compensation committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•

reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity and non-equity incentive plans;

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•	reviewing and evaluating succession plans for the executive officers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Kirsten Castillo and Eileen A. Kamerick. The chair of our nominating and corporate governance committee will be Ms. Castillo. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;

•	approving the retention of director search firms;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	overseeing an annual evaluation of the board’s performance.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of Nasdaq.

Code of Conduct

In connection with this offering, we have adopted a Code of Conduct that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct will be posted on our website at www.acvauctions.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

During the year ended December 31, 2020, we did not pay compensation to any of our non-employee directors for service on our board of directors, other than as described below. While we have not had a formal director compensation policy, in connection with the appointments of Ms. Castillo, Mr. Jones and Ms. Kamerick to our board of directors in 2020, we granted stock options to each of them, as further described below. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2020:

Name	Option Awards(1)(2)	Total
Kirsten Castillo(3)	$598,740	$598,740
Brian Goldsmith(4)	—	—
Robert P. Goodman	—	—
Brian Hirsch	—	—
René F. Jones(5)	598,740	598,740
Eileen Kamerick(6)	386,770	386,770
Jordan Levy(7)	—	—

(1)

Amounts reported represent the aggregate grant date fair value of the stock options granted to our non-employee directors during 2020 under our 2015 Long-Term Incentive Plan, or our 2015 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee directors.

(2)	As of December 31, 2020, the aggregate number of shares underlying outstanding options to purchase our Class B common stock held by our non-employee directors were: 686,964.
(3)	Ms. Kamerick joined our board of directors in March 2020.
(4)	Mr. Goldsmith resigned from our board of directors in February 2021.
(5)	Ms. Castillo joined our board of directors in October 2020.
(6)	Mr. Jones joined our board of directors in October 2020.
(7)	Mr. Levy resigned from our board of directors in February 2021.

In March 2020, in connection with her commencement of services, we granted Ms. Kamerick a stock option to purchase 286,964 shares of our Class B common stock, with an exercise price of $2.25 per share. The option vests in twelve equal quarterly installments, commencing on March 5, 2020, subject to Ms. Kamerick’s continuous service with us. In October 2020, in connection with their commencement of services, we granted each of Ms. Castillo and Mr. Jones a stock option to purchase 200,000 shares of our Class B common stock, with an exercise price of $2.71 per share. Each option vests in twelve equal quarterly installments, commencing on October 7, 2020 subject to the director’s continuous service with us.

In February 2021, Mr. Radecki was appointed to our board of directors. In connection with his commencement of services, in February 2021, we granted Mr. Radecki restricted stock units, or RSUs, representing a contingent right to receive 80,000 shares of our Class B common stock. The RSUs include both a performance-based vesting requirement and a service-based vesting requirement. The performance-based requirement must occur before the seventh anniversary of the grant date in order for the RSUs to vest, and will be satisfied on the first to occur of: (i) a change in control of our company or (ii) the effective date of a registration statement we file under the Securities Act for the first sale or resale of our common stock, which will be satisfied upon completion of this offering. The service-based requirement will be satisfied with respect to one-third of the RSUs on each of the first, second and third anniversaries of the grant date, subject to Mr. Radecki’s continuous service with us as of each such date. In the event of a change in control of our company, the RSUs will vest in full, subject to Mr. Radecki’s continuous service through such date.

Mr. Chamoun, our Chief Executive Officer, who is also a member of our board of directors, did not receive any additional compensation for service as a director. Mr. Chamoun’s compensation as a named executive officer is set forth below under “Executive Compensation—2020 Summary Compensation Table.”

We intend to adopt a non-employee director compensation policy in connection with this offering on terms to be determined by our board of directors. Under the non-employee director policy, our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2020, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•	George Chamoun, our Chief Executive Officer;

•	William Zerella, our Chief Financial Officer; and

•	Vikas Mehta, our Chief Operating Officer.

2020 Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Salary ($)(1)	Bonus($)(2)	Stock Awards ($)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)
George Chamoun	258,988	275,000	—		—	1,620	(4)	535,608
Chief Executive Officer
William Zerella(5)	99,167	45,000	0	(6)	7,415,755	5,450	(4)	7,565,372
Chief Financial Officer
Vikas Mehta	237,262	120,000	—		—	1,700	(4)	358,962
Chief Operating Officer

(1)	Salary amounts represent actual amounts paid during 2020. See “—Narrative to the Summary Compensation Table—Annual Base Salary” below.
(2)	Amounts shown represent the named executive officers’ total discretionary bonuses earned for 2020 and paid in 2021 as determined by our board of directors.
(3)

Amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers during 2020 under our 2015 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)

Amounts reported represent a monthly cell phone allowance paid by us on behalf of the named executive officer and a one-time work-from-home stipend in the amount of $500 to the named executive officer, and with respect to Mr. Zerella only, reimbursement in the amount of $4,600 for certain moving expenses.

(5)	Mr. Zerella commenced employment as our Chief Financial Officer in September 2020.
(6)

This amount represents the grant date fair value of restricted stock units, or RSUs, granted to Mr. Zerella in 2020 that are subject to both a performance-based vesting requirement and a service-based vesting requirement, and is based on the probable outcome of such vesting conditions computed in accordance with ASC Topic 718. The maximum potential grant date fair value of the RSUs granted to Mr. Zerella is $2,630,000, which assumes the achievement of the highest level of performance achievement. The assumptions used in calculating the grant date fair value of the stock award are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer. See “—Outstanding Equity Awards as of December 31, 2020” for a description of the material terms of the RSUs.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. The 2020 base salary for Mr. Chamoun was $250,000 until March 2020, when our board of directors determined to increase Mr. Chamoun’s salary to $300,000. From April 2020 to May 2020, Mr. Chamoun voluntarily reduced his salary to $52,208, after which his salary returned to $300,000. The 2020 base salary for Mr. Zerella was $350,000. The amount stated in the table above reflects the prorated portion of Mr. Zerella’s annual base salary from the commencement of employment as our Chief Financial Officer in September 2020. The 2020 base salary for Mr. Mehta was $240,000.

Annual Performance Bonus Opportunity

Our named executive officers are eligible to receive discretionary annual bonuses based on individual performance, company performance or as otherwise determined appropriate, as determined by our board of directors. In February 2021, our board of directors approved and paid annual cash bonuses for Mr. Chamoun, Mr. Zerella and Mr. Mehta in the amounts of $275,000, $45,000 and $120,000, respectively, as reflected in the “Bonus” column of the Summary Compensation Table above.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. To date, we have used stock option grants and RSU awards for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

We have historically granted stock options broadly to our employees. More recently, we have also granted RSU awards to our employees, including our named executive officers. Grants to our executives and other employees are made at the discretion of our board of directors and are not made at any specific time period during a year.

Prior to this offering, all of the equity awards we have granted were made pursuant to our 2015 Plan. Following this offering, we will grant equity incentive awards under the terms of our 2021 Plan. The terms of our equity plans are described under “—Employee Benefit Plans” below.

In October 2020, in connection with his commencement of employment with us, we granted Mr. Zerella a stock option to purchase 2,462,479 shares of Class B common stock and RSUs, representing a contingent right to receive 500,000 shares of our Class B common stock. The terms of the awards are described under “—Outstanding Equity Awards as of December 31, 2020” below. We did not grant any equity awards to Mr. Chamoun or Mr. Mehta in 2020.

In February 2021, we granted each of Mr. Chamoun and Mr. Mehta RSUs, representing a contingent right to receive 1,484,989 shares and 742,495 shares, respectively, of our Class B common stock. The RSUs include both a performance-based vesting requirement and a service-based vesting requirement. The performance-based requirement must occur before the seventh anniversary of the grant date in order for the RSUs to vest, and will be satisfied on the first to occur of: (i) a change in control of our company or (ii) the effective date of a registration statement we file under the Securities Act for the first sale or resale of our common stock, which will be satisfied upon completion of this offering. The service-based requirement will be satisfied with respect to one-sixteenth of the RSUs each quarter over a four-year period beginning on July 1, 2021, subject to the named executive officer’s continuous service with us as of each such date.

Outstanding Equity Awards as of December 31, 2020

The following table presents estimated information regarding outstanding equity awards held by our named executive officers as of December 31, 2020. All awards were granted pursuant to the 2015 Plan. See “—Employee Benefit Plans—2015 Long-Term Incentive Plan” below for additional information.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)
George Chamoun	3,437,619	267,842	(3)	$0.07	3/21/2027	—		—
William Zerella	—	2,462,479	(4)	$2.71	10/26/2030	—		—
	—	—		—	—	500,000	(5)
Vikas Mehta	132,291	1,067,709	(6)	$1.00	3/5/2029	—		—

(1)	All of the equity awards listed in the table above were granted under the 2015 Plan.
(2)

The market price for our common stock is based on an assumed initial public offering price of our Class A common stock of $                 per share, the midpoint of the price range set forth on the cover of this prospectus.

(3)

One-fourth of the shares subject to the option award vested on March 22, 2018, and thereafter one-forty-eighth of the shares subject to the option award vest monthly, subject to continuous service with us.

(4)

One-fourth of the shares subject to the option award will vest on September 14, 2021, and thereafter one-forty-eighth of the shares subject to the option award vest monthly, subject to continuous service with us.

(5)

This amount reflects the number of shares underlying a grant of RSUs, representing a contingent right to receive 500,000 shares of our Class B common stock. The RSUs include both a performance-based vesting requirement and service-based vesting requirement. The performance-based requirement must occur before the seventh anniversary of the grant date in order for the RSUs to vest, and will be satisfied on the first to occur of: (i) a change in control of our company or (ii) the effective date of a registration statement we file under the Securities Act for the first sale or resale of our common stock. The service-based requirement will be satisfied with respect to one-fourth of the RSUs on September 14, 2021, with the remainder vesting in 36 equal monthly installments, subject to Mr. Zerella’s continuous service with us as of each such date. As of December 31, 2020, none of the RSUs have vested as neither the performance-based requirement nor the service-based requirement has been satisfied. The performance-based requirement will be satisfied upon completion of this offering. The service-based vesting requirement will be satisfied if, within three months prior to or twelve months following a change in control of the company, Mr. Zerella is terminated by the company without cause or resigns for good reason.

(6)

One-fourth of the shares subject to the option award vested on January 22, 2020, and thereafter one-forty-eighth of the shares subject to the option award vest monthly, subject to continuous service with us.

We did not materially modify any outstanding equity award held by our named executive officers in 2020.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation.

In addition, each of our named executive officers’ equity awards is subject to the terms of the 2015 Plan and award agreement thereunder. A description of the termination and change in control provisions in the 2015 Plan and awards granted thereunder is provided in the section titled “—Employee Benefit Plans” and a description of the vesting provisions of each equity award held by our named executive officers which is outstanding and unvested as of December 31, 2020 is provided above under “—Outstanding Equity Awards at December 31, 2020.”

Health and Welfare and Retirement Benefits; Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $19,500 for calendar years 2020 and 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar years 2020 and 2021 may be up to an additional $6,500 above the statutory limit. We have the ability to make discretionary contributions to the 401(k) plan but did not do so in 2020. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Employee Benefit Plans

The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2021 Equity Incentive Plan

Prior to the completion of this offering, we expect that our board of directors will adopt, and our stockholders will approve, the 2021 Plan. We expect the 2021 Plan will become effective on the date of the underwriting agreement related to this offering. The 2021 Plan will come into existence upon its adoption by our board of directors, but no grants will be made under the 2021 Plan prior to its effectiveness. Once the 2021 Plan becomes effective, no further grants will be made under the 2015 Plan.

Awards.    Our 2021 Plan will provide for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit, or RSU, awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.    Initially, the maximum number of shares of our Class A common stock that may be issued under our 2021 Plan after it becomes effective will not exceed                  shares of our Class A common stock, which is the sum of (1)                  new shares, plus (2) an additional number of shares not to exceed                 , consisting of (a) shares that remain available for the issuance of awards under our 2015 Plan as of immediately prior to the time our 2021 Plan becomes effective and (b) shares of our Class A common stock subject to outstanding stock options or other stock awards granted under our 2015 Plan that, on or after the 2021 Plan becomes effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. In addition, the number of shares of our Class A common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to (1)                 % of the total number of shares of our common stock (both Class A and Class B) outstanding on December 31 of the year before the date of each automatic increase, or (2) a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares of our Class A common stock that may be issued on the exercise of ISOs under our 2021 Plan will be                  shares.

Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under our 2021 Plan. If any shares of our Class A common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of a failure to meet a contingency or condition required for the vesting of such shares, (2) to satisfy the exercise, strike or purchase price of an award or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2021 Plan.

Plan Administration.    Our board of directors, or a duly authorized committee of our board of directors, will administer our 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors will have the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

The plan administrator will have the power to modify outstanding awards under our 2021 Plan. Subject to the terms of our 2021 Plan, the plan administrator will have the authority to reprice any outstanding stock award, cancel and re-grant any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, or GAAP, with the consent of any adversely affected participant.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator will determine the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2021 Plan will vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator will determine the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Class A common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our Class A common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our Class A common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    RSU awards are granted under restricted stock unit award agreements adopted by the plan administrator. RSU awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the plan administrator, RSU awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under the 2021 Plan will vest at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Class A common stock or in any other form of payment as determined by our board of directors and specified in the stock appreciation right agreement.

The plan administrator will determine the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2021 Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Class A common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors at the time the performance award is granted, the board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP.

Other Stock Awards.    The plan administrator will be permitted to grant other awards based in whole or in part by reference to our Class A common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of our annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the meeting for the next subsequent year, including stock awards granted and cash fees paid by us to such non-employee director, will not exceed $                 in total value, or with respect to such period in which a non-employee director is first appointed or elected to our board, $                 in total value (in each case, calculating the value of any such stock awards based on their grant date fair value for financial reporting purposes).

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    In the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (2) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (1) the per share amount payable to holders of common stock in connection with the corporate transaction, over (2) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Class A common stock.

Under the 2021 Plan, a corporate transaction is generally defined as the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control.    Awards granted under the 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Under the 2021 Plan, a change in control is generally defined as: (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (4) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date the 2021 Plan was adopted by the board of directors, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend, or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

2021 Employee Stock Purchase Plan

Prior to the completion of this offering, our board of directors intends to adopt, and we expect our stockholders will approve, our ESPP. Our ESPP will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of our ESPP will be to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase our Class A common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.

Share Reserve.    Following this offering, the ESPP will authorize the issuance of                  shares of our Class A common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our Class A common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2022 through January 1, 2031, by the lesser of (1)                 % of the total number of shares of our common stock (both Class A and Class B) outstanding on the last day of the year before the date of the automatic increase, and (2)                  shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2).

Administration.    Our board of directors will administer the ESPP and may delegate its authority to administer the ESPP to our compensation committee. The ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under the ESPP, our board of directors will be permitted to specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, up to                 % of their earnings (as defined in the ESPP) for the purchase of our Class A common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee will be permitted to purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights, and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.    In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our Class A common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP Amendment or Termination.    Our board of directors will have the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

2015 Long-Term Incentive Plan

General.    In 2015 our board of directors adopted and our stockholders approved our 2015 Plan, which was subsequently amended and restated, most recently in November 2020, and amended again in February 2021. Our 2015 Plan will be suspended prior to the completion of this offering in connection with our adoption of our 2021 Plan; however, awards outstanding under our 2015 Plan will continue in full effect in accordance with their existing terms.

Awards.    Our 2015 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, and for the grant of nonstatutory stock options, or NSOs, restricted stock awards, unrestricted stock awards and restricted stock units, or RSUs, to employees, directors and consultants, including employees, directors and consultants of our affiliates. We have granted stock options and RSUs under the 2015 Plan.

Shares Available for Awards.    Subject to certain capitalization adjustments, the aggregate number of shares of Class B common stock that may be issued pursuant to awards under the 2015 Plan will not exceed 27,584,352 shares. The maximum number of shares of our Class B common stock that may be issued pursuant to the exercise of ISOs under our 2015 Plan is 27,584,352 shares. As of December 31, 2020, options to purchase 19,866,836 shares of our Class B common stock and RSUs covering 500,000 shares of our Class B common stock were outstanding.

Shares subject to awards granted under our 2015 Plan that are forfeited, expire or terminate without issuance of shares, that are settled in cash rather than in shares, or used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will revert to and again become available for issuance under the 2015 Plan.

Administration.    Our board of directors or a duly authorized committee of our board of directors administers our 2015 Plan and is referred to as the “Administrator” herein. Subject to the terms of our 2015 Plan, the Administrator has full power and authority to interpret and administer the 2015 Plan and any award agreement thereunder, to establish rules and regulations for the administration of the 2015 Plan and to make such determinations and take any other action that it deems necessary or advisable. The Administrator has the full authority to determine which eligible persons are to receive awards, the numbers and types of awards to be granted and the terms and conditions of the awards, including the applicable fair market value, the period of their exercisability and the vesting schedule applicable to an award.

Stock Options.    The Administrator determines the exercise price for stock options, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class B common stock on the date of grant. Options granted under the 2015 Plan vest at the rate specified in the stock option agreement as determined by the Administrator.

The Administrator determines the term of stock options granted under the 2015 Plan, up to a maximum of 10 years. If an optionholder’s employment or service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of employment or service. If an optionholder’s employment or service relationship with us or any of our affiliates ceases due to death, the optionholder’s legal representative or a beneficiary may generally exercise any vested options for a period of one year following the date of death. If an optionholder’s employment or service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of one year following the cessation of employment or service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Class B common stock issued upon the exercise of a stock option will be determined by the Administrator and may include (1) cash or cash equivalent, (2) the tender of shares of our Class B common stock previously acquired by the optionholder, with the consent of the Administrator, (3) the withholding shares of Class B common stock otherwise issuable in connection with the exercise of the option, with the consent of the Administrator, (4) any other method specified in an award agreement, or (5) any combination of the foregoing.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our Class B common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Units.    RSUs are granted pursuant to RSU award agreements adopted by the Administrator. Each RSU entitles the participant to a distribution from the company in an amount equal to the fair market value of a share of stock. An RSU award may be settled in cash, shares of stock, a combination of cash and stock or other form of property, as determined by the Administrator and set forth in the RSU award agreement. To the extent provided in the applicable RSU award agreement, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable RSU award agreement, if a participant’s employment or service relationship with us or any of our affiliates ceases for any reason, all of the participant’s unvested RSUs shall terminate.

Transferability.    A participant may not transfer awards granted under our 2015 Plan other than by will or the laws of descent and distribution.

Adjustments.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, such adjustments will be made to the 2015 Plan and to outstanding awards thereunder as the Administrator deems equitable or appropriate, including adjustments to (1) the aggregate number, class and kind of securities that may be delivered under the 2015 Plan, (2) the maximum number of shares of stock that may be issued as ISOs, and (3) the number, class, kind and exercise price of securities subject to outstanding awards under the 2015 Plan.

Change in Control.    Subject to the requirements and limitations of Section 409A of the Code, if applicable, and without the consent of any participant, the Administrator may provide for any one or more of the following:

•

accelerate the exercisability, vesting or settlement of awards, in whole or in part, on the conditions determined by the Administrator (including upon a participant’s termination of employment or separation from service prior to, upon or following the change in control);

•	arrange for the assumption, continuation, or substitution of outstanding awards by the acquiror in the change in control; or

•

cancel each outstanding award, or portion thereof, in exchange for a payment with respect to each vested share of stock or vested RSU in cash, stock of the company or of a corporation or other business entity a party to the change in control, or other property having a fair market value equal to the consideration paid for shares in the change in control (reduced by the exercise or purchase price of an award, if applicable).

Under the 2015 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a complete dissolution or liquidation of the company, (4) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (5) when, within any 24-month period, a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors immediately following the effective date of the 2015 Plan, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend, or terminate our 2015 Plan, provided that no amendments to or termination of the 2015 Plan will impair the existing rights of any participant under any previously granted award without such participant’s consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the 2015 Plan will automatically terminate on the tenth anniversary of its effective date. No awards may be granted under our 2015 Plan while it is suspended or after it is terminated. Once the 2021 Plan becomes effective, no further grants will be made under the 2015 Plan.

Indemnification Matters

Upon the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock or Class B common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, which we refer to as our related parties, had or will have a direct or indirect material interest.

Preferred Stock Financings

Series C Convertible Preferred Stock

In January 2018 and February 2018, we issued and sold an aggregate of 36,535,641 shares of our Series C convertible preferred stock in multiple closings at a purchase price of $0.9497 per share, for an aggregate purchase price of $34.7 million. Each share of our Series C convertible preferred stock will convert automatically convert into one share of our Class B common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series C convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series C Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	18,426,872	17,500,000
Entities affiliated with Tribeca Venture Partners(2)	7,897,231	7,500,000
Entities affiliated with Armory Square Ventures(3)	3,116,943	2,960,161
Entities affiliated with SoftBank(4)	2,105,928	2,000,000

(1)

Entities affiliated with Bessemer Venture Partners holding our Series C convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners IX L.P. and Bessemer Venture Partners IX Institutional L.P. These entities, together with another entity affiliated with Bessemer Venture Partners, beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners.

(2)

Entities affiliated with Tribeca Venture Partners holding our Series C convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Tribeca Access Fund, L.P., Tribeca Venture Fund II, L.P. and Tribeca Venture Fund II New York, L.P. These entities together with another entity affiliated with Tribeca Venture Partners beneficially own more than 5% of our outstanding capital stock and Brian Hirsch, a member of our board of directors, is a Co-Founder and Managing Partner of Tribeca Venture Partners.

(3)

The entity affiliated with Armory Square Ventures holding our Series C convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is Armory Square Ventures ACV Co-Invest, LLC. This entity together with other entities affiliated with Armory Square Ventures beneficially own more than 5% of our outstanding capital stock.

(4)

Entities affiliated with SoftBank holding our Series C convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are SoftBank Capital Technology New York Fund II L.P. and SoftBank Capital Technology New York Parallel Fund II L.P. These entities beneficially own more than 5% of our outstanding capital stock and Jordan Levy, a former member of our board of directors, is a Managing Partner of SoftBank.

Series D Convertible Preferred Stock

In December 2018, we issued and sold an aggregate of 40,491,675 shares of our Series D convertible preferred stock in multiple closings at a purchase price of $2.3511 per share, for an aggregate purchase price of $95.2 million. Each share of our Series D convertible preferred stock will convert automatically convert into one share of our Class B common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series D convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series D Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	11,909,319	28,000,000
Entities affiliated with Tribeca Venture Partners(2)	2,262,771	5,320,001
Entities affiliated with Armory Square Ventures(3)	1,452,237	3,414,354
Vikas Mehta	212,666	499,999

(1)

The entities affiliated with Bessemer Venture Partners holding our Series D convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners IX L.P. and Bessemer Venture Partners IX Institutional L.P. These entities beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners.

(2)

The entities affiliated with Tribeca Venture Partners holding our Series D convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Tribeca Access Fund, L.P. and Tribeca ACV Holdings, LLC. These entities together with other entities affiliated with Tribeca Venture Partners beneficially own more than 5% of our outstanding capital stock and Brian Hirsch, a member of our board of directors, is a Co-Founder and Managing Partner of Tribeca Venture Partners.

(3)

The entities affiliated with Armory Square Ventures holding our Series D convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Armory Square Ventures, L.P. and Armory Square Ventures ACV Co-Invest II LLC. This entity together with other entities affiliated with Armory Square Ventures beneficially own more than 5% of our outstanding capital stock.

Series E Convertible Preferred Stock

In October 2019, November 2019 and December 2019, we issued and sold an aggregate of 28,932,045 shares of our Series E convertible preferred stock in multiple closings at a purchase price of $5.5302 per share, for an aggregate purchase price of $160.0 million. Each share of our Series E convertible preferred stock will convert automatically convert into one share of our Class B common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series E convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series E Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	1,808,252	9,999,995
Entities affiliated with Tribeca Venture Partners(2)	452,063	2,499,999

(1)

The entities affiliated with Bessemer Venture Partners holding our Series E convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners IX L.P. and Bessemer Venture Partners IX Institutional L.P. These entities beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners.

(2)

The entity affiliated with Tribeca Venture Partners holding our Series E convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is Tribeca Access Fund, L.P. This entity together with other entities affiliated with Tribeca Venture Partners beneficially own more than 5% of our outstanding capital stock and Brian Hirsch, a member of our board of directors, is a Co-Founder and Managing Partner of Tribeca Venture Partners.

Series E-1 Convertible Preferred Stock

In September 2020, we issued and sold an aggregate of 9,284,110 shares of our Series E-1 convertible preferred stock in multiple closings at a purchase price of $5.9241 per share, for an aggregate purchase price of $55.0 million. Each share of our Series E-1 convertible preferred stock will convert automatically convert into one share of our Class B common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series E-1 convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series E-1 Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Armory Square Ventures(1)	337,604	2,000,000
Entities affiliated with Bessemer Venture Partners(2)	168,802	1,000,000
Entities affiliated with Tribeca Venture Partners(3)	84,401	500,000

(1)

The entity affiliated with Armory Square Ventures holding our Series E-1 convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is Armory Square Ventures II, L.P. This entity together with other entities affiliated with Armory Square Ventures beneficially own more than 5% of our outstanding capital stock.

(2)

The entities affiliated with Bessemer Venture Partners holding our Series E-1 convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners IX L.P. and Bessemer Venture Partners IX Institutional L.P. These entities beneficially own more than 5% of our outstanding capital stock and Robert Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners.

(3)

The entity affiliated with Tribeca Venture Partners holding our Series E-1 convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is Tribeca ACV Holdings, LLC. This entity together with other entities affiliated with Tribeca Venture Partners beneficially own more than 5% of our outstanding capital stock and Brian Hirsch, a member of our board of directors, is a Co-Founder and Managing Partner of Tribeca Venture Partners.

Other Related Person Transactions

We have, from time to time, engaged Kramer Levin Naftalis & Frankel LLP, or Kramer Levin, a law firm, for legal services related to various employment matters. The wife of Craig Anderson, our Chief Corporate Development and Strategy Officer and Chief Legal Officer, is a partner of Kramer Levin. Since January 1, 2018, we have paid approximately $714,000 to Kramer Levin for legal expenses and have accrued approximately $48,000 in unpaid legal expenses in connection with Kramer Levin’s services.

Paul Chamoun, our National Director, Field Initiatives and Training, is the brother of George Chamoun, our Chief Executive Officer and a member of our board of directors. Paul Chamoun’s annual base salary is $150,000 and since January 1, 2018 we have paid him total compensation, including salary and equity compensation, of $424,817.

Investors’ Rights Agreement

In connection with our preferred stock financings, we entered into an investors’ rights agreement, as subsequently amended and restated, which contains, among other things, registration rights and information rights, with certain holders of our capital stock. The parties to the investors’ rights agreement include, among others: George Chamoun, our Chief Executive Officer and a member of our board of directors; entities affiliated with Bessemer Venture Partners; entities affiliated with Tribeca Venture Partners; entities affiliated with SoftBank; and entities affiliated with Armory Square Ventures.

This investors’ rights agreement will terminate upon the completion of this offering, except with respect to registration rights, as more fully described in the section titled “Description of Capital

Stock—Registration Rights.” See also the section titled “Principal and Selling Stockholders” for additional information regarding beneficial ownership of our capital stock.

Equity Grants to Directors and Executive Officers

We have granted stock options and restricted stock units to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see the sections titled “Management—Director Compensation” and “Executive Compensation.”

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 5% of the shares of Class A common stock offered by this prospectus for sale to certain individuals, including our directors, employees and certain friends and family of ACV identified by our directors and management. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our capital stock, to purchase more than $120,000 in value of our Class A common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or to the extent they will purchase more than $120,000 in value of our Class A common stock.

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Indemnification Matters.”

Policies and Procedures for Transactions with Related Persons

In connection with this offering, we have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2020 by:

•	each named executive officer;

•	each of our directors;

•	our directors and executive officers as a group;

•	each of the selling stockholders; and

•	each other person or entity known by us to own beneficially more than 5% of our Class A common stock and Class B common stock (by number or by voting power).

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before this offering is based on no shares of Class A common stock and 275,202,619 shares of Class B common stock outstanding as of December 31, 2020, assuming the automatic conversion of all outstanding shares of convertible preferred stock into 230,538,501 shares of Class B common stock, which will occur immediately prior to the completion of this offering. Applicable percentage ownership after this offering, both assuming no exercise and assuming full exercise of the underwriters’ option to purchase                  additional shares of Class A common stock from the selling stockholders, is based on (1)                  shares of Class A common stock and (2)                  shares of Class B common stock outstanding immediately after the completion of this offering, excluding any potential purchases in this offering through our directed share program or otherwise by the persons and entities named in the table below. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of December 31, 2020. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o ACV Auctions Inc., 640 Ellicott Street, #321, Buffalo, New York 14203.

	Beneficial Ownership Before the Offering					Number of Shares Being Offered, Assuming the Underwriters’ Option is Exercised in Full	Beneficial Ownership After the Offering
							Assuming No Exercise of the Underwriters’ Option						Assuming the Underwriters’ Option is Exercised in Full
	Class A Common Stock		Class B Common Stock		% of Total Voting Power Before the Offering		Class A Common Stock		Class B Common Stock		% of Total Outstanding	% of Total Voting Power After the Offering	Class A Common Stock		Class B Common Stock		% of Total Outstanding	% of Total Voting Power After the Offering
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%			Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(1)	—	—	79,507,718	28.9%	28.9%
Entities affiliated with Tribeca Venture Partners(2)	—	—	32,751,219	11.9	11.9
Entities affiliated with SoftBank(3)	—	—	19,571,484	7.1	7.1
Entities affiliated with Armory Square Ventures(4)	—	—	15,677,737	5.7	5.7

Directors and Named Executive Officers:
George Chamoun(5)	—	—	12,317,173	4.5	4.5
William Zerella(6)	—	—	—	—	—
Vikas Mehta(7)	—	—	1,280,374	*	*
Kirsten Castillo(8)	—	—	16,666	*	*
Robert P. Goodman(1)	—	—	79,507,718	28.9	28.9
Brian Hirsch(2)	—	—	32,751,219	11.9	11.9
René F. Jones(9)	—	—	16,666	*	*
Eileen A. Kamerick(10)	—	—	71,741	*	*
Brian Radecki(11)	—	—	42,230	*	*
All directors and executive officers as a group (12 persons)(12)	—	—	128,605,593	46.7	46.7

Selling Stockholders:
43 North, LLC(13)	—	—	6,029,640	2.2	2.2
Joseph Neiman(14)	—	—	12,627,278	4.6	4.6
Daniel Magnuszewski(15)	—	—	4,323,750	1.6	1.6

*	Represents beneficial ownership of less than 1%.
†

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Capital Stock—Class A Common Stock and Class B Common Stock” for additional information about the voting rights of our Class A and Class B common stock.

(1)

Consists of (a) 724,640 shares of Class B Common Stock held by 15 Angels III LLC, (b) 35,042,709 shares of Class B Common Stock held by Bessemer Venture Partners IX Institutional L.P. and (c) 43,740,369 shares of Class B Common Stock held by Bessemer Venture Partners IX L.P (collectively, the “Bessemer Entities”). Each of Deer IX & Co. L.P., or Deer IX L.P., the general partner of the Bessemer Entities, and Deer IX & Co. Ltd., or Deer IX Ltd., the general partner of Deer IX L.P., has voting and dispositive power over the shares held by the Bessemer Entities. Robert P. Goodman, a member of our board of directors, David J. Cowan, Byron B. Deeter, Jeremy S. Levine, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Goodman is a Partner of Bessemer Venture Partners. The address of each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Ave., Suite 104, Larchmont, NY 10538.

(2)

Consists of (a) 8,784,995 shares of Class B Common Stock held by Tribeca Access Fund, L.P., (b) 858,507 shares of Class B Common Stock held by Tribeca ACV Holdings, LLC, (c) 5,776,934 shares of Class B Common Stock held by Tribeca Venture Fund II New York, L.P. and (d) 17,330,783 shares of Class B Common Stock held by Tribeca Venture Fund II, L.P. (collectively, the “Tribeca Venture Entities”). Each of Tribeca Venture Partners II GP, LLC, the general partner of the Tribeca Venture Entities, and Brian Hirsch, a member of our board of directors, and Charles Meakem, the managing partners of Tribeca Venture Partners II GP, LLC, have voting and dispositive power over the shares held by the Tribeca Venture Entities. Mr. Hirsch is a Co-Founder and Managing Partner of Tribeca Venture Partners. The address of each of these entities is 99 Hudson Street, 15th Floor New York, NY 10013.

(3)

Consists of (a) 18,630,829 shares of Class B Common Stock held by Softbank Capital Technology New York Fund II L.P. and (b) 940,655 shares of Class B Common Stock held by Softbank Capital Technology New York Parallel Fund II (collectively, the “Softbank Entities”). SB Capital Managers New York II LLC is the general partner of the Softbank Entities and may be deemed to have sole voting and dispositive power over the shares being registered for resale. Jordan Levy is the managing members of SB Capital Manager New York II LLC and may be deemed to share voting and dispositive power over the shares being registered for resale. This individual disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for these entities and individuals is 1 Seneca Tower, Suite 2400, Buffalo, NY 14203.

(4)

Consists of (a) 3,116,943 shares of Class B Common Stock held by Armory Square Ventures ACV Co-Invest LLC, (b) 1,362,120 shares of Class B Common Stock held by Armory Square Ventures ACV Co-Invest II LLC, (c) 10,861,070 shares of Class B Common Stock held by Armory Square Ventures, L.P. and (d) 337,604 shares of Class B Common Stock held by Armory Square Ventures II, L.P. (collectively, the “Armory Square Entities”). Each of Armory Square Ventures GP, LLC, the general partner of the Armory Square Entities, and Armory Square Ventures Manager, LLC, the managing company of the Armory Square Entities, have voting and dispositive power over the shares held by the Armory Square Entities. Somak Chattopadhyay is the managing member of Armory

Square Ventures Manager, LLC and may be deemed to share voting and dispositive power over the shares being registered for resale. The address for these entities and individuals is 211 West Jefferson Street, Second Floor, Syracuse, NY 13202.
(5)

Consists of (a) 8,700,993 shares of Class B Common Stock held by Mr. Chamoun and (b) 3,616,180 shares of Class B Common Stock issuable upon the exercise of options held by Mr. Chamoun exercisable within 60 days of December 31, 2020. This amount does not include RSUs, representing a contingent right to receive 1,484,989 shares of our Class B common stock, awarded to Mr. Chamoun in February 2021. See “Executive Compensation—Equity-Based Incentive Awards” for more information.

(6)

This amount does not include RSUs, representing a contingent right to receive 500,000 shares of our Class B common stock, awarded to Mr. Zerella in October 2020. See “Executive Compensation—Equity-Based Incentive Awards” for more information.

(7)

Consists of (a) 850,000 shares of Class B Common Stock held by Mr. Mehta and (b) 212,666 shares of Class B Common Stock issuable upon the exercise of options held by Mr. Mehta exercisable within 60 days of December 31, 2020. This amount does not include RSUs, representing a contingent right to receive 742,495 shares of our Class B common stock, awarded to Mr. Mehta in February 2021. See “Executive Compensation—Equity-Based Incentive Awards” for more information.

(8)	Consists of 16,666 shares of Class B Common Stock issuable upon the exercise of options held by Ms. Castillo exercisable within 60 days of December 31, 2020.
(9)	Consists of 16,666 shares of Class B Common Stock issuable upon the exercise of options held by Mr. Jones exercisable within 60 days of December 31, 2020.
(10)	Consists of 71,741 shares of Class B Common Stock issuable upon the exercise of options held by Ms. Kamerick exercisable within 60 days of December 31, 2020.
(11)

Consists of 42,203 shares of Class B Common Stock held by Mr. Radecki. This amount does not include RSUs, representing a contingent right to receive 80,000 shares of our Class B common stock, awarded to Mr. Radecki in February 2021. See “Management—Non-Employee Director Compensation” for more information.

(12)

Consists of (a) 122,064,799 shares of Class B Common Stock and (b) 6,540,794 shares of Class B Common Stock issuable upon the exercise of options held by our directors and executive officers exercisable within 60 days of December 31, 2020.

(13)	Consists of 6,029,640 shares of Class B Common Stock held by 43 North, LLC.
(14)

Consists of (a) 4,377,278 shares of Class B Common Stock held by Mr. Neiman, (b) 4,250,000 shares of Class B Common Stock held by the Neiman Family 2020 Trust, for which Mr. Neiman serves as trustee and holds voting and investment power (c) 2,000,000 shares of Class B Common Stock held by the Maddix Neiman 2020 Trust, for which Mr. Neiman serves as trustee and holds voting and investment power, and (d) 2,000,000 shares of Class B Common Stock held by the Alyvia Neiman 2020 Trust, for which Mr. Neiman serves as trustee and holds voting and investment power

(15)

Consists of (a) 4,205,000 shares of Class B Common Stock held by Mr. Magnuszewski and (b) 118,750 shares of Class B Common Stock issuable upon the exercise of options held by Mr. Magnuszewski within 60 days of December 31, 2020.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect upon the completion of this offering.

On the completion of this offering, our amended and restated certificate of incorporation will provide for two classes of common stock: Class A common stock and Class B common stock. In addition, our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of                  shares, all with a par value of $0.001 per share, of which:

•	shares will be designated Class A common stock;

•	shares will be designated Class B common stock; and

•	shares will be designated preferred stock.

As of December 31, 2020, we had outstanding:

•	no shares of Class A common stock; and

•	275,202,619 shares of Class B common stock, assuming the automatic conversion of all outstanding shares of convertible preferred stock into 230,538,501 shares of Class B common stock.

Our outstanding capital stock was held by 454 stockholders of record as of December 31, 2020. Our board of directors is authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Holders of our Class B common stock are entitled to ten votes per share on any matter submitted to our stockholders. Holders of shares of Class B common stock and Class A common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law.

Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our amended and restated certificate of incorporation. For example, if a proposed amendment to our amended and restated certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired or (3) any other right, Delaware law would require the vote of the Class A common stock as a separate class. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise will be expressly provided in our amended and restated certificate of incorporation that will be in effect upon the completion of this offering or required by applicable law, all shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends and Distributions.    Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the company, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class. See the section titled “Dividend Policy” for additional information.

Liquidation Rights.    On our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding convertible preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Change of Control Transactions.    The holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class, on (1) the completion of the sale, transfer or other disposition of all or substantially all of our assets, (2) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately before the transaction (or the voting securities issued with respect to our voting securities outstanding immediately before the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity or (3) the completion of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such assets sale, merger, reorganization, consolidation or share transfer under any employment, consulting, severance or other arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.

Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. After the completion of this offering, on any transfer of shares of Class B common stock, whether or not for value, each such transferred share will automatically convert into one share of Class A common stock, except for certain transfers described in our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, including transfers for tax and estate planning purposes, so long as the transferring holder continues to hold sole voting and dispositive power with respect to the shares transferred.

Any holder’s shares of Class B common stock will convert automatically into shares of Class A common stock, on a one-to-one basis, upon the following: (1) the sale or transfer of such share of Class B common stock, subject to certain exceptions; (2) the death of the Class B common stockholder; and (3) the final conversion date, defined as the earlier of (a) the first trading day on or after the date on which the outstanding shares of Class B common stock represent less than 5.0% of the then outstanding Class A and Class B common stock; (b) the tenth anniversary of this offering; or (c) the date specified by vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a single class.

Once transferred and converted into Class A common stock, the Class B common stock may not be reissued.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

As of December 31, 2020, there were 230,538,501 shares of our convertible preferred stock outstanding. Immediately prior to the completion of this offering, each outstanding share of our convertible preferred stock will automatically convert into one share of our Class B common stock.

Under our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of                  shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock or Class B common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this offering, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.

Options

As of December 31, 2020, 19,866,836 shares of our Class B common stock were issuable on the exercise of outstanding options to purchase shares of our Class B common stock under our 2015 Plan, with a weighted-average exercise price of $1.08 per share.

Restricted Stock Units

As of December 31, 2020, 500,000 shares of Class B common stock were issuable upon the vesting and settlement of RSUs outstanding as of December 31, 2020 under our 2015 Plan.

Registration Rights

We are party to an investors’ rights agreement that provides that certain holders of our capital stock, including certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. This investors’ rights agreement was originally entered into as of August 12, 2016, and most recently amended and restated as of September 2, 2020. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earliest to occur of: (1) the closing of a Deemed Liquidation Event, as defined in our amended and restated certificate of incorporation; or (2) with respect to any particular stockholder, such time as such stockholder can sell all of its shares under Rule 144 of the Securities Act or another similar exemption during any three-month period.

Demand Registration Rights

The holders of an aggregate of                  shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning 180 days after the effective date of the registration statement, of which this prospectus is a part, such holders are entitled to registration rights under the investors’ rights agreement, on not more than one occasion, provided that the holders of at least a majority of such shares as are then outstanding request that we register at least 25% of such shares then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, applicable stock transfer taxes and certain legal fees, would exceed $5 million).

Piggyback Registration Rights

In connection with this offering, the holders of an aggregate of                  shares of our Class B common stock were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

Form S-3 Registration Rights

The holders of an aggregate of                  shares of Class B common stock will be entitled to certain Form S-3 registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from such holders, to have such shares registered by us if the anticipated aggregate offering price of such shares, net of underwriting discounts and commissions, is at least $1 million, subject to exceptions set forth in the investors’ rights agreement.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect upon the Completion of this Offering

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering will provide for stockholder actions at a duly called meeting of stockholders or, before the date on which all shares of common stock convert into a single class, by written consent. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, our chief executive officer or our lead independent director. Our amended and restated bylaws to be effective upon the completion of this offering will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

Our amended and restated certificate of incorporation to be effective upon the completion of this offering will further provide for a dual-class common stock structure, which provides our current investors, officers and employees with control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

In accordance with our amended and restated certificate of incorporation to be effective upon the completion of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the dual-class structure of our common stock, are intended to preserve our existing control structure after completion of this offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of Forum

Our amended and restated certificate of incorporation to be effective on the completion of this offering will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (1) any derivative claim or cause of action brought on our behalf; (2) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders; (3) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (4) any claim or cause of action arising under or seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); and (5) any claim or cause of action against us or any of our current or former directors, officers, or other employees that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act.

Our amended and restated certificate of incorporation to be effective on the completion of this offering will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, there is no assurance that a court in another jurisdiction would enforce the choice of forum provision contained in the amended and restated certificate of incorporation to be effective on the completion of this offering. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition. Additionally, our amended and restated certificate of incorporation to be effective on the completion of this offering will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations of Liability and Indemnification

See the section titled “Executive Compensation—Indemnification Matters.”

Exchange Listing

Our Class A common stock is currently not listed on any securities exchange. We have applied to have our Class A common stock approved for listing on The Nasdaq Stock Market under the symbol “ACVA.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our Class A common stock and Class B common stock will be Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A or Class B common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of December 31, 2020, upon the completion of this offering, a total of                  shares of Class A common stock and                  shares of Class B common stock will be outstanding, assuming the automatic conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 230,538,501 shares of Class B common stock. Of these shares, all of the Class A common stock sold in this offering by us, plus any shares sold by the selling stockholders on the exercise of the underwriters’ option to purchase additional Class A common stock from the selling stockholders, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or unless these shares are sold to our directors or executive officers pursuant to our directed share program.

The remaining shares of Class A common stock and Class B common stock will be, and shares of Class A common stock or Class B common stock subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•

1% of the number of Class A common stock then outstanding, which will equal approximately                  shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders; or

•	the average weekly trading volume of our Class A common stock on The Nasdaq Stock Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock and Class B common stock that are issuable under the 2015 Plan, 2021 Plan and ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-Up Arrangements

Lockup and Market Standoff Agreements

We, the selling shareholders, all of our directors, executive officers and the holders of substantially all of our common stock and securities exercisable for or convertible into our Class A common stock and Class B common stock outstanding immediately on the completion of this offering, have agreed with the underwriters that, until 180 days after the date of this prospectus, or the restricted period, subject to certain exceptions, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC, offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock; provided that such restricted period will end with respect to 25% of the shares subject to each lock up agreement if at any time after we have filed our first quarterly report on Form 10-Q, the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for 10 out of any 15 consecutive trading days ending on or after the date of the filing of our first quarterly report on Form 10-Q; and provided further that if such release were to occur within nine trading days of a regularly scheduled trading black-out period, the above referenced early expiration period will instead be the second trading day immediately following the expiration of such trading black-out period. In addition, with respect to shares not released as a result of such early release, if 180 days after the date of this prospectus occurs within nine trading days of a regularly scheduled trading black-out period, the restricted period will expire on the tenth trading day immediately preceding the commencement of such trading black-out period. These agreements are described in the section titled “Underwriting.” Goldman Sachs & Co. LLC may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with substantially all of our security holders that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

Registration Rights

Upon the completion of this offering, the holders of                  shares of our Class B common stock or their transferees will be entitled to certain rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address foreign, state, and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, and the Medicare contribution tax on net investment income. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our Class A common stock through the exercise of an option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury Regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our Class A common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning, and disposing of our Class A common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our Class A common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us and/or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us and/or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and such Non-U.S. Holder does not timely file the required certification, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Class A common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Class A common stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Class A common stock as described in the next section.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our Class A common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Class A common stock. In general, we would be a United States real property holding corporation if our interests in U.S. real property comprise (by fair market value) at least half of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our Class A common stock is regularly traded on an established securities market, as defined in applicable Treasury Regulations. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market. If a Non-U.S. Holder’s gain on disposition of our Class A common stock is taxable because we are a United States real property holding corporation and such Non-U.S. Holder’s ownership of our Class A common stock exceeds 5%, such Non-U.S. Holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply to a corporate Non-U.S. Holder.

Non-U.S. Holders described in (1) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax on such gain at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (2) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we pay on our Class A common stock (even if the payments are exempt from withholding), including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Distributions paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends, if any, on our Class A common stock and, subject to the proposed Treasury Regulations described in this paragraph, generally also would apply to payments of gross proceeds from the sale or other disposition of our Class A common stock. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Class A common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We, the selling stockholders and the underwriters named below will enter into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
BofA Securities, Inc.
Jefferies LLC
Canaccord Genuity LLC
Guggenheim Securities, LLC
JMP Securities LLC
Piper Sandler & Co.
Raymond James & Associates, Inc.

Total

The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters will have an option to buy up to an additional                  shares of Class A common stock from the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                  additional shares from the selling stockholders.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers

may be sold at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, the selling shareholders, all of our directors, executive officers and the holders of all of our outstanding common stock and securities exercisable for or convertible into our Class A common stock and Class B common stock outstanding immediately on the completion of this offering have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters, subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•

offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of common stock, or any options or warrant to purchase, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; and

•

engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the foregoing, such restricted period will end with respect to 25% of the shares subject to each lock-up agreement if at any time after we have filed our first quarterly report on Form 10-Q, the last reported closing price of our Class A common stock is at least 33% greater than the initial public offering price of our Class A common stock for 10 out of any 15 consecutive trading days ending on or after the date of the filing of our first quarterly report on Form 10-Q; and provided further that if such release were to occur within nine trading days of a regularly scheduled trading black-out period, the above referenced early expiration period will instead be the second trading day immediately following the expiration of such trading black-out period. In addition, with respect to shares not released as a result of such early release, if 180 days after the date of this prospectus occurs within nine trading days of a regularly scheduled trading black-out period, the restricted period will expire on the tenth trading day immediately preceding the commencement of such trading black-out period. Under our insider trading policy to be effective upon the closing of this offering, our regularly scheduled trading black-out periods begin on the 15th day of the third month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of our financial results for such quarter.

The restrictions described above are subject to specified exceptions, including the following:

(A) transfers of shares of common stock acquired in open market transactions after the completion of this offering provided that no filing under the Exchange Act reporting a reduction in beneficial ownership of shares would be required or voluntarily made;

(B) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (1) as a bona fide gift, (2) to an immediate family member or to any trust for the direct or indirect benefit of the lock-up party or an immediate family member of the lock-up party, (3) to any corporation, partnership, limited liability company, investment fund or other entity controlled or managed, or under common control or management of the lock-up party, or (4) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or an immediate family member of the lock-up party,

(C) transfers or distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by a lock-up party that is a corporation, partnership, limited liability company, trust or other business entity (1) to current or former general or limited partners, managers, members, stockholders or holders of similar equity interests in the lock-up party or (2) to the estates of any of the foregoing;

(D) the transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with the vesting of equity awards and “net” or “cashless” exercise or settlement of stock options, restricted stock units or other equity awards or securities convertible or exercisable or exchangeable for common stock (including any transfer for the payment of taxes due or payment of the exercise price due as a result of such vesting or exercise whether by means of a “net settlement” or otherwise), provided that, (1) any such transfer shall only be permitted to us pursuant to an employee benefit plan or other security convertible into or exercisable or exchangeable for common stock disclosed in this prospectus used to sell shares of Class A common stock; (2) no public disclosure or filing shall be made voluntarily during the restricted period nor shall be required within 30 days after the date of this prospectus and (3) the lock-up party may exercise any option held by the lock-up party if such option would otherwise terminate or expire in accordance with its terms during the restricted period, even if in each case exercise would require a filing under Section 16(a) of the Exchange Act;

(E) sales of shares of Class A common stock pursuant to the terms of the Underwriting Agreement;

(F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period (other than any shares that are no longer subject to the restrictions under the lock-up agreement due to the early lock-up expiration as provided above);

(G) the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock that occurs by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order;

(H) the reclassification and conversion of shares of our common stock and preferred stock into shares of Class B common stock and the conversion of Class B common stock into shares of Class A common stock, provided that, in each case, such shares remain subject to the terms of the lock-up agreement; or

(I) the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors, made to all holders of common stock involving a change of control, provided that, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the lock-up party will remain subject to terms of the lock-up agreement, provided that:

•	in the case of any transfer or distribution pursuant to clauses (B), (C) and (G) above, each donee, trustee, distributee or transferee shall sign and deliver a lock-up agreement,

•

in the case of any transfer or distribution pursuant to clauses (B) and (C) above, (1) no filing under the Exchange Act reporting a reduction in beneficial ownership of shares of common stock would be required or be voluntarily made and (2) such transfer or distribution would not involve a disposition for value, and

•

in the case of any transfer or distribution pursuant to clauses (D) and (F) through (H) above, any filing required by Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the such transfer or distribution is being made pursuant to the circumstances described in the applicable clause. Goldman Sachs & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time, subject to applicable notice requirements.

Prior to the offering, there has been no public market for the shares of our Class A common stock. The initial public offering price has been negotiated between us and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our Class A common stock on the The Nasdaq Stock Market under the symbol “ACVA.”

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our and their share of the total expenses of the offering, excluding estimated underwriting discounts and commissions, will be approximately $                . We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $                 and expenses incurred in connection with the directed share program.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

At our request, the underwriters have reserved for sale, at the initial public offering price per share, up to 5% of the shares of Class A common stock offered by this prospectus to certain individuals, including our directors, employees and certain friends and family of ACV identified by our directors and management, through a directed share program. Any shares purchased in the directed share program will not be subject to a lock-up restriction, except in the case of shares purchased by any director or executive officer. The number of shares of Class A common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered under this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares. The directed share program will be arranged through             .

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The shares of our Class A common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares of Class A common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares of our Class A common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The shares of our Class A common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the shares of our Class A common stock or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares of our Class A common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Canada

The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.

Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares of Class A common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock being offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of ACV Auctions Inc. at December 31, 2020 and 2019, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov.

We also maintain a website at www.acvauctions.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of ACV Auctions Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ACV Auctions Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

New York, NY

February 26, 2021

ACV AUCTIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenue:
Marketplace and service revenue	$173,120	$87,750
Customer assurance revenue	35,237	19,097

Total revenue	208,357	106,847
Operating expenses:
Marketplace and service cost of revenue (excluding depreciation & amortization)	83,553	65,962
Customer assurance cost of revenue (excluding depreciation & amortization)	29,496	16,816
Operations and technology	64,998	39,626
Selling, general, and administrative	64,882	62,439
Depreciation and amortization	6,075	1,286

Total operating expenses	249,004	186,129

Loss from operations	(40,647)	(79,282)
Other income (expense):
Interest income	748	2,093
Interest expense	(633)	—

Total other income (expense)	115	2,093
Loss before income taxes	(40,532)	(77,189)
Provision for income taxes	489	27

Net loss	$(41,021)	$(77,216)

Weighted-average shares - basic and diluted	43,193,019	36,740,501

Net loss per share - basic and diluted	$(0.95)	$(2.10)

The accompanying notes are an integral part of these consolidated financial statements.

ACV AUCTIONS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(41,021)	$(77,216)

Other comprehensive loss:
Foreign currency translation loss	(56)	(1)

Comprehensive loss	$(41,077)	$(77,217)

The accompanying notes are an integral part of these consolidated financial statements.

ACV AUCTIONS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2020	December 31, 2019
Assets
Current Assets :
Cash and cash equivalents	$233,725	$182,275
Trade receivables (net of allowance of $2,093 and $1,352)	104,138	80,089
Finance receivables (net of allowance of $40 and $65)	8,501	3,188
Other current assets	8,041	2,646

Total current assets	354,405	268,198
Property and equipment, net	4,912	3,520
Goodwill	21,820	16,070
Acquired intangible assets, net	11,491	9,003
Internal-use software costs, net	7,775	3,763
Operating lease right-of-use assets	2,000	1,888
Other assets	2,147	2,076

Total assets	404,550	304,518

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities :
Accounts payable	151,967	85,827
Accrued payroll	8,109	4,322
Accrued other liabilities	4,375	4,737
Deferred revenue	1,504	2,330
Operating lease liabilities	746	466

Total current liabilities	166,701	97,682
Long-term operating lease liabilities	1,323	1,485
Long-term debt	4,832	—
Other long-term liabilities	5,054	25

Total liabilities	$177,910	$99,192

Commitments and Contingencies (Note 6)

The accompanying notes are an integral part of these consolidated financial statements.

ACV AUCTIONS INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(in thousands, except share data)

	December 31, 2020	December 31, 2019
Convertible Preferred Stock :
Convertible preferred stock; $0.001 par value; 230,538,501 and 221,254,391 shares issued and outstanding at December 31, 2020 and 2019, respectively	366,332	311,468

Stockholders’ Deficit :
Common stock; $0.001 par value; 311,100,000 and 296,200,000 shares authorized; 44,664,118 and 42,156,771 shares issued and outstanding at December 31, 2020 and 2019, respectively	45	42
Additional paid-in capital	27,299	19,775
Accumulated deficit	(166,979)	(125,958)
Accumulated other comprehensive loss	(57)	(1)

Total stockholders’ deficit	(139,692)	(106,142)

Total liabilities, convertible preferred stock and stockholders’ deficit	$404,550	$304,518

The accompanying notes are an integral part of these consolidated financial statements.

ACV AUCTIONS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount	Shares	Par Value
Balance, January 1, 2019	191,386,624	$149,594	35,858,624	$36	$7,541	$(48,742)	$—	$(41,165)

Issuance of Series D Preferred Stock net of issuance costs of $142	935,722	2,058
Issuance of Series E Preferred Stock net of issuance costs of $184	28,932,045	159,816
Net loss						(77,216)		(77,216)
Other comprehensive loss							(1)	(1)
Stock-based compensation					998			998
Exercise of common stock options			1,423,147	1	272			273
True Frame acquisition			4,875,000	5	10,964			10,969

Balance, December 31, 2019	221,254,391	$311,468	42,156,771	$42	$19,775	$(125,958)	$(1)	$(106,142)

Issuance of Series E-1 Preferred Stock net of issuance costs of $136	9,284,110	54,864
Net loss						(41,021)		(41,021)
Other comprehensive loss							(56)	(56)
Stock-based compensation					5,705			5,705
Exercise of common stock options			2,507,347	3	1,819			1,822

Balance, December 31, 2020	230,538,501	$366,332	44,664,118	$45	$27,299	$(166,979)	$(57)	$(139,692)

The accompanying notes are an integral part of these consolidated financial statements.

ACV AUCTIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31, 2020	Years Ended December 31, 2019
Cash Flows from Operating Activities
Net loss	$(41,021)	$(77,216)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,244	1,839
Stock-based compensation expense	5,705	998
Provision for bad debt	5,181	2,800
Non-cash operating lease costs	5	62
(Gain) on contingent liabilities	(3,063)	—
Other non-cash, net	896	362
Changes in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(29,226)	(51,952)
Prepaid expenses & other current assets	(5,702)	(1,701)
Accounts payable	66,217	46,409
Accrued payroll	4,095	2,520
Accrued other liabilities	(891)	2,772
Deferred revenue	(825)	1,473
Other long-term liabilities	2,418	—
Other assets	(665)	(826)

Net cash provided by (used in) operating activities	10,368	(72,460)

Cash Flows from Investing Activities
Net increase in finance receivables	(5,288)	(3,253)
Purchases of property and equipment	(3,503)	(3,373)
Capitalization of software costs	(5,382)	(3,220)
Acquisition of businesses (net of cash acquired)	(5,500)	(14,835)

Net cash used in investing activities	(19,673)	(24,681)

Cash Flows from Financing Activities
Proceeds from long term debt	6,787	—
Payments towards long term debt	(1,980)	—
Proceeds from issuance of Series D preferred stock	—	2,200
Proceeds from issuance of Series E preferred stock	—	160,000
Proceeds from issuance of Series E1 preferred stock	55,000	—
Payment for debt issuance and other financing costs	(738)	(776)
Proceeds from exercise of common stock options	1,822	273
Other financing activities, net	(136)	(171)

Net cash provided by financing activities	60,755	161,526
Net increase in cash and cash equivalents	51,450	64,385
Cash and cash equivalents, beginning of year	182,275	117,890

Cash and cash equivalents, end of year	$233,725	$182,275

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$171	$—
Income taxes	$59	$30
Cash paid included in the measurement of operating lease liabilities	$770	$295
Non-cash investing and financing activities:
Purchase of property and equipment in accounts payable	$133	$348
Right-of-use assets obtained, including initial adoption	$718	$2,146
Contingent consideration	$5,700	$—

The accompanying notes are an integral part of these consolidated financial statements.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business—ACV Auctions Inc. (“the Company”) was formed on December 31, 2014. The Company operates in one industry segment, providing a digital wholesale auction marketplace (the “Marketplace”) to facilitate business-to-business used vehicle sales between a selling dealership (“Seller”) and a buying dealership (“Buyer”). Customers using the Marketplace are licensed automotive dealerships or other commercial automotive enterprises. At the election of the customer purchasing a vehicle, the Company can arrange third-party transportation services for the delivery of the purchased vehicle through its wholly owned subsidiary, ACV Transportation LLC. The Company can also provide the customer financing for the purchased vehicle through its wholly owned subsidiary, ACV Capital LLC. ACV also provides data services that offer insights into the condition and value of used vehicles for transactions both on and off our Marketplace, which help dealerships, their end customers, and commercial partners make more informed decisions to transact with confidence and efficiency. Customers using data services are licensed automotive dealerships or other commercial automotive enterprises. All services are provided in the United States and are supported by the Company’s operations which are in both the United States and Canada.

Basis of Preparation—The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of ACV Auctions Inc. and all of its subsidiaries. All significant intercompany balances and transactions of consolidated subsidiaries have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Management Estimates—The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, allowance for doubtful receivables, contingent consideration, fair value of guarantees, loss estimates related to guarantee claims, fair value of stock-based awards, estimated useful lives and recoverability of long-lived assets, fair value and useful lives of acquired intangible assets, fair value of stock consideration, and accounting for income taxes, including the valuation allowance on deferred tax assets.

Emerging Growth Company—The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Segment Reporting—Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Chief Executive Officer (“CEO”). The CEO reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

Cash and Cash Equivalents—The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Receivables – Trade receivables include the price of the auctioned vehicle and fees due for services. Trade receivables are recorded net of the allowance for doubtful receivables at net realizable value. Trade receivables are due either upon the close of an auction, or upon the delivery of title from the Seller to the Company, depending on the terms agreed with the customer.

Finance receivables represent amounts borrowed by Buyers selecting to finance the purchase of an auctioned vehicle and related fees and are collateralized by the auctioned vehicle. Finance receivables are recorded net of the allowance for doubtful receivables at net realizable value. Finance receivables are due upon maturity or upon the subsequent sale of the purchased vehicle, whichever comes first. Finance receivables are placed on nonaccrual status when principal or interest becomes delinquent, which is generally 31 days past due unless management determines that the finance receivable status clearly warrants other treatment. Nonaccrual finance receivables are returned to accrual status when all past due principal and interest payments have been paid by the borrower. While on nonaccrual status, interest is not recognized into income.

For trade receivables and finance receivables, management considers factors such as age of the receivable, customer history, existing economic conditions, and overall portfolio credit quality to estimate an allowance for doubtful receivables. Upon management’s determination of uncollectibility, such accounts are written off against the allowance for doubtful receivables.

Other Current Assets – Other current assets include prepaid expenses and other receivables.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Property and Equipment, net – Property and equipment is stated at cost, net of accumulated depreciation. Improvements are generally capitalized. The costs of maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the approximate economic useful lives of the assets. Depreciation of the cost of improvements to leased properties is made using the straight-line method based on the shorter of the estimated useful life or applicable lease period. The estimated useful lives of our property and equipment are generally as follows:

Computer equipment and devices	2-3 years
Inspection and trade show equipment	2-5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of economic life or lease term

Internal-Use Software Costs, net—The Company capitalizes its internal-use software costs during the application development stage. Costs related to preliminary project activities and post implementation activities are expensed as incurred. This software is amortized on a straight-line basis over its estimated useful life, generally three years. The Company evaluates the useful lives of these assets on an annual basis, or more frequently when warranted.

Leases—The Company determines if an arrangement is a lease at inception. Operating leases with a term greater than twelve months are included in Operating lease right-of-use (“ROU”) assets, Current operating lease liabilities, and Long-term operating lease liabilities in our Consolidated Balance Sheets. The Company has elected to account for operating leases with a term less than twelve months to be expensed as incurred. Short-term operating lease expenses were not material for the years ended December 31, 2020 and 2019.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The Company’s operating leases have lease and non-lease components for which the Company has elected to apply the practical expedient and account for each lease component and related non-lease component as one single component. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company is unable to determine the lessor’s implicit rate and uses their incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. An individual lease’s term may include an option to extend or terminate the lease when it is reasonably certain that the option will be exercised. Operating lease expense is recognized on a straight-line basis over the lease term.

Goodwill & Acquired Intangible Assets, net—Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net tangible and intangible assets acquired. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives. The Company evaluates the estimated remaining useful lives of acquired intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Goodwill is not amortized, but rather is subject to an impairment test.

The Company evaluates goodwill for impairment annually as one singular reporting unit, on October 1 or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. The Company’s policy is to first perform a qualitative

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

assessment to determine whether it was more likely than not that the reporting unit’s carrying value is less than its fair value, indicating the potential for goodwill impairment. If the reporting unit fails the qualitative test, then the Company proceeds with a quantitative test. The Company then determines whether the reporting unit fair value is less than its carrying amount, and if it is, the Company recognizes a goodwill impairment equal to the difference between the carrying amount of the reporting unit and its fair value, not to exceed the carrying amount of goodwill. The Company did not identify any impairment of its goodwill for the years ended December 31, 2020 and 2019.

Impairment of Long-Lived Assets—The Company periodically reviews long-lived assets, which consist of its property and equipment, internal-use software and other finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is impaired or the estimated useful lives are no longer appropriate. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the assets down to their estimated fair values. The Company did not identify any impairment losses related to the Company’s long-lived assets during the years ended December 31, 2020 and 2019.

Other Assets—Other assets include costs incurred to obtain a revolving debt facility, implementation costs for hosted software arrangements, deferred offering costs, and other long-term assets. Implementation costs of hosted software arrangements are in connection with information technology systems used to support operational processing of transactions, human resource management, and financial processes. Deferred offering costs consist of direct incremental legal, accounting, consulting and other offerings costs relating to the Initial Public Offering (“IPO”) and are capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the IPO. In the event the planned IPO is terminated, the deferred offering costs will be expensed. There were no deferred offering costs capitalized as of December 31, 2019. As of December 31, 2020, there was $0.8 million of deferred offering costs recorded.

Commitments and Contingencies—The Company may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. When the Company determines that a loss is both probable and reasonably estimable, a liability is recorded and disclosed if the amount is material to the consolidated financial statements taken as a whole. When a material loss contingency is only reasonably possible, the Company does not record a liability, but instead discloses the nature and the amount of the claim, and an estimate of the loss or range of loss, if such an estimate can reasonably be made. Accruals for contingencies including litigation are included in Accrued other liabilities at undiscounted amounts. These accruals are adjusted periodically as additional information becomes available. If the amount of an actual loss is greater than the amount accrued, this could have an adverse impact on our operating results in that period.

Revenue Recognition—The Company generates revenue from contracts with customers. Revenue is recognized when control of the promised services is transferred to customers in an amount that reflects the consideration that the Company expects to receive in exchange for those services. Determining whether performance obligations should be accounted for separately or combined may require significant judgment. For each performance obligation within a contract, the Company evaluates whether it acts as the principal or as an agent. When the Company acts as the principal, revenue is recognized in the gross amount of the consideration received from the customer at the point in time the services are completed. When the Company acts as the agent, revenue is recognized net of the consideration due to a third party at the point in time when the services are provided.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

In contracts with multiple performance obligations, the Company allocates the transaction price to each distinct performance obligation proportionately based on the estimated stand-alone selling price (“SSP”) of each performance obligation. The Company uses an observable price to determine the SSP for each performance obligation. Where observable prices are not available, an expected cost-plus margin approach is used. The Company then determines how the services are transferred to the customer to determine the timing of revenue recognition.

From time to time we provide promotions and incentives to Buyers and Sellers in various forms including discounts on fees, credits and rebates. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue when revenue is recognized.

Commissions paid to sales representatives and related payroll taxes are considered costs to obtain a contract. ASC 340 requires costs to obtain a contract with a customer within the scope of ASC 606 to be capitalized and amortized over the period of benefit. The Company has elected the practical expedient available under ASC 340-40-25-4 to immediately expense the incremental cost of obtaining a contract when the underlying related asset would have been amortized over one year or less.

The Company has utilized the practical expedient available under ASC 606-10-50-14 and does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Marketplace and service revenue—Marketplace and service revenue consists principally of revenues earned from facilitating an auction on the Marketplace and arranging for the transportation of vehicles purchased on the Marketplace to the Buyer. In the course of facilitating an auction on the marketplace, the Seller may elect for the Company to perform a wholesale auction inspection of the vehicle. Marketplace and service revenue also consists of data services that offer insights into the condition and value of used vehicles for transactions both on and off our Marketplace, by providing the customer an inspection of the vehicle and an inspection report.

Revenue earned from facilitating a vehicle auction through the Marketplace is recognized at a point in time when the vehicle is sold. The Company acts as an agent when facilitating a vehicle auction through the Marketplace. Accordingly, auction and related fees charged to the Buyer and Seller are reported as revenue on a net basis, excluding the price of the auctioned vehicle in the transaction.

Revenue from transportation services is recognized over time as delivery is completed. In providing its transportation services, the Company leverages its network of third-party transportation carriers and arranges for the transportation of the vehicle to the Buyer. The Company is the principal for transportation services. Transportation fees charged to the Buyer are reported on a gross basis.

Data services revenue is recognized at a point in time when the vehicle inspection and report is completed and delivered to the customer.

Deferred revenue primarily consists of fees received for transportation services related to unsatisfied performance obligations at the end of the period. Due to the generally short-term duration of contracts, the performance obligations are satisfied, and the deferred revenue is recognized in the following reporting period.

Timing of revenue recognition may differ from the timing of payment from customers. Accounts receivable represents amounts invoiced, which include the price of the auctioned vehicle and related fees charged to a Buyer, where the Company has the unconditional right to payment.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company offers short-term financing to eligible customers purchasing vehicles through the Marketplace. These financing fees are accounted for under ASC 310-20, Nonrefundable Fees and Other Costs, and therefore are not subject to evaluation under ASC 606. Financing fees are recognized ratably over the duration of the financing arrangement. Financing fees were not material for the years ended December 31, 2020 and 2019.

Customer assurance revenue—Customer assurance revenue represents the implied premium received for certain guarantees. Refer to Note 6 for additional information.

Marketplace and service cost of revenue—Marketplace and service cost of revenue consists of third-party transportation carrier costs, titles shipping costs, customer support, website hosting costs, inspection costs related to data services, and various other costs. These costs include personnel-related costs and related stock-based compensation expenses.

Customer assurance cost of revenue—Customer assurance cost of revenue consists of the costs related to satisfying claims against guarantees. Refer to Note 6 for additional information.

Operations and technology – Operations and technology costs consist of expenses for wholesale auction inspections, personnel costs related to payments and titles processing, transportation processing, product and engineering, and other general operations and technology expenses. These costs include personnel-related costs and related stock-based compensation expenses.

Selling, general and administrative—Selling, general and administrative expense consists of costs resulting from sales, accounting, finance, legal, marketing, human resources, executive, and other administrative activities. These costs include personnel-related costs, related stock-based compensation expenses, and legal and other professional services expenses.

Also included in selling, general and administrative is advertising and marketing costs to promote our services, which are expensed as incurred. Advertising and marketing expenses were $2.3 million and $3.6 million for the years ended December 31, 2020 and 2019, respectively.

Depreciation and amortization—Depreciation and amortization expense consists of depreciation of fixed assets, and amortization of acquired intangible assets and internal-use software. Amortization of implementation costs for hosted software arrangements is included within Operations and technology and Selling, general, and administrative, as applicable, consistently with the classification of the related hosted software fees. For the years ended December 31, 2020 and 2019, amortization of hosted software has been reported in the Consolidated Statements of Operations as follows (in thousands):

	2020	2019
Operations and technology	$1,076	$448
Selling, general, and administrative	68	106

Stock-Based Compensation—The Company uses the fair value recognition provisions of ASC 718, Compensation – Stock Compensation. The estimated fair value of each Common Stock option award is calculated on the date of grant using the Black-Scholes option pricing model. Application of

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

the Black-Scholes option pricing model requires significant judgment, and involves the use of subjective assumptions including:

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock option awards granted, the simplified method was used to determine the expected term for awards issued to employees.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the stock-based awards’ expected term.

Expected Volatility—Since the Company is privately held and does not have a trading history of common stock, the expected volatility is derived from the average historical volatilities of the common stock of several public companies considered to be comparable to the Company over a period equivalent to the expected term of the stock-based awards.

Dividend Rate—The expected dividend rate is zero as the Company has not paid and does not anticipate paying any dividends in the foreseeable future.

Fair Value of Common Stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors, with input from management considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved.

Valuations of the common stock performed by a third-party valuation specialist are in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. Factors taken into consideration in assessing the fair value of the Company’s common stock include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s convertible preferred stock relative to those of its common stock; (iii) the likelihood and timing of achieving a qualifying event, such as an IPO or sale of the Company given prevailing market conditions; (iv) actual operating and financial results; and (v) precedent transactions involving the Company’s shares.

The Company measures all stock options and other stock-based awards granted to employees, directors, consultants and other nonemployees based on the fair value on the date of the grant. The options vest based on a graded scale over the stated vesting period, and compensation expense is recognized based on their grant date fair value on a straight-line basis over the vesting period. Forfeitures are recognized as they occur.

The fair value of restricted stock awards and units are determined based on the estimated market price of the Company’s Common Stock on the grant date. The awards and units vest over time and compensation expense is recognized based on their grant fair value ratably over the vesting period.

The Company classifies stock-based compensation expense in its Consolidated Statements of Operations in the same way the payroll costs or service payments are classified for the related stock-based award recipient.

Income Taxes—The Company accounts for income taxes in accordance with ASC 740, Income Taxes. This standard requires, among other things, recognition of deferred tax assets and liabilities for

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

future tax consequences, measured by enacted rates attributable to temporary differences between financial statement and income tax bases of assets and liabilities, and net operating loss and tax credit carryforwards to the extent that realization of such benefits is more likely than not.

The Company’s management evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the tax position. Management has analyzed the Company’s tax positions and has concluded that as of December 31, 2020, there are no uncertain positions taken or expected to be taken that would require recognition or disclosure in the consolidated financial statements. Under the Company’s policy, interest and penalties would be expensed as incurred and reported within the Other income section of the Consolidated Statements of Operations.

Foreign Currency—The functional currency of the Company’s Canadian subsidiary is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for assets and liabilities using current exchange rates in effect at the balance sheet date, and for revenue and expense activity using the applicable month’s average exchange rates. Foreign currency translation gains and losses are included as a component of the Consolidated Statements of Comprehensive Loss. Foreign currency transaction gains and losses are reported within the Other income section of the Consolidated Statements of Operations.

Net Loss Per Share Attributable to Common Stockholders—Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period.

Diluted net loss per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, adjusted to reflect potentially dilutive securities using the treasury stock method for the purchase of the Company’s common stock, stock option awards and restricted stock awards and units. Due to the Company’s loss from continuing operations, net of income taxes: (i) convertible preferred stock, (ii) unvested restricted stock, and (iii) stock options not subject to performance conditions, were not included in the computation of diluted net loss per share attributable to common stockholders, as the effects would be anti-dilutive. Accordingly, basic and diluted net loss per share attributable to common stockholders are equal for the years presented.

Fair Value Measurements and Financial Instruments—Fair value accounting is applied for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets and liabilities.

Level 2: Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Level 3: Unobservable inputs in which there is little or no market data which require the Company to develop its own assumptions.

The Company’s financial instruments primarily consist of cash and cash equivalents, trade and finance accounts receivable and accounts payable whose carrying values approximate fair value due to the short-term nature of those instruments.

The following table provides a description of accounting standards that were adopted by the Company as well as standards that are not yet adopted that could have an impact to the consolidated financial statements upon adoption.

Accounting Standard Update	Description	Required date of adoption	Effect on consolidated financial statements
Accounting Standards Adopted
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU 2018-15)	This guidance outlines the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract, along with clarified presentation guidance.	January 1, 2021 Early adoption permitted	This guidance was early adopted as of January 1, 2018 utilizing the retrospective method and did not have a material impact to the consolidated financial statements.
Leases (ASU 2016-02, 2018-01, 2018-10, 2018-11, 2018-20, 2019-01)	The new guidance requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions.	January 1, 2021 Early adoption permitted	The guidance was early adopted as of January 1, 2019 utilizing the modified retrospective method, and elected the practical expedients listed in ASC 842-10-65-1(f).
Simplifying the Test for Goodwill Impairment (ASU 2017-04)	This guidance simplifies the goodwill impairment test by eliminating Step 2.	January 1, 2023 Early adoption permitted	The Company adopted this guidance as of January 1, 2019. It did not have a material impact on the consolidated financial statements.
Accounting Standards Not Yet Adopted
Measurement of Credit Losses on Financial Instruments (ASU 2016-13, 2018-19, 2019-04, 2019-05, 2019-10, 2019-11, 2020-02, 2020-03)	The guidance changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded.	January 1, 2023 Early adoption permitted	The Company is currently evaluating the impact this guidance may have on the consolidated financial statements.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Accounting Standard Update	Description	Required date of adoption	Effect on consolidated financial statements
Simplifying the Accounting for Income Taxes (ASU 2019-12)	This guidance simplifies the accounting for income taxes as part as part of FASB’s overall initiative to reduce complexity in accounting standards. Amendments include the removal of certain exceptions to the general principles of ASC 740, Income taxes.	January 1, 2022 Early adoption permitted	The Company is currently evaluating the impact this guidance may have on the consolidated financial statements.

The Company reviewed all other recently issued accounting standards and concluded that they were not applicable to the consolidated financial statements.

2. Concentration of Credit Risk

Cash and cash equivalents consist of cash deposited at financial institutions that management believes are of high credit quality, and short-term high credit-quality money market funds. The Company has not experienced any losses on such amounts.

Due to the nature of our business, substantially all revenue is earned and trade and finance receivables are due from dealerships and commercial partners. No individual customer accounted for more than 10% of revenue for the years ended December 31, 2020 and 2019. No individual customer accounted for more than 10% of accounts receivable at December 31, 2020 and 2019.

3. Accounts Receivables & Allowance for Doubtful Receivables

The Company maintains an allowance for doubtful receivables that in management’s judgement reflects losses inherent in the portfolio. A provision for doubtful receivables is recorded to adjust the level of the allowance as deemed necessary by management.

Changes in the allowance for doubtful trade receivables for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Beginning balance	$1,352	$753
Provision for bad debt	5,075	2,735
Net write-offs
Write-offs	(6,966)	(2,761)
Recoveries	2,632	625

Net write-offs	(4,334)	(2,136)

Ending balance	$2,093	$1,352

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Changes in the allowance for doubtful financing receivables for the years ended December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Beginning balance	$65	$—
Provision for bad debt	107	65
Net write-offs
Write-offs	(132)	—
Recoveries	—	—

Net write-offs	(132)	—

Ending balance	$40	$65

No recoveries of financing receivables were recorded for the years ended December 31, 2020 and December 31, 2019. The recorded investment in financing receivables on nonaccrual status was not material as of December 31, 2020 and December 31, 2019. The Company held no financing receivables 90 days or more past due and still accruing.

4.	Property and Equipment, net

Property and equipment, net consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Computer equipment and devices	$3,470	$1,969
Inspection and trade show equipment	2,446	1,060
Furniture and fixtures	813	691
Leasehold improvements	622	712

	7,351	4,432
Less accumulated depreciation	(2,439)	(912)

Property and equipment, net	$4,912	$3,520

Depreciation expense for the year ended December 31, 2020 and 2019 totaled $1.7 million and $0.8 million respectively.

5. Internal-Use Software Costs, net

Internal-use software costs, net consisted of the following (in thousands):

		December 31, 2020			December 31, 2019
	Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Computer Software	3 years	$9,738	$(1,963)	$7,775	$4,355	$(592)	$3,763

Amortization expense for the years ended December 31, 2020 and 2019 totaled $1.4 million and $0.4 million, respectively.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Estimated amortization expense on existing internal-use software costs for the next three years is as follows (in thousands):

Year ended December 31, 2020
2021	3,135
2022	2,823
2023	1,817

Total	$7,775

6. Guarantees, Commitments and Contingencies

The Company provides certain guarantees to Sellers in the Marketplace in the ordinary course of business, which are accounted for under ASC 460 as a general guarantee.

Vehicle Condition Guarantees—Sellers must attach a vehicle condition report in the Marketplace for every auction; this vehicle condition report is used by Buyers to inform bid decisions. The Company offers guarantees to Sellers in qualifying situations where the Company performed a vehicle inspection and prepared the vehicle condition report. Sellers must pay an additional fee in exchange for this guarantee. The guarantee provides Sellers protection from paying remedies to Buyers related to a Buyer’s claim that the vehicle condition report did not accurately portray the condition of the vehicle purchased on the Marketplace. The guarantee provides the Company with the right to retain proceeds from the subsequent liquidation of the vehicle covered under the guarantee. The guarantee is typically provided for 10 days after the successful sale of the vehicle on the Marketplace. The fair value of vehicle condition guarantees issued is estimated based on historical results and other qualitative factors. The vehicle condition guarantee revenue is recognized on the earlier of the guarantee expiration date or the guarantee settlement date. The maximum potential payment is the sale price of the vehicle. The total sale price of vehicles for which there was an outstanding guarantee was $95.7 million and $52.2 million at December 31, 2020 and 2019, respectively. The carrying amount of the liability presented in Accrued other liabilities was $1.0 million and $0.7 million at December 31, 2020 and 2019, respectively.

The recognized probable loss contingency, in excess of vehicle condition guarantees recognized, presented in Accrued other liabilities was $1.1 million and $1.2 million at December 31, 2020 and 2019, respectively.

Other Price Guarantees—The Company provides Sellers with a price guarantee for vehicles to be sold on the Marketplace from time to time. If a vehicle sells below the guaranteed price, the Company is responsible for paying the Seller the difference between the guaranteed price and the final sale price. The term of the guarantee is typically less than one week. No material unsettled price guarantees existed at December 31, 2020 and 2019.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

7. Borrowings

The Company’s outstanding long-term debt consisted of the following at December 31, 2020 (in thousands):

	Interest Rate	Maturity Date	December 31, 2020
Revolving credit facility	LIBOR + 5%	June 20, 2022	$4,832

Total long-term debt			$4,832

As of December 31, 2020, the Company had outstanding $4.8 million of indebtedness, consisting entirely of outstanding borrowings under the revolving credit facility. The company had no outstanding debt as of December 31, 2019.

Revolving credit facility

On December 20, 2019, the Company entered into a revolving credit facility with a maximum principal amount of $50.0 million and a maturity date of June 20, 2022. The revolving credit facility was established to provide debt financing in support of the short-term finance receivable product offered to eligible customers purchasing vehicles through the Marketplace and is fully secured by the underlying finance receivable assets. The amount available for borrowing under the revolving credit facility is based on the size of the finance receivable portfolio. As of December 31, 2020, $45.2 million of the revolving line of credit was unused.

The revolving feature on the facility ends on June 20, 2021. Amounts owed at that time will amortize and be due on or before June 20, 2022, depending on the collection of the outstanding finance receivables securing the facility. The facility carried an interest rate of 6% as of December 31, 2020.

The Company’s ability to borrow under the credit facility is subject to ongoing compliance with a combination of financial covenants and non-financial collateral performance metrics. As of December 31, 2020, the Company was in compliance with all of its covenants and collateral performance metrics.

8. Leases

The Company leases office space under operating leases expiring at various dates through 2023. For the year ended December 31, 2020 the Company incurred operating lease costs of $0.8 million. For operating leases, the weighted-average remaining term is 2.6 years with a weighted-average discount rate of 8%

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Maturities of lease liabilities as of December 31, 2020 were as follows (in thousands):

2021	$878
2022	895
2023	508

Total lease payments	2,281

Less imputed interest	(213)

Total	$2,068

9. Convertible Preferred Stock

In 2020, the Company issued 9,284,110 shares of its Series E-1 convertible preferred stock (“Series E-1”) at a price per share of $5.92 for proceeds of approximately $54.9 million, net of issuance costs.

In 2019, the Company issued an additional 935,722 shares of its Series D convertible preferred stock (“Series D”) at a price per share of $2.35 for proceeds of approximately $2.1 million, net of issuance costs.

Also in 2019, the Company issued 28,932,045 shares of its Series E convertible preferred stock (“Series E”) at a price per share of $5.53 for proceeds of approximately $159.8 million, net of issuance costs.

The following table summarizes our authorized, issued, and outstanding convertible preferred stock (in thousands, except for share data):

	2020
	Shares Authorized	Shares Issued and Outstanding	Net Proceeds	Liquidation Preference per Share	Liquidation Value	Conversion Price per Share
Series Seed convertible preferred stock	9,615,250	9,615,250	$1,000	$0.10	$1,000	$0.10
Series Seed 2 convertible preferred stock	6,699,600	6,699,600	998	0.15	998	0.15
Series A convertible preferred stock	36,231,850	36,231,850	5,000	0.14	5,000	0.14
Series B convertible preferred stock	62,748,330	62,748,330	15,000	0.24	15,000	0.24
Series C convertible preferred stock	36,535,641	36,535,641	34,656	0.95	34,698	0.95
Series D convertible preferred stock	40,491,675	40,491,675	94,998	2.35	95,200	2.35
Series E convertible preferred stock	28,932,045	28,932,045	159,816	5.53	160,000	5.53
Series E-1 convertible preferred stock	9,284,110	9,284,110	54,864	5.92	55,000	5.92

Total	230,538,501	230,538,501	$366,332		$366,896

	2019
	Shares Authorized	Shares Issued and Outstanding	Net Proceeds	Liquidation Preference per Share	Liquidation Value	Conversion Price per Share
Series Seed convertible preferred stock	9,615,250	9,615,250	$1,000	$0.10	$1,000	$0.10
Series Seed 2 convertible preferred stock	6,699,600	6,699,600	998	0.15	998	0.15
Series A convertible preferred stock	36,231,850	36,231,850	5,000	0.14	5,000	0.14
Series B convertible preferred stock	62,748,330	62,748,330	15,000	0.24	15,000	0.24
Series C convertible preferred stock	36,535,641	36,535,641	34,656	0.95	34,698	0.95
Series D convertible preferred stock	40,491,675	40,491,675	94,998	2.35	95,200	2.35
Series E convertible preferred stock	28,932,045	28,932,045	159,816	5.53	160,000	5.53

Total	221,254,391	221,254,391	$311,468		$311,896

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The various series of convertible preferred stock presented in the tables above are collectively referred to as “preferred stock”. The rights, privileges, and preferences of the shares of the convertible preferred stock are summarized as follows:

Dividends—Preferred stockholders are entitled to receive dividends on a pari passu basis when and if declared and on a noncumulative basis at the respective dividend rate. For Series Seed and Series Seed 2 preferred stock the dividend rate is 4% of the applicable original purchase price; for Series A, B, C, D, E, and E-1 preferred stock the dividend rate is 8% of the applicable original purchase price. Any additional dividends or distributions shall be distributed among all holders of common stock and Series A preferred, Series B preferred, Series C preferred, Series D preferred, Series E preferred stock, and Series E-1 preferred stock in proportion to the greatest number of whole shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then effective conversion rate.

Voting Rights—Holders of preferred stock shall be entitled to vote on all matters on an as-converted basis.

Board of Directors—Holders of Series A preferred, Series B preferred, and Series C preferred stock as a separate class elect three directors. The lead Series D investor has the right to designate one of the at-large directors. Holders of common stock shall elect the then-acting Chief Executive Office of the Company. Two independent directors may be elected by a majority of the other directors. The rights of the holders of preferred stock to elect directors expire under certain circumstances. In the case of the rights of the holders of the Series A preferred, Series B preferred and Series C preferred stock to elect three directors, those rights apply only as long as at least 9,057,950 shares of Series A preferred and Series B preferred remain outstanding. In the case of the lead Series D investor, its ability to designate one of the at-large directors terminates upon either (i) it no longer owning at least 25% of the shares of Series D preferred stock purchased by it under the Series D purchase agreement or (ii) a qualified public offering or deemed liquidation event with respect to the Company.

Liquidation and Liquidation Preference—In the event of any liquidation of the Company, either voluntary or involuntary, holders of Series Seed preferred, Series A preferred, Series B preferred, Series C preferred, Series D preferred, Series E preferred stock, and Series E-1 preferred stock (“Senior Preferred Stock”) are entitled to be paid on a pari passu basis out of the assets of the Company available for distribution to its stockholders and before any payment shall be made to the holders of Series Seed 2 preferred and common stock an amount equal to the greater of (i) the applicable original issue price plus any declared but unpaid dividends and (ii) the amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into common stock immediately prior to liquidation. If the residual assets are insufficient to pay the preferred shareholders the full amount, holders of the Senior Preferred Stock share ratably in proportion to the respective amounts they would otherwise be paid in full (“Primary Liquidation Amount”). After the Primary Liquidation Amount is paid to Senior Preferred Stock holders, Series Seed 2 preferred stock holders are entitled to be paid on a pari passu basis out of the assets of the Company available for distribution to its stockholders and before any payment shall be made to the holders of common stock an amount equal to the greater of (i) the applicable original issue price plus any declared but unpaid dividends and (ii) the amount per share as would have been payable had all shares of Series Seed 2 preferred stock been converted into common stock immediately prior to liquidation. If the residual assets are insufficient to pay the Series Seed 2 preferred stock holders the full amount, they share ratably in proportion to the respective amounts they would otherwise be paid in full. Any residual amount is then paid ratably to holders of common stock.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Optional Conversion—Each share of preferred stock is convertible, at the option of the holder and without additional consideration, into the number of fully paid and nonassessable shares of common stock at the then effective rate at which shares of the respective series of preferred stock may be converted into shares of common stock.

Mandatory Conversion—Upon either (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering resulting in at least $75.0 million of gross proceeds to the Company, or (b) the election of the requisite holders, all outstanding shares of preferred stock shall automatically be converted into shares of common stock at the then effective rate.

Down-Round Protection—If the Company shall issue any additional stock without consideration or for a consideration per share that is less than the conversion price applicable to any series of preferred stock in effect immediately prior to the issuance of such additional stock, the conversion price for such series in effect immediately prior to each such issuance shall forthwith be determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by this corporation for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of such additional stock.

Other—Convertible preferred stock is classified outside of stockholders’ deficit because the shares contain certain liquidation features that are not solely within the Company’s control. During the years ended December 31, 2020 and 2019, the carrying values of the convertible preferred stock were not adjusted to the deemed liquidation value of such shares as a qualifying liquidation event was not probable. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

10. Revenue

The following table summarizes the primary components of revenue, this level of disaggregation takes into consideration how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors (in thousands):

	2020	2019
Auction marketplace revenue	$99,205	$49,216
Transportation, data, and other services revenue	$73,915	$38,534

Marketplace and service revenue	$173,120	$87,750

Revenue presented in the table above, including the subsequent cash flows, could be negatively impacted by fluctuations in the supply or demand of used vehicles, especially in the case of an economic downturn in the United States.

11. Stock-Based Employee Compensation

Effective March 20, 2015, the Company adopted the ACV Auctions Inc. 2015 Long-Term Incentive Plan (the “Plan”). Employees, outside directors, consultants and advisors of the Company are eligible to participate in the Plan. The Plan allows for the grant of incentive or nonqualified common

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

stock options to purchase shares of the Company’s common stock and also to issue restricted shares of the common stock. The number of common stock reserved for issuance under the Plan was 28,834,352 as of December 31, 2020 and 2019. Each common stock option or restricted stock agreement stipulates the terms of the grant, including vesting, contractual life, exercise price, and other provisions. Common stock options generally vest and become exercisable over a four-year service period with 25% vesting one year from the date of grant or service-inception date and 1/48 vesting monthly over the remaining three-year period. The options expire ten years after the grant date. Restricted shares generally vest over a four-year period from the date of award. There were 678,398 and 7,084,507 awards available for future grant under the Plan at December 31, 2020 and 2019, respectively.

The following table summarizes the stock option activity for the years ended December 31, 2020 and 2019 (in thousands, except for share data):

	Number of Options	Weighted- Average Exercise Price Per Share	Intrinsic Value	Weighted- Average Remaining Contractual Term (in years)
Outstanding, January 1, 2019	15,413,958	$0.17

Granted	5,191,800	1.04
Exercised	(1,423,147)	0.18
Forfeited	(2,689,198)	0.44
Expired	(25,339)	0.24

Outstanding, December 31, 2019	16,468,074	$0.40	$30,415	8.06

Granted	6,870,415	2.60
Exercised	(2,507,347)	0.73
Forfeited	(897,418)	1.24
Expired	(66,888)	0.42

Outstanding, December 31, 2020	19,866,836	$1.08	$129,358	7.80

Exercisable, December 31, 2020	9,869,024	$0.31	$71,893	6.66

Expected to Vest, December 31, 2020	9,997,812	$1.85	$57,465	8.93

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table summarizes the restricted stock award activity for the years ended December 31, 2020 and 2019 (in thousands, except for share data):

	Number	Weighted- Average Grant- Date Fair Value
Outstanding, January 1, 2019	7,055,556	$0.01

Granted	—	—
Vested	(5,555,556)	0.01
Forfeited	—	—

Outstanding, December 31, 2019	1,500,000	$0.01

Granted	—	—
Vested	(1,500,000)	0.01
Forfeited	—	—

Outstanding, December 31, 2020	—	$—

The following table summarizes the restricted stock unit activity for the years ended December 31, 2020 and 2019 (in thousands, except for share data):

	Number	Weighted- Average Grant- Date Fair Value
Outstanding, January 1, 2019	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding, December 31, 2019	—	$—

Granted	500,000	5.26
Vested	—	—
Forfeited	—	—

Outstanding, December 31, 2020	500,000	$5.26

The following weighted-average assumptions for options issued in 2020 and 2019:

	2020	2019
Expected term (in years)	5.91	5.99
Risk-free interest rate	0.66%	2.22%
Expected volatility	53.84%	62.08%
Expected dividend yield	0.00%	0.00%

The fair value of options vested and the intrinsic value from the exercise of options during 2020 and 2019 are as follows (in thousands):

	2020	2019
Fair value of options vested	$40,746	$10,551
Intrinsic value of options exercised	$17,219	$2,940

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The weighted-average grant date fair value of options issued in 2020 and 2019 was $2.58 and $0.61 for each option based on the assumptions outlined above. The cash received from the exercise of options granted under stock-based payment arrangements for the year ended December 31, 2020 and 2019 was $1.8 million and $0.3 million, respectively.

The grant date fair value of shares vested from restricted stock awards at December 31, 2020 and 2019 was $0.4 million. Total stock-based compensation expense is recognized for restricted stock and common stock options granted to employees and non-employees and has been reported in the Consolidated Statements of Operations as follows (in thousands):

	2020	2019
Marketplace and service cost of revenue (excluding depreciation & amortization)	$56	$11
Operations and technology	864	172
Selling, general, and administrative	4,785	815

Stock-based compensation expense	$5,705	$998

In 2020 and 2019, there is approximately $19.2 million and $2.8 million, respectively, of compensation expense to the unvested portion of common stock options and restricted stock agreements that will be recorded as compensation expense over a weighted-average period of 1.37 and 1.01, respectively.

Secondary Sales of Common Stock—During the year ended December 31, 2020, certain investors acquired 870,912 shares of outstanding common stock from certain executives at purchase prices in excess of the estimated fair value at the time of the transactions (“secondary stock sales”). As a result, the Company recorded a total of $2.4 million in stock-based compensation expense for the difference between the price paid by these investors and the estimated fair value on the date of the transaction for the year ended December 31, 2020. This expense was recorded in the Selling, general, and administrative expense line of the Consolidated Statements of Operations. No secondary stock sales resulting in stock-based compensation expense occurred during the year ended December 31, 2019.

12. Employee Benefit Plan

The Company sponsors a 401(k) Profit Sharing Plan covering eligible employees. The Company contributes to this plan on a discretionary basis. No discretionary contributions were made for the years ended December 31, 2020 and 2019.

13. Income Taxes

The Company’s management evaluates its tax positions to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the tax position. Management has analyzed the Company’s tax positions, and concluded that, as of December 31, 2020 and 2019, there are no uncertain tax positions taken or expected to be taken that would require recognition or disclosure in the consolidated financial statements. The Company recorded no interest expense or penalties in its Consolidated Statements of Operations during the years ended December 31, 2020 and 2019. The Company believes it is no longer subject to examination by federal and state taxing authorities for years prior to December 31, 2017.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The components of income tax expense for the years ended December 31, 2020 and 2019 are summarized below (in thousands):

	2020	2019
Current expense (benefit):
Federal	$—	$—
Foreign	33	6
State	76	21

Total current expense (benefit)	109	27
Deferred expense (benefit):
Federal	165	—
Foreign	—	—
State	215	—

Total deferred expense (benefit)	380	—
Total income tax expense	$489	$27

The Company’s deferred tax assets (liabilities) consisted of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$37,224	$28,449
Deferred compensation	771	190
Lease liability	519	497
Accruals and reserves	3,806	2,073

Total gross deferred tax asset	42,320	31,209
Less valuation allowance	(40,114)	(29,643)

Total net deferred tax asset	2,206	1,566

Deferred tax liabilities:
Excess depreciation and amortization	(1,045)	(1,085)
Right of use asset	(502)	(481)
Indefinte lived intangible	(1,038)

Net deferred tax asset	$(379)	$—

The Company measures deferred tax assets and liabilities using enacted tax rates that apply in the year in which the temporary differences are expected to be recovered or paid. A valuation allowance is provided for deferred tax assets (excluding certain deferred tax liabilities related to indefinite lived intangibles) if management believes that it is more likely than not that these items will either expire before the Company is able to realize their benefit or that future realizability is uncertain. The Company recorded a valuation allowance of $40.1 million and $29.6 million at December 31, 2020 and 2019, respectively against its net deferred tax assets due to the uncertainty surrounding the recoverability of such net deferred tax assets, which is an increase of $10.5 million and $20.0 million in the total valuation allowance during 2020 and 2019, respectively.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

A reconciliation of income taxes at the federal statutory rate of 21% to actual income taxes for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	2020	2019
Income tax benefit at federal statutory rate	$(8,513)	$(16,210)
State income taxes, net of federal income tax benefit	(1,584)	(4,014)
Foreign Rate Differential	7	1
Permanent differences	108	248
Increase in valuation allowance	10,471	20,002

Provision for Income Taxes	$489	$27

At December 31, 2020 the provision for income taxes includes a non-cash tax charge of approximately $0.4 million relating to changes in the Company’s long-term deferred tax liability for indefinite-lived intangibles that are not available to offset certain deferred tax assets in determining changes to the Company’s income tax valuation allowance.

At December 31, 2020, the Company has approximately $147.4 million of federal and $118.2 million of state net operating loss carryforwards for income tax purposes. These carryforwards may be used to offset future taxable income, with a portion starting to expire in 2035 and the remainder available indefinitely.

Utilization of the net operating loss and credit carryforwards may be subject to an annual limitation due to the ownership limitations provided by the Internal Revenue Code of 1986, as amended (the “Code”), and similar state provisions. Any annual limitation may result in the expiration of net operating losses and credits before utilization.

14. Acquisitions

ASI Services LLC

On April 20, 2020, the Company acquired certain assets from ASI Services LLC (“ASI”) for a total purchase consideration of $11.2 million. The transaction was accounted for as a business combination under the acquisition method. ASI, headquartered in Cincinnati, OH, was a privately held corporation that primarily focused on providing inspection services for off-lease vehicles to financial institutions. The acquisition of ASI enabled the Company to expand its position in the used vehicle industry and enhance its service offerings with dealers and commercial partners.

The acquisition date fair value of the consideration for the above transaction consisted of the following as of April 20, 2020 (in thousands):

Cash consideration	$5,500
Contingent consideration	5,700

Fair value of purchase consideration	$11,200

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table summarizes the allocation of the aggregate purchase consideration to the fair values of the assets acquired and liabilities assumed as of April 20, 2020 (in thousands):

Assets Acquired
Goodwill	$5,750
Other intangible assets, net	5,450
Operating lease right-of-use assets	718

Total assets acquired	$11,918

Liabilities Assumed
Operating lease liabilities	207
Long-term operating lease liabilities	511

Total liabilities assumed	718

Net assets acquired	$11,200

As of the April 20, 2020 acquisition date, the fair value of the contingent consideration liability was determined to be $5.7 million and was based on the achievement of a revenue target for the 12 months ended December 31, 2020.

The remaining consideration liability was determined to be $2.6 million as of December 31, 2020, is due in 2022, and is recorded in Other long-term liabilities line on the Consolidated Balance Sheet. The revenue target was not met for the year ended December 31, 2020, resulting in the Company recording a $3.1 million gain recorded in the Selling, general and administrative line of the Consolidated Statement of Operations.

The results of operations of ASI have been included in the Company’s consolidated financial results since the date of acquisition. As the Company has determined that the acquisition is not material to its existing operations, certain disclosures, including pro forma financial information, have not been included. The Company incurred acquisition-related legal and consulting fees of $0.3 million in 2020, which were recorded in the Selling, general, and administrative expenses line of the Consolidated Statement of Operations. Goodwill of $2.7 million is deductible for income tax purposes and will be amortized on a straight-line basis over 15 years.

TruePartners USA LLC

On December 16, 2019, the Company acquired 100% of the equity of TruePartners USA LLC (“TruePartners”) for a purchase price of $26.5 million. The transaction was accounted for as a business combination under the acquisition method. TruePartners, headquartered in Fort Lauderdale, FL, was a privately held corporation that specializes in performing comprehensive vehicle inspections for dealers and commercial partners. The acquisition of TruePartners enabled the Company to expand its position in the used vehicle industry and enhance its service offerings with dealers and commercial partners.

The acquisition date fair value of the consideration for the above transaction consisted of the following as of December 16, 2019 (in thousands):

Cash consideration	$15,560
Fair value of upfront stock consideration	10,969

Fair value of purchase consideration	$26,529

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table summarizes the allocation of the aggregate purchase consideration to the fair values of the assets acquired and liabilities assumed as of December 16, 2019 (in thousands):

Assets Acquired
Cash and cash equivalents	$887
Trade receivables	931
Other current assets	8
Property & equipment, net	21
Goodwill	16,070
Other intangible assets, net	9,100
Operating lease right-of-use assets	227

Total assets acquired	$27,244

Liabilities Assumed
Accounts payable	13
Accrued payroll	324
Accrued other liabilities	151
Operating lease liabilities	50
Long-term operating lease liabilities	177

Total liabilities assumed	715

Net assets acquired	$26,529

The Company has a contingent liability related to an earn-out provision based on TruePartners achieving certain revenue targets for fiscal year 2020 and 2021. This contingent liability is accounted for as compensation expense and was not included in the calculation of purchase consideration. The revenue target was not achieved for fiscal year 2020.

The results of operations of TruePartners have been included in the Company’s consolidated financial results since the date of acquisition. As the Company has determined that the acquisition is not material to its existing operations, certain disclosures, including pro forma financial information, have not been included. The Company incurred acquisition-related legal and consulting fees of $0.4 million in 2019, which were recorded in the Selling, general, and administrative expenses line of the Consolidated Statements of Operations. The total amount of goodwill of $16.1 million is deductible for income tax purposes and will be amortized on a straight-line basis over 15 years.

15. Goodwill and Acquired Intangibles

Goodwill consisted of the following (in thousands):

2020
Beginning balance	16,070
Increase for acquisition activity	5,750

Ending balance	$21,820

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Acquired intangible assets, net consisted of the following (in thousands):

		December 31, 2020			December 31, 2019
	Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Vendor Relationships	5 years	6,650	(1,387)	5,263	6,650	(57)	6,593
Customer Relationships	10 -15 years	4,950	(273)	4,677	750	(3)	747
Technology	1 - 2 years	2,950	(1,399)	1,551	1,700	(37)	1,663

Total		$14,550	$(3,059)	$11,491	$9,100	$(97)	$9,003

Estimated amortization expense on acquired intangible assets for the next five years is as follows (in thousands):

Year ended December 31,
2021	3,080
2022	1,842
2023	1,685
2024	1,628
2025	355
Thereafter	2,901

Total	$11,491

16. Fair Value Measurement

The following table summarizes the Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$135,756	$—	$—	$135,756

The Company records guarantees accounted for under ASC 460 at fair value when issued. The fair value of guarantees outstanding as of December 31, 2020 and 2019 was $1.0 million and $0.7 million, respectively. The estimated fair value of the guarantees outstanding is determined based on historical guarantee claim costs, adjusted for qualitative factors and a market participant estimated margin. Historical claim costs and qualitative factors are assumptions that are not readily observable in the marketplace, and the related nonrecurring fair value measurement adjustments have been generally classified as Level 3.

ACV Auctions Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

17. Net Loss Per Share

The numerators and denominators of the basic and diluted net loss per share computations for our common stock are calculated as follows for the year ended December 31, 2020 (in thousands, except share data):

	2020	2019
Numerator:
Net loss attributable to common stockholders	$(41,021)	$(77,216)

Denominator:
Weighted-average number of shares of common stock - Basic and diluted	43,193,019	36,740,501

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.95)	$(2.10)

The following table presents the total weighted-average number of potentially dilutive shares that were excluded from the computation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the period presented:

	2020	2019
Convertible Preferred Stock Series Seed I,
Seed II, A, B, C, D, E and E1	224,306,433	196,874,430
Unvested RSAs and RSUs	348,576	1,458,019
Stock options not subject to performance conditions	15,064,988	7,530,378

18. Subsequent Events

Subsequent events have been evaluated through February 26, 2021 which is the date the financial statements were available to be issued.

From January 1, 2021 to February 26, 2021, the Company granted stock options to purchase an aggregate of 1,267,400 shares of the Company’s common stock at an exercise price of $4.05 per share, and also granted 3,792,472 restricted stock units. The Company expects to recognize aggregate stock-based compensation expense related to these stock option and restricted stock unit grants of approximately $48.9 million over the vesting period. Vesting periods on individual grants are generally 3 or 4 years. The restricted stock units also require that a liquidity event occurs, such as an IPO, in order to begin vesting. The final fair value of these awards will take into account the final pricing of our common stock in the anticipated IPO, and thus the expected aggregate stock-based compensation expense is subject to change.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “ACV,” the “company,” “we,” “our,” “us” or similar terms refer to ACV Auctions Inc. and its subsidiaries.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

SEC registration fee		$10,910
FINRA filing fee		15,500
Exchange listing fee		*
Printing and engraving expenses		*
Legal and other advisory fees and expenses		*
Accounting fees and expenses		*
Custodian, transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and executive officers and permit us to indemnify our other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee or agent of ACV Auctions Inc., provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of ACV Auctions Inc. At present, there is no pending litigation or proceeding involving a director or executive officer of ACV Auctions Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2018:

(1)

We have granted under our 2015 Plan options to purchase an aggregate of 20,333,206 shares of our Class B common stock to a total of 1,882 employees, consultants and directors, having exercise prices ranging from $0.33 to $4.05 per share. 5,963,819 of the options granted under our 2015 Plan have been exercised at a weighted-average exercise price of $0.42 per share.

(2)	We have granted under our 2015 Plan restricted stock units representing an aggregate of 4,292,472 shares of our Class B common stock to eight employees and directors.

(3)

In January 2018 and February 2018, we issued and sold an aggregate of 36,535,641 shares of our Series C convertible preferred stock to 29 accredited investors at a price per share of $0.9497, for an aggregate purchase price of $34.7 million.

(4)

In December 2018, we issued and sold an aggregate of 40,491,675 shares of our Series D convertible preferred stock to 17 accredited investors at a price per share of $2.3511, for an aggregate purchase price of $95.2 million.

(5)

In October 2019 and December 2019, we issued and sold an aggregate of 28,932,045 shares of our Series E convertible preferred stock to 25 accredited investors at a price per share of $5.5302, for an aggregate purchase price of $160.0 million.

(6)

In September 2020, we issued and sold an aggregate of 9,284,110 shares of our Series E-1 convertible preferred stock to 33 accredited investors at a price per share of $5.9241, for an aggregate purchase price of $55.0 million.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Eighth Amended and Restated Certificate of Incorporation of Registrant, as amended, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of the offering.

3.3	Amended and Restated Bylaws of Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of the offering.

4.1*	Form of Class A Common Stock Certificate.

5.1*	Opinion of Cooley LLP.

10.1	Fifth Amended and Restated Investors’ Rights Agreement, dated as of September 2, 2020.

10.2+	2015 Long-Term Incentive Plan and forms of agreements thereunder, as amended February 4, 2021.

10.3+*	2021 Equity Incentive Plan and forms of agreements thereunder.

10.4+*	2021 Employee Stock Purchase Plan and forms of agreements thereunder.

10.5+*	Form of Indemnity Agreement entered into by and between Registrant and each director and executive officer.

10.6+	Amended and Restated Employment Agreement, dated August 12, 2016, by and between the Registrant and George Chamoun.

10.7	Lease Agreement, dated as of November 30, 2017, by and between the Registrant and 640 Ellicott Street, LLC.

10.8	Lease Agreement, dated as of September 26, 2019, by and between the Registrant and Innovation Center Annex, LLC.

21.1	List of Subsidiaries of Registrant.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this registration statement).

*	To be submitted by amendment.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, New York, on February 26, 2021.

ACV AUCTIONS INC.

By:	/s/ George Chamoun
Name:	George Chamoun
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Chamoun and William Zerella, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Chamoun George Chamoun	Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2021

/s/ William Zerella William Zerella	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2021

/s/ Kirsten Castillo Kirsten Castillo	Director	February 26, 2021

/s/ Robert P. Goodman Robert P. Goodman	Director	February 26, 2021

Signature	Title	Date

/s/ Brian Hirsch Brian Hirsch	Director	February 26, 2021

/s/ René F. Jones René F. Jones	Director	February 26, 2021

/s/ Eileen A. Kamerick Eileen A. Kamerick	Director	February 26, 2021

/s/ Brian Radecki Brian Radecki	Director	February 26, 2021